As filed with the Securities and Exchange Commission on July 29, 1997
                                                   Registration Number 333-12685
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        INTEGRATED HEALTH SERVICES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Delaware                          8051                              23-2428312
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)      Classification Code Number)

                             10065 Red Run Boulevard
                          Owings Mills, Maryland 21117
                                 (410) 998-8400

       (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                            Marshall A. Elkins, Esq.
                            Executive Vice President
                               and General Counsel
                        Integrated Health Services, Inc.
                             10065 Red Run Boulevard
                          Owings Mills, Maryland 21117

                                 (410) 998-8400
                                 (410) 998-8719
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:



          Carl E. Kaplan, Esq.                Leslie A. Glew, Esq.
      Fulbright & Jaworski L.L.P.          Senior Vice President and
          666 Fifth Avenue                 Associate General Counsel
       New York, New York 10103        Integrated Health Services, Inc.
           (212) 318-3000                   10065 Red Run Boulevard
           (212) 752-5958                 Owings Mills, Maryland 21117
                                                (410) 998-8400
                                                (410) 998-8719



     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                              ------------------
--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION, DATED JULY 29, 1997


PROSPECTUS

                        INTEGRATED HEALTH SERVICES, INC.
                                OFFER TO EXCHANGE
                                 all outstanding
                    10 1/4% Senior Subordinated Notes due 2006
                   ($150,000,000 principal amount outstanding)
                                       for
               10 1/4% Senior Subordinated Notes due 2006, Series A
                         ($150,000,000 principal amount)
                                   -----------


              THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
                 CITY TIME, ON ,         1997, UNLESS EXTENDED.


                                   -----------

     Integrated Health Services, Inc., a Delaware corporation ("IHS" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of its 10 1/4% Senior Subordinated Notes due 2006, Series A (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2006 (the "Old Notes"), in integral multiples of $1,000. The New Notes will be substantially identical (including principal amount, interest rate and maturity) to the Old Notes for which they may be exchanged pursuant to this offer, except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under a Registration Rights Agreement dated as of May 23, 1996 (the "Registration Rights Agreement"), between the Company and Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Citicorp Securities, Inc. (the "Initial Purchasers"). The Old Notes have been, and the New Notes will be, issued under an Indenture dated as of May 15, 1996 (the "Indenture") between the Company and Signet Trust Company, as Trustee. The New Notes and the Old Notes are together referred to herein as the "10 1/4% Notes." See "The Exchange Offer" and "Description of New Notes." There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.

     The New Notes will be unsecured obligations of the Company, will be subordinated to all present and future Senior Indebtedness and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The New Notes will rank pari passu with the Old Notes, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes"), the Company's 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes") and the Company's 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Senior Notes"), and will be senior to the Company's 6% Convertible Subordinated Debentures due 2003 and the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001. The Indenture under which the New Notes are to be issued will not restrict the incurrence of any other indebtedness by the Company or its subsidiaries under certain circumstances. At March 31, 1997, after giving effect to the issuance of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries (excluding intercompany indebtedness) to which the 10 1/4% Notes are effectively subordinated was approximately $273.8 million. At March 31, 1997, after giving effect to the issuance of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, $450.1 million of indebtedness ranks pari passu with the 10 1/4% Notes. See "Description of the New Notes."

     The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on , 1997, unless extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Signet Trust Company is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. Upon consummation of the Exchange Offer, holders of the Old Notes, whether or not tendered, will no longer be entitled to the contingent increases in the interest rate provided for in the Old Notes.

     SEE "RISK FACTORS", WHICH BEGINS ON PAGE 15 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OLD NOTES IN THE EXCHANGE OFFER.

                                   -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                        (cover page text continued on next page)


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   The date of this Prospectus is     , 1997

(cover page continued)

     The Old Notes were sold by the Company on May 29, 1996 to the Initial Purchasers in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and institutional accredited investors in reliance upon Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."


     The New Notes will bear interest at a rate equal to 10 1/4% per annum and on the same terms as the Old Notes from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from April 30, 1997, the date of the last payment of interest on the Old Notes that are tendered in exchange for the New Notes to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on October 30, 1997. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest on the New Notes will be payable semiannually on April 30 and October 30 of each year commencing on the first such date following the Expiration Date.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder (other than broker-dealers, as set forth below) who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met. IHS has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes constitute a new issue of securities with no established trading market. The Company has applied to list the New Notes on the New York Stock Exchange. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the New Notes. See "Risk Factors - Absence of Public Market for the New Notes."

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. See "Risk Factors - Consequences of the Exchange Offer on Non-Tendering Holders of Old Notes."

(cover page continued)

     The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of Global Securities (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), who will receive New Notes in certificated form. Beneficial interests in the Global Securities representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Securities, New Notes in certificated form will be issued in exchange for the Global Securities on the terms set forth in the Indenture. See "Description of New Notes-Book-Entry, Delivery and Form."

                               ------------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the New Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               ------------------

                                TABLE OF CONTENTS


                                                         PAGE
                                                         -----
Available Information  .................................    4
Incorporation of Certain Documents by Reference   ......    4
Prospectus Summary  ....................................    6
Risk Factors  ..........................................   15
The Company   ..........................................   23
Recent Developments ....................................   24
The Exchange Offer  ....................................   28
Certain Federal Income Tax Consequences  ...............   37
Use of Proceeds  .......................................   37
Capitalization   .......................................   38
Selected Historical Consolidated Financial Data   ......   39
Pro Forma Financial Information ........................   43
Business   .............................................   49
Description of the New Notes    ........................   66
Description of Certain Indebtedness   ..................   86
Plan of Distribution   .................................   89
Legal Matters    .......................................   90
Experts ................................................   90
Index to Consolidated Financial Statements  ............ F-1

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission and that is located at http://www.sec.gov.

     The Company is obligated under the Indenture to remain subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and to continue to file with the Commission such information, documents and other reports which are specified in such sections of the Exchange Act. The Company is obligated to file with the Trustee and cause to be provided to the holders of the 10 1/4% Notes copies of such annual reports and of the information, documents and other reports which the Company is required to file with the Commission.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to IHS that are based on the beliefs of the management of IHS, as well as assumptions made by and information currently available to the management of IHS. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of IHS with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. IHS does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is hereby incorporated by reference herein:


     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (iii)The Company's Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996 and Amendment No. 1 to Form 8-K/A filed July 11, 1997;

     (iv) The Company's Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger among the Company, IHS Acquisition XIX, Inc. and Coram Healthcare Corporation (the "Merger Agreement"), as amended by Form 8-K/A filed April 11, 1997, reporting the termination of the Merger Agreement;

     (v) The Company's Current Report on Form 8-K dated May 23, 1997 reporting the Company's agreement to issue privately an aggregate of $450 million principal amount of the 9 1/2% Senior Notes;

     (vi) The Company's  Current Report on Form 8-K dated May 30, 1997 reporting
          (i) the Company's issuance of an aggregate of $450 million principal amount of the 9 1/2% Senior Notes and (ii) the Company's acceptance for payment of an aggregate of $114,975,000 principal amount of the 9 5/8% Senior Notes and an aggregate of $99,893,000 principal amount of the 10 3/4% Senior Notes pursuant to cash tender offers; and

     (vii)The Company's Current Report on Form 8-K dated July 6, 1997, reporting the execution of the Agreement and Plan of Merger among the Company, IHS Acquisition XXIV, Inc. and RoTech Medical Corporation ("RoTech") relating to the Company's proposed acquisition of RoTech.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the 91st day following the Expiration Date shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to IHS contained in this Prospectus should be read together with the information in the documents incorporated by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM Integrated Health Services, Inc., 10065 Red Run Boulevard, Owings Mills, Maryland 21117, Attention: Marc B. Levin, Executive Vice President- Investor Relations (telephone number: (410) 998-8400). In order to ensure timely delivery of the documents, any requests should be made by , 1997. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the address set forth above.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein.

                                   THE COMPANY

     Integrated Health Services, Inc. ("IHS" or the "Company") is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care and inpatient and outpatient rehabilitation, hospice and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,100 service locations in 41 states.

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, the Company has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; (ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; (iii) developing subacute care units; and (iv) forming strategic alliances with health maintenance organizations, hospital groups and physicians. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations.

     In implementing its post-acute care network strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in October 1996 acquired First American Health Care of Georgia, Inc. ("First American"), a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee, and has entered into an agreement to acquire RoTech Medical Corporation ("RoTech"), a provider of home healthcare products and services, with an emphasis on respiratory and home infusion services, principally to patients in non-urban areas. See "Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of the home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as a referral base for IHS' other services and healthcare capabilities; and (iii) provide a cost-effective site for case management and patient direction.



     The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

     The Company presently operates 172 geriatric care facilities (116 owned or leased and 56 managed) and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third- parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American, for the year ended December 31, 1996, approximately 35% of IHS' revenues were derived from home health and hospice care, approximately 41% were derived from subacute and other ancillary services, approximately 21% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services.

                                THE NOTE OFFERING

THE  OLD NOTES............   The Old Notes  were sold by the  Company on May 29,
                             1996,  to Smith  Barney Inc.,  Donaldson,  Lufkin &
                             Jenrette   Securities   Corporation   and  Citicorp
                             Securities,   Inc.   (the   "Initial   Purchasers")
                             pursuant to a Purchase Agreement dated May 23, 1996
                             (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional accredited investors in reliance upon Section 4(2) of the Securities Act.

REGISTRATION
 RIGHTS  AGREEMENT  ......   Pursuant to the Purchase Agreement, the Company and
                             the Initial  Purchasers entered into a Registration
                             Rights Agreement dated May 23, 1996, which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which will terminate upon the consummation of the Exchange Offer.

                              THE EXCHANGE OFFER

SECURITIES  OFFERED ......   $150,000,000 aggregate  principal amount of 10 1/4%
                             Senior Subordinated Notes due 2006, Series A.

THE  EXCHANGE  OFFER......   $1,000   principal  amount  of  the  New  Notes  in
                             exchange  for each $1,000  principal  amount of Old
                             Notes.   As  of  the  date   hereof,   $150,000,000
                             aggregate   principal   amount  of  Old  Notes  are
                             outstanding.  The Company  will issue the New Notes
                             to  holders  (who have  properly  tendered  and not
                             withdrawn   their  Old   Notes)  as   promptly   as
                             practicable after the Expiration Date.


                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                             Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5,
                             1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION  DATE .........   5:00 p.m., New York City time,     on, 1997, unless
                             the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


INTEREST ON THE NEW NOTES

AND OLD NOTES  ...........   The New Notes will bear interest from their date of
                             issuance.  Holders of Old Notes  that are  accepted
                             for  exchange  will  receive,   in  cash,   accrued
                             interest thereon from April 30, 1997, the date of the last payment of interest on the Old Notes to, but not including, the date of issuance of the New
                             Notes. Such interest will be paid with the first interest payment on the New Notes on October 30, 1997. Accord-ingly, holders of Old Notes that are accepted for exchange will not receive interest on the Old Notes that is accrued but unpaid at the time of tender.
                             Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New
                             Notes.



CONDITIONS TO THE
 EXCHANGE  OFFER .........   The Exchange Offer is subject to certain  customary
                             conditions, which may be waived by the Company in its sole discretion. See "The Exchange Offer -
                             Conditions." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

PROCEDURES  FOR  TENDERING
 OLD NOTES................   Each  holder of Old  Notes  wishing  to accept  the
                             Exchange  Offer  must  complete,  sign and date the
                             accompanying Letter of Transmittal,  or a facsimile
                             thereof,   in  accordance  with  the   instructions
                             contained herein and therein, and mail or otherwise
                             deliver  such  Letter  of   Transmittal,   or  such
                             facsimile, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such New
                             Notes, whether or not such person is the holder, is acquiring the New Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405. In lieu of physical delivery of the certificates representing
                             Old Notes, tendering holders may transfer Old Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer - Procedures for Tendering Old Notes" and "- Guaranteed Delivery
                             Procedures."


SPECIAL PROCEDURES FOR

BENEFICIAL OWNERS .........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. THE TRANSFER OF REGISTERED OWNERSHIP MAY TAKE CONSIDERABLE TIME AND MAY NOT BE ABLE TO BE COMPLETED PRIOR TO THE EXPIRATION DATE. See "The Exchange Offer - Procedures for Tendering Old Notes."



GUARANTEED
 DELIVERY  PROCEDURES  ...   Holders  of Old Notes who wish to tender  their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                             Exchange Offer - Guaranteed Delivery Procedures."

WITHDRAWAL  RIGHTS  ......   Tenders may be  withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The
                             Exchange Offer - Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND

DELIVERY OF NEW NOTES ....   Subject to the terms and conditions of the Exchange
                             Offer,  including the reservation of certain rights
                             by  the  Company,   the  Company  will  accept  for
                             exchange  any and all Old Notes  that are  properly
                             tendered in the Exchange Offer,  and not withdrawn,
                             prior to 5:00  p.m.,  New York  City  time,  on the
                             Expiration   Date.   Subject   to  such  terms  and
                             conditions, the New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -
                             Terms of the Exchange Offer" and " - Conditions."


FEDERAL INCOME TAX
 CONSEQUENCES ............   The exchange  pursuant to the Exchange Offer should
                             not be a  taxable  event  for  Federal  income  tax
                             purposes.   See   "Certain   Federal   Income   Tax
                             Consequences."

EFFECT ON HOLDERS OF
 OLD  NOTES...............   As a result of the making of this  Exchange  Offer,
                             the  Company  will  have   fulfilled   one  of  its
                             obligations under the Registration Rights Agreement
                             and  holders of Old Notes who do not  tender  their
                             Old Notes  will not have any  further  registration
                             rights under the  Registration  Rights Agreement or
                             otherwise.  Such holders will  continue to hold the
                             untendered  Old Notes and will be  entitled  to all
                             the  rights  and  subject  to all  the  limitations
                             applicable  thereto under the Indenture,  except to
                             the extent  such  rights or  limitations,  by their
                             terms,   terminate   or  cease   to  have   further
                             effectiveness  as a result of the  Exchange  Offer.
                             All  untendered  Old  Notes  will  continue  to  be
                             subject  to  certain   restrictions   on  transfer.
                             Accordingly, if any Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Old Notes could be adversely affected.

EXCHANGE  AGENT  .........   Signet  Trust   Company,   the  trustee  under  the
                             Indenture,   is  serving  as  Exchange  Agent  (the
                             "Exchange  Agent") in connection  with the Exchange
                             Offer.


                        SUMMARY OF TERMS OF THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will be freely transferable by holders thereof (subject to the restrictions discussed elsewhere herein), and
(ii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the New Notes."

SECURITIES  OFFERED ......   $150,000,000  principal amount  of  10 1/4%  Senior
                             Subordinated Notes due 2006, Series A.

MATURITY DATE ............   April 30, 2006.


INTEREST PAYMENT DATES ...   April 30 and  October  30,  commencing  October 30,
                             1997.

SUBORDINATION ............   The New Notes are senior  subordinated  obligations
                             of the Company,  and, as such, are  subordinated to
                             all existing and future Senior  Indebtedness of the
                             Company,  which will include indebtedness  pursuant
                             to the Company's  bank credit  facility,  rank pari
                             passu with the Old Notes,  the 9 5/8% Senior Notes,
                             the 10 3/4%  Senior  Notes  and  the 9 1/2%  Senior
                             Notes,   and  are  senior  to  the   Company's   6%
                             Convertible  Subordinated  Debentures  due 2003 and
                             the   Company's   5   3/4%    Convertible    Senior
                             Subordinated  Debentures  due  2001.  The New Notes
                             will  also  be  effectively   subordinated  to  all
                             existing and future  liabilities  of the  Company's
                             subsidiaries.  At  March  31,  1997,  after  giving
                             effect to the issuance of $450 million
                             aggregate  principal  amount  of the 9 1/2%  Senior
                             Notes and the use of  proceeds  therefrom  to repur
                             chase   approximately   $214.9   million   of   its
                             outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, the aggregate amount of Senior
                             Indebtedness and Indebtedness of the Company's subsidiaries (excluding intercompany indebtedness) that would have effectively ranked senior to the New Notes was approximately $273.8 million.

OPTIONAL  REDEMPTION......   The New Notes are  redeemable  for cash at any time
                             after April 30, 2001, at the Company's option, in whole or in part, initially at a redemption price equal to 105.125% of principal amount, declining to 100% of principal amount on April 30, 2004, plus accrued interest thereon to the date fixed for redemption.

CHANGE  IN  CONTROL ......   In the event of a Change in Control, each holder of
                             New Notes may  require  the  Company to  repurchase
                             such  holder's New Notes,  in whole or in part,  at
                             101% of the principal amount thereof,  plus accrued
                             interest  to  the  repurchase  date.  There  is  no
                             assurance   that  the  Company   will  be  able  to
                             repurchase  the New Notes upon the  occurrence of a
                             Change  in  Control.   The  Company's   ability  to
                             repurchase  the New  Notes  following  a Change  in
                             Control will be dependent  upon the Company  having
                             sufficient cash, and may be limited by the terms of
                             the   Company's   Senior    Indebtedness   or   the
                             subordination provisions of the Indenture. The term
                             Change in Control  is limited to certain  specified
                             transactions and, depending upon the circumstances,
                             may  not  include  other  events,  such  as  highly
                             leveraged      transactions,       reorganizations,
                             restructurings, mergers or similar transactions, that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating of the New Notes.

RESTRICTIVE  COVENANTS ...   The  Indenture  under which the Old Notes have been
                             issued  and the New Notes  will be issued  contains
                             certain covenants,  including,  but not limited to,
                             covenants  with respect to the  following  matters:
                             (i) limitations on additional  indebtedness  unless
                             certain  coverage ratios are met; (ii)  limitations
                             on other  subordinated  debt; (iii)  limitations on
                             liens;   (iv)   limitations   on  the  issuance  of
                             preferred stock by the Company's subsidiaries;  (v)
                             limitations on transactions  with affiliates;  (vi)
                             limitations   on   restricted    payments;    (vii)
                             application of the proceeds of certain asset sales;
                             (viii)  limitations on  restrictions  on subsidiary
                             dividends;    (ix)    restrictions    on   mergers,
                             consolidations   and   the   transfer   of  all  or
                             substantially all of the assets of the Company to another person; and (x) limitations on investments and loans.

USE  OF  PROCEEDS.........   There will be no cash  proceeds to the Company from
                             the Exchange Offer. See "Use of Proceeds."

LISTING ..................   The  Company  has  applied  for  listing of the New
                             Notes on the New York Stock Exchange.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)



                                                  YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------
                                                      ACTUAL
                          ---------------------------------------------------------------
                                                                                          PRO FORMA
                             1992        1993        1994         1995         1996        1996(1)
                          ----------- ----------- ------------ ------------ ------------ ------------
STATEMENT OF OPERATIONS
 DATA(3)(4):
 Net revenues   .........  $ 202,096    $ 296,304   $ 712,102   $ 1,178,888  $ 1,434,695  $ 1,881,193
 Operating income be-
  fore fixed charges(5) .     44,546       66,536     146,930       234,321      279,711      250,671
 Depreciation and amor-
  tization(6) ...........      4,334        8,126      26,367        39,961       41,681       52,764
 Interest, net(7)(8)  ...      1,493        5,705      20,602        38,977       64,110       88,178
 Loss from impairment
  of long-lived assets(9)          -            -           -        83,321            -            -
 Other non-recurring
  charges (income)(10) .           -            -           -        49,639      (14,457)      14,812
 Earnings (loss)(11):
  Before income taxes
   and extraordinary
   items  ...............     19,174       30,790      58,979       (42,259)     111,480       19,849
  Before extraordinary
   items  ...............  $  11,888    $  18,782   $  36,862   $   (25,989) $    47,765  $     7,394
OTHER FINANCIAL DATA:
 EBITDA(12)  ............  $  25,001    $  44,621   $ 105,948   $   169,639  $   202,814  $   175,603
 Ratio of EBITDA to
  interest, net(12)   ...       16.7x         7.8x        5.1x          4.4x         3.2x         2.0x
 Ratio of earnings to
  fixed charges(13)   ...        2.8x         2.6x        2.4x          0.3x         2.1x         1.1x
 Capital expenditures:
  Acquisitions(14) ......  $  13,898    $ 209,214   $ 152,791   $    82,686  $   242,819
  Other(15)  ............     27,124       59,959      91,354       145,065      145,902
OTHER OPERATING DATA:
 MSU Beds(16)   .........        624        1,206       2,304         3,172        3,555
 MSU Occupancy  .........       60.1%        69.4%       71.4%         72.0%        77.0%
 Specialty Medical Ser-
  vices Revenues(17) ....       43.6%        54.7%       56.8%         65.4%        69.6%



                              THREE MONTHS ENDED MARCH 31,
                          ------------------------------------
                                  ACTUAL
                          -----------------------  PRO FORMA
                             1996       1997        1997(2)
                          ----------- ----------  ------------
STATEMENT OF OPERATIONS
 DATA(3)(4):
 Net revenues   .........  $ 327,273   $ 460,943  $ 460,943
 Operating income be-
  fore fixed charges(5) .     62,285      90,515     90,515
 Depreciation and amor-
  tization(6)                  8,274      15,030     15,171
 Interest, net(7)(8)  ...     14,214      21,421     23,223
 Loss from impairment
  of long-lived assets(9)          -           -          -
 Other non-recurring
  charges (income)(10) .           -      (1,025)    (1,025)
 Earnings (loss)(11):
  Before income taxes
   and extraordinary
   items  ...............     22,441      31,261     29,318
  Before extraordinary
   items  ...............  $  13,801   $  19,069  $  17,884
OTHER FINANCIAL DATA:
 EBITDA(12)  ............  $  44,929   $  66,687  $  66,687
 Ratio of EBITDA to
  interest, net(12)   ...        3.2x        3.1x       2.9x
 Ratio of earnings to
  fixed charges(13)   ...        2.0x        2.0x       1.9x
 Capital expenditures:
  Acquisitions(14) ......  $  16,581   $  10,975
  Other(15)  ............     35,705      41,096
OTHER OPERATING DATA:
 MSU Beds(16)   .........      3,319       3,620
 MSU Occupancy  .........       75.0%       79.6%
 Specialty Medical Ser-
  vices Revenues(17) ....       67.1%       78.7%


                                                           MARCH 31, 1997
                                                     ---------------------------
                                                      ACTUAL       PRO FORMA(18)
                                                     -----------   -------------
BALANCE SHEET DATA:
 Cash and temporary investments ..................   $  40,504         $  40,504
 Working capital .................................      83,886           104,179
 Total assets ....................................   2,058,078         2,075,322
 Long-term debt, including current portion  ......   1,096,689         1,140,775
 Stockholders' equity  ...........................     574,786           556,618



----------
(1) Gives effect to (i) the sale by IHS of its pharmacy division in July 1996 (the "Pharmacy Sale"), (ii) the sale by IHS of a majority interest in its assisted living services subsidiary in October 1996 (the "ILC Offering"),
     (iii) the acquisition of First American in October 1996 (the "First American Acquisition"), (iv) the acquisition of (a) Vintage Health Care Center, a skilled nursing and assisted living facility, in January 1996,
     (b) Rehab Management Systems, Inc., an outpatient rehabilitation company, in March 1996, (c) Hospice of the Great Lakes, Inc., a hospice company, in May 1996, (d) J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation center, in August 1996, (e) Extendicare of Tennessee, Inc., a home health company, in August 1996, (f) Edgewater Home Infusion Services, Inc., a home infusion company, in August 1996, (g) Century Home Services, Inc., a home health services company, in September 1996, (h) Signature Home Care, Inc., a home health company, in September 1996, (i) Mediq Mobile X-Ray Services, Inc., a mobile diagnostic company, in November 1996, (j) Total Rehab Services, LLC and Total Rehab Services 02, LLC, providers of contract rehabilitation and respiratory services, in November 1996, and (k) Lifeway Inc., a physician and disease state management company, in

     November 1996, (v) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," and (vi) the sale of $450 million aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2007 and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, as if each of the foregoing transactions had occurred on January 1, 1996. See "Recent Developments-Sale of 9 1/2% Senior Subordinated Notes due 2007" and "Unaudited Pro Forma Financial Statements."

(2) Adjusted to reflect the sale of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility as if such sale of 9 1/2% Senior Notes and application of net proceeds therefrom had occurred on January 1, 1997. See "Recent Developments-Sale of 9 1/2% Senior Subordinated Notes due 2007."

(3)  The Company has grown substantially through acquisitions and the opening of
     MSUs,   which   acquisitions  and  MSU  openings   materially   affect  the
     comparability of the financial data reflected herein.

(4) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(o) of Notes to Consolidated Financial Statements.

(5)  Represents  income  from  operations   (excluding  equity  in  earnings  of
     affiliates) before deducting depreciation and amortization, rent, interest, non-recurring charges and income taxes.

(6) Includes amortization of deferred financing costs of $178,000, $306,000, $621,000, $645,000, $1,457,000, $2,212,000, $256,000, $560,000 and $701,000
     for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, pro forma for the year ended December 31, 1996, for the three months ended March 31, 1996 and 1997 and pro forma for the three months ended March 31, 1997, respectively.

(7)  Net of interest income of $1,300,000,  $2,669,000,  $1,121,000, $1,876,000,
     $2,233,000,  $2,233,000,  $1,144,000,  $740,000  and $740,000 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, pro forma for the year ended December 31, 1996, for the three months ended March 31, 1996 and 1997 and pro forma for the three months ended March 31, 1997, respectively.

(8) Interest, net does not include capitalized interest of $860,000, $1,402,000, $3,030,000, $5,155,000, $3,800,000, $3,800,000, $900,000,
     $900,000 and $900,000 for the years ended  December 31, 1992,  1993,  1994,
     1995 and 1996, pro forma for the year ended December 31, 1996, for the three months ended March 31, 1996 and 1997 and pro forma for the three months ended March 31, 1997, respectively.

(9) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000. See "Selected Historical Consolidated Financial Data" and Notes 1(k) and 18 of Notes to Consolidated Financial Statements.

(10) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare, (ii) a $21,915,000 loss on the write-off of accrued management fees, loans and contract acquisition costs related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital and
     (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs. In 1996, consists primarily of (i) a gain of $34,298,000 from the Pharmacy Sale, (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering, (iii) a $7,825,000 loss on the write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1996, pro forma consists primarily of (i) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons, (ii) a
     $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies and (iii) bankruptcy costs incurred by First American of $3,468,000. In 1997 and 1997 pro forma, consists of (i) a gain of $7,578,000 realized on the shares of Capstone Pharmacy Services, Inc. ("Capstone") common stock received in the Pharmacy Sale and (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed transaction with Coram Healthcare Corporation. See "Recent Developments," "Unaudited Pro Forma Financial Information" and Notes 1(g), 1(o) and 18 of Notes to Consolidated Financial Statements.

(11) In 1992, the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,548,000, is presented in the statement of operations for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In
     1993, the Company recorded an extraordinary loss of $3,730,000 on extinguishment of debt relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455,000, is presented in the statement of operations for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565,000, is presented in the statement of operations for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented in the statement of operations for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. In 1996, the Company recorded a loss on extinguishment of debt of $2,327,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the year ended December 31, 1996 as an extraordinary loss of $1,431,000. See "Selected Historical Consolidated Financial Data." As a result of the repurchase of its outstanding 9 5/8% Senior Notes and 10 3/4% Senior Notes with the proceeds of the sale of the 9 1/2% Senior Notes, the Company will record an extraordinary loss on extinguishment of debt of approximately $18,168,000 (net of related income tax effect of approximately $11,616,000) in the second quarter of 1997. See "Recent Developments - Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes" and "- Sale of 9 1/2% Senior Subordinated Notes due 2007."

(12) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability. Pro forma EBITDA for the year ended December 31, 1996 does not give effect to the benefits the Company expects will result from the closure of unprofitable and redundant home healthcare agencies in the fourth quarter of 1996 and the ability to spread home healthcare administrative costs over a larger base following the First American Acquisition.

(13) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss on impairment of long-lived assets and other non-recurring charges, fixed charges exceeded earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss on impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(14) Does not include assumed indebtedness and other liabilities of acquired companies.

(15) Includes renovation costs and equipment purchases.

(16) At the end of the period.

(17) As a percentage of net revenues.

(18) Adjusted to reflect IHS' issuance of $450 million aggregate principal amount of 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility. See "Recent Developments - Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes" and "Sale of 9 1/2% Senior Subordinated Notes due 2007."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before deciding whether to accept the Exchange Offer. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

RISKS RELATED TO SUBSTANTIAL INDEBTEDNESS

     The Company's indebtedness is substantial in relation to its stockholders' equity. At March 31, 1997, IHS' total long-term debt, net of current portion, accounted for 65.3% of its total capitalization. On a pro forma basis, after giving effect to the issuance of $450 million aggregate principal amount of 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, IHS' total long-term debt, net of current portion, at March 31, 1997 accounted for 66.9% of its total pro forma capitalization. See "Capitalization." IHS also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $224.0 million at March 31, 1997. For the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, the Company's rent expense was $77.8 million ($77.0 million on a pro forma basis after giving effect to the First American Acquisition, the ILC Offering, the Pharmacy Sale and certain other acquisitions consummated in 1996), $17.7 million and $24.0 million, respectively. In addition, IHS is obligated to pay up to an additional $155 million in respect of the acquisition of First American during 2000 to 2004 under certain circumstances. See "Recent Developments - First American Acquisition." The Company's strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowings in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to holders of the 10 1/4% Notes, including: (i) IHS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a substantial portion of IHS' cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to IHS for its operations, (iii) substantially all of the Company's indebtedness at June 30, 1997, including the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A, the Company's 6% Convertible Senior Subordinated Debentures due 2003, the Company's 10 3/4% Senior Subordinated Notes due 2004 and the amount outstanding under the Company's existing bank credit agreement, is scheduled to become due prior to the time any principal payments are required to be made on the 10 1/4% Notes, (iv) certain of IHS' borrowings bear, and will continue to bear, variable rates of interest, which expose IHS to increases in interest rates, and (v) certain of IHS' indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. In addition, IHS' leverage may also adversely affect IHS' ability to respond to changing business and economic conditions or continue its growth strategy. There can be no assurance that IHS' operating results will be sufficient for the payment of IHS' indebtedness. In connection with the offering of 9 1/2% Senior Notes, both Moody's and Standard & Poors in May 1997 confirmed their ratings of IHS' other long-term debt obligations, but with a negative outlook. Moody's stated that it retained a negative outlook anticipating that IHS will continue to be an aggressive acquirer of companies, and that it would view negatively any increase in leverage. Standard & Poors stated that its ratings reflected the Company's aggressive transition towards becoming a full service alternate-site healthcare provider and its limited cash flow relative to its heavy debt burden. If IHS were unable to meet interest, principal or lease payments, or satisfy financial covenants, it could be required to seek renegotiation of such payments and/or covenants or obtain additional equity or debt financing. To the extent IHS finances its activities with additional debt, IHS may become subject to certain additional financial and other covenants that may restrict its ability to pursue its growth strategy. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing would be acceptable to IHS. See "- Risks Related to Capital Requirements" and "Description of Certain Indebtedness."

SUBORDINATION OF THE 10 1/4% NOTES; HOLDING COMPANY STRUCTURE

     The Old Notes are, and the New Notes will be, subordinated to all Senior Indebtedness of the Company now or at any time later outstanding. In addition, the operations of the Company are conducted through its subsidiaries and, therefore, the Old Notes are and the New Notes will also be, effectively subordinated to all Indebtedness and other liabilities and commitments of the Company's subsidiaries. As a result, the Company's rights, and the rights of its creditors, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Company. All of the Company's subsidiaries have guaranteed the obligations of the Company under its bank credit facility. The Old Notes are, and the New Notes will be, obligations exclusively of the Company, and are not guaranteed by any of the Company's subsidiaries. Since the operations of the Company are currently conducted primarily through subsidiaries, the Company's cash flow and its ability to service its debt, including the 10 1/4% Notes, is dependent upon the earnings of its subsidiaries and distributions to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the 10 1/4% Notes or to make any funds available therefor. Moreover, the payment of dividends and the making of loans or advances to the Company by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and, for certain subsidiaries, restrictive loan covenants contained in the instruments governing the indebtedness of such subsidiaries, including covenants which restrict in certain circumstances the payment of dividends and distributions and the transfer of assets to the Company. See "Description of Certain Indebtedness." At March 31, 1997, after giving effect to the issuance of $450 million aggregate principal amount of 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, the aggregate amount of Senior Indebtedness and Indebtedness of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the 10 1/4% Notes was approximately $273.8 million. In addition, the Old Notes are, and the New Notes will be, effectively subordinated to the lease obligations of the Company's Subsidiaries, which aggregated $224.0 million at March 31, 1997, and other liabilities, including trade payables, the amount of which could be material. The Indenture does not limit the amount of Indebtedness the Company and its Subsidiaries may incur provided the Company meets certain financial tests at the time such indebtedness is incurred. See "Description of the New Notes."

RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS AND INTERNAL DEVELOPMENT

     IHS' growth strategy involves growth through acquisitions and internal development and, as a result, IHS is subject to various risks associated with this growth strategy. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers and that the Company acquire, or establish relationships with, third parties which provide post-acute care services not currently provided by the Company, that additional MSUs be established in the Company's existing facilities and that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. Such expansion and growth will depend on the Company's ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and the Company's ability to finance such acquisitions and growth. The successful implementation of the Company's post- acute healthcare system, including the capitation of rates, will depend on the Company's ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into the Company's operations, that MSUs can be successfully established in acquired facilities or that the Company's post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and the Company faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. The Company anticipates that competition for acquisition opportunities will intensify due to the ongoing consolidation in the healthcare industry. See "- Risks Related to Managed Care Strategy" and "- Competition."

     The successful integration of acquired businesses, including First American and, if the acquisition of RoTech is consummated, RoTech, is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The integration of the Company's recent acquisitions will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's operations and financial results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect the Company's profitability.

     IHS' current and anticipated future growth has placed, and will continue to place, significant demands on the management, operational and financial resources of IHS. IHS' ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that IHS will be able to manage its expanded operations effectively. See "- Risks Related to Capital Requirements."

     There can be no assurance that the Company will be successful in implementing its strategy or in responding to ongoing changes in the healthcare industry which may require adjustments to its strategy. If IHS fails to implement its strategy successfully or does not respond timely and adequately to ongoing changes in the healthcare industry, the Company's business, financial condition and results of operations will be materially adversely affected.

RISKS RELATED TO MANAGED CARE STRATEGY

     Managed care payors and traditional indemnity insurers have experienced pressure from their policyholders to curb or reduce the growth in premiums paid to such organizations for healthcare services. This pressure has resulted in demands on healthcare service providers to reduce their prices or to share in the financial risk of providing care through alternate fee structures such as capitation or fixed case rates. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. The Company believes that its home healthcare capabilities will be an important component of its ability to provide services under capitated and other alternate fee arrangements. However, to date there has been limited demand among managed-care organizations for post-acute care network services, and there can be no assurance that demand for such services will increase. Further, IHS has limited experience in providing services under capitated and other alternate fee arrangements and setting the applicable rates. Accordingly, there can be no assurance that the fees received by IHS will cover the cost of services provided. If revenue for capitated services is insufficient to cover the treatment costs, IHS' operating results could be adversely affected. As a result, the success of IHS' managed care strategy will depend in large part on its ability to increase demand for post-acute care services among managed care organizations, to obtain favorable agreements with managed care organizations and to manage effectively its operating and healthcare delivery costs through various methods, including utilization management and competitive pricing for purchased services. Additionally, there can be no assurance that pricing pressures faced by healthcare providers will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, pursuing a strategy focused on risk-sharing fee arrangements entails certain regulatory risks. Many states impose restrictions on a service provider's ability to provide capitated services unless it meets certain financial criteria, and may view capitated fee arrangements as an insurance activity, subjecting the entity accepting the capitated fee to regulation as an insurance company rather than merely a licensed healthcare provider accepting a business risk in connection with the manner in which it is charging for its services. The laws governing risk-sharing fee arrangements for healthcare service providers are evolving and are not certain at this time. If the risk sharing activities of IHS require licensure as an insurance company, there can be no assurance that IHS could obtain or maintain the necessary licensure, or that IHS would be able to meet any financial criteria imposed by a state. If the Company was precluded from providing services under risk sharing fee arrangements, its managed care strategy would be adversely affected. See "Uncertainty of Government Regulation."

RISKS RELATED TO CAPITAL REQUIREMENTS

     IHS' growth strategy requires substantial capital for the acquisition of additional home healthcare and related service providers and geriatric care facilities and the establishment of new, and expansion of existing, MSUs. The effective integration, operation and expansion of the existing businesses will also require substantial capital. The Company expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. IHS may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market  allows.  Any of such  financings  could  result in  dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses and operations can be obtained. The Company's bank credit facility limits the Company's ability to make acquisitions, and certain of the indentures under which the Company's outstanding subordinated debt securities were issued, including the Indenture, limit the Company's ability to incur additional indebtedness unless certain financial tests are met. See "- Risks Related to Substantial Indebtedness," "Business - Company Strategy," "Description of the New Notes - Certain Covenants - Limitations on Additional Indebtedness" and "Description of Certain Indebtedness."

RISKS RELATED TO RECENT ACQUISITIONS

     IHS has recently completed several major acquisitions, including the acquisition of First American, and is still in the process of integrating those acquired businesses. The IHS Board and senior management of IHS face a significant challenge in their efforts to integrate the acquired businesses, including First American and, if the acquisition of RoTech is consummated, RoTech. The dedication of management resources to such integration may detract attention from the day-to-day business of IHS. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Further, there can be no assurance that management's efforts to integrate the operations of IHS and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.

     IHS has recently expanded significantly its home healthcare operations. On a pro forma basis, after giving effect to the acquisition of First American (which derives substantially all its revenues from Medicare), approximately 88%, 89% and 85% of IHS' home healthcare revenues were derived from Medicare in the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the First American Acquisition, home nursing services accounted for approximately 97.6%, 97.3% and 92.9%, respectively, of IHS' home healthcare revenues in these periods. Medicare has developed a national fee schedule for infusion therapy, respiratory therapy and home medical equipment which provides reimbursement at 80% of the amount of any fee on the schedule. The remaining 20% is paid by other third party payors (including Medicaid in the case of "medically indigent" patients) or patients; with respect to home nursing, Medicare generally reimburses for the cost (including a rate of return) of providing such services, up to a regionally adjusted allowable maximum per visit and per discipline with no fixed limit on the number of visits. There generally is no deductible or coinsurance. As a result, there is no reward for efficiency, provided that costs are below the cap, and traditional home healthcare services carry relatively low margins. However, the Company expects that Medicare will implement a prospective payment system for home nursing services in the next several years, and implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, with providers that have costs below the predetermined rate being entitled to keep some or all of this difference. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The implementation of a prospective payment system will require the Company to make contingent payments related to the First American Acquisition of $155 million over a period of five years. The inability of IHS to realize operating efficiencies and provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "- Risk of Adverse Effect of Healthcare Reform," "Recent Developments - First American Acquisition" and "Unaudited Pro Forma Financial Information."

RISKS RELATED TO HISTORICAL FINANCIAL PERFORMANCE OF FIRST AMERICAN

     During the year ended December 31, 1995 and the nine months ended September 30, 1996, First American recorded a net loss of $110.4 million and $36.2 million, respectively. Numerous factors have affected First American's performance and financial condition prior to its acquisition by IHS, including, among others, high administrative costs and the settlement of claims for reimbursement of certain overpayments and unallowable reimbursements under Medicare (which settlement resulted in a reduction to patient service revenues of $54.6 million for the year ended December 31, 1995 and $10.4 million for the nine months ended September 30, 1996). In addition, in February 1996, in response to the stoppage by the Health Care Financing Administration ("HCFA") of its bi-weekly periodic interim payments ("PIP") to First American, First American was forced to declare bankruptcy. In March 1996, the bankruptcy court ordered HCFA to resume PIP payments to First American. However, the bankruptcy filing and operation of First American in bankruptcy until its acquisition by IHS adversely affected the business, results of operations and financial condition of First American. There can be no assurance that these factors or the First American bankruptcy will not continue to have an adverse effect on First American's and IHS' business, financial condition and results of operations in the future. There can be no assurance that the historical losses incurred by First American will not continue. See "Recent Developments - First American Acquisition."

RELIANCE ON REIMBURSEMENT BY THIRD PARTY PAYORS

     The Company receives payment for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which it operates under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, has resulted in reduced rates of reimbursement for services provided by IHS. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "- Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, the Company derived approximately 56%, 55%, 60%, 57% and 67%, respectively, of its patient revenues from Medicare and Medicaid. Substantially all of First American's revenues are derived from Medicare. On a pro forma basis after giving effect to the acquisition of First American and the ILC Offering, approximately 69%, 68%, 68% and 67% of the Company's patient revenues have been derived from Medicare and Medicaid during the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

     The sources and amounts of the Company's patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. The
Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that the Company will be able to obtain the waivers necessary to enable the Company to recover its excess costs. See "Business - Sources of Revenue."

     Managed care organizations and other third party payors have continued to consolidate to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are provided by a small number of managed care organizations and third party payors. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate IHS as a preferred provider and/or engage IHS' competitors as a preferred or exclusive provider, the business of IHS could be materially adversely affected.

RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM

     In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. In addition, there have been proposals to convert the current cost reimbursement system for home nursing services covered under Medicare to a prospective payment system. The prospective payment system proposals generally provide for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total expenses per visit during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on the Company and its growth strategy. The implementation of a prospective payment system will require the Company to make contingent payments related to the First American Acquisition of $155 million over a period of five years. Additionally, the May 1997 balanced budget agreement between the President and Congress contemplates changing Medicare payments for skilled nursing facilities and home nursing services from a cost-reimbursement system to a prospective payment system. The inability of IHS to provide home healthcare and/or skilled nursing services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations, post-acute care network and business generally. See "Risks Related to Recent Acquisitions," "- Reliance on Reimbursement by Third Party Payors," and "Recent Developments - First American Acquisition." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 10 1/4% Notes in the future. See "- Uncertainty of Government Regulation" and "Business - Government Regulation."

UNCERTAINTY OF GOVERNMENT REGULATION

     The Company and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new services, certain capital expenditures and reim-
bursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although the Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on the Company, there can be no assurance that the Company will be able to do so in the future.

     Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to HCFA to enforce compliance with the detailed regulations mandating minimum healthcare standards and may significantly affect the consequences to the Company if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's strategy of acquiring poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark Bills", which prohibit, with limited exceptions, financial relationships between ancillary service providers and referring physicians and the federal, "anti-kickback law", which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of the Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws and, from time to time, the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company. See "Business - Government Regulation."

     Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of the Company's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

     The Company is unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's business, results of operations and financial condition. See "- Risk of Adverse Effect of Healthcare Reform."

COMPETITION

     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a more limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, other home healthcare companies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by IHS' competitors could cause a significant decline in sales or loss of market acceptance of IHS' services or intense price competition or make IHS' services noncompetitive. Further, technological advances in drug delivery systems and the development of new medical treatments that cure certain complex diseases or reduce the need for healthcare services could adversely impact the business of IHS. There can be no assurance that IHS will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on IHS' business, financial condition and results of operations. IHS also competes with various healthcare providers with respect to attracting and retaining qualified management and other personnel. Any significant failure by IHS to attract and retain qualified employees could have a material adverse effect on IHS' business, results of operations and financial condition. See "Business - Competition."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act or under any applicable state securities laws and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. Although the New Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes, as permitted by applicable laws and regulations. However, the Initial Purchasers are not obligated to do so and any market- making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or the Old Notes or as to the liquidity of or the trading market for the New Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.


     If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount.

     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 under the Securities
Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

     Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Notes. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes.

                                   THE COMPANY

     Integrated Health Services, Inc. was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. The Company's principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, the terms "IHS" and the "Company" include Integrated Health Services, Inc. and its subsidiaries.

                               RECENT DEVELOPMENTS

FIRST AMERICAN ACQUISITION

     On October 17, 1996, the Company acquired through merger First American Health Care of Georgia, Inc., a provider of home health services in 21 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. The Company believes the acquisition of First American is an important component in the implementation of its post-acute care network. See "Business - Company Strategy."

     The purchase price for First American was $154.1 million in cash plus contingent payments of up to $155 million. The contingent payments will be payable if (i) legislation is enacted that changes the Medicare reimbursement methodology for home health services to a prospectively determined rate methodology, in whole or in part, or (ii) in respect of any year the percentage increase in the seasonally unadjusted Consumer Price Index for all Urban Consumers for the Medical Care expenditure category (the "Medical CPI") is less than 8% or, even if the Medical CPI is greater than 8% in such year, in any subsequent year prior to 2004 the percentage increase in the Medical CPI is less than 8%. If payable, the contingent payments will be paid as follows: $10 million for 1999, which must be paid on or before February 14, 2000; $40 million for 2000, which must be paid on or before February 14, 2001; $51 million for 2001, which must be paid on or before February 14, 2002; $39 million for 2002, which must be paid on or before February 14, 2003; and $15 million for 2003, which must be paid on or before February 14, 2004. IHS has concluded, based on its current expectations with respect to the Medical CPI, that the contingent payments due in 2000 and 2001 are probable of occurrence. Accordingly, IHS has accrued on its March 31, 1997 balance sheet a long-term liability of $34.6 million, representing the present value of the $50 million aggregate contingent payments due in 2000 and 2001. The Company borrowed the cash purchase price paid at the closing under its revolving credit facility. $115 million of the $154.1 million paid at closing was paid to HCFA, the Department of Justice and the United States Attorney for the Southern District of Georgia in settlement of claims by the United States government seeking repayment from First American of certain overpayments and unallowable reimbursements under Medicare. The total settlement with the United States government was $255 million; the remaining $140 million will be paid from the contingent payments to the extent such payments become due. In addition, HCFA and First American agreed to a specified bi-weekly PIP payment from August 27, 1996 through December 31, 1996, without adjustment for any liability, overpayment or underpayment.

     Substantially all of First American's revenues are derived from Medicare. The following table summarizes certain selected financial and operating data of First American for the three years ended December 31, 1995 and the nine months ended September 30, 1995 and 1996. The selected historical financial information of First American has been derived from, and should be read in conjunction with, the historical consolidated financial statements of First American, including the notes thereto, incorporated by reference herein. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results achieved for the full fiscal year.

                                                                               NINE MONTHS
                                                                                  ENDED
                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                --------------------------------------- -------------------------
                                   1993         1994          1995         1995         1996
                                ------------ ------------ ------------- ------------ ------------
                                ($ IN THOUSANDS)
Total revenues(1)  ............   $  340,897   $  452,163   $  563,747    $  439,873   $  370,654
Total expenses(2)  ............      356,387      496,647      673,658       515,332      402,106
Loss from operations  .........      (15,490)     (44,484)    (109,911)      (75,459)     (31,452)
Net loss  .....................      (15,557)     (55,314)    (110,376)      (75,776)     (36,189)
Visits to patient homes  ......    5,036,000    7,433,203    9,024,271     6,966,451    5,731,026
Number of States   ............           17           22           23            21           21
Number of service locations ...          288          379          456           426          410
Number of employees (est.)  ...        9,000       12,000       16,000        15,000       13,700




----------
(1) As a result of the settlement of the HCFA claims, First American recorded reductions to patient service revenues of $8.7 million for the period ending December 31, 1992, $11.4 million, $29.3 million and $54.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $41.0 million and $10.4 million for the nine months ended September 30, 1995 and 1996, respectively.

(2) As a result of the settlement of the HCFA claims, First American recorded expenses for fines, penalties and accretion of interest on the settlement of $32.3 million for the year ended December 31, 1995 and $24.2 million for the nine months ended September 30, 1995.

     See "Risk Factors - Risks Related to Historical Financial Performance of First American" and "Unaudited Pro Forma Financial information."

PROPOSED ACQUISITION OF ROTECH MEDICAL CORPORATION

     On July 6, 1997, the Company, IHS Acquisition XXIV, Inc., a wholly-owned subsidiary of IHS ("Merger Sub"), and RoTech Medical Corporation ("RoTech") entered into a definitive agreement and plan of merger (the "RoTech Merger Agreement") providing for the merger of Merger Sub into RoTech, with RoTech becoming a wholly-owned subsidiary of IHS. RoTech provides comprehensive home healthcare and primary care physician services, principally to patients in non-urban areas. RoTech's home healthcare business provides a diversified range of products and services, with emphasis on respiratory and home infusion services. RoTech currently operates over 600 home health locations and approximately 26 primary care physicians practices. According to RoTech's filings with the Commission, RoTech had revenues of $263.0 million and net income of $20.6 million for the year ended July 31, 1996 and revenues of $297.6 million and net income of $21.9 million for the nine months ended April 30, 1997.

     Under the terms of the RoTech Merger Agreement, which was approved by the Board of Directors of both IHS and RoTech, holders of RoTech common stock
("RoTech  Common  Stock")  will  receive for each share of RoTech  Common  Stock
0.5806 of a share of IHS Common Stock (the "Exchange Ratio"), having a market value of $22.61 based on the closing price of the IHS Common Stock on the last business day prior to the signing of the RoTech Merger Agreement. Options to purchase RoTech Common Stock will be converted at the closing into options to purchase IHS Common Stock based on the Exchange Ratio. At June 30, 1997 RoTech had outstanding 26,362,269 shares of RoTech Common Stock and options to purchase 3,469,706 shares of RoTech Common Stock ("RoTech Options"). IHS will issue approximately 15,306,000 shares of IHS Common Stock under the RoTech Merger Agreement, and will reserve for issuance approximately 2,014,000 shares of IHS Common Stock issuable upon exercise of RoTech Options. In addition, RoTech's outstanding $110 million of subordinated convertible debentures (the "RoTech Debentures") will become convertible into approximately 2,433,000 shares of IHS Common Stock following the closing at a conversion price of $45.21 per share of IHS Common Stock. At June 30, 1997, IHS had outstanding 25,428,319 shares of IHS Common Stock and options and warrants to purchase approximately 9,513,000 shares of IHS Common Stock, and had reserved for issuance 7,989,275 shares upon conversion of $258,750,000 principal amount of outstanding convertible debentures. IHS will assume approximately $300 million of debt in the transaction, including $110 million of the RoTech Debentures.

     The merger is intended to qualify as a tax free reorganization, as permitted by the Internal Revenue Code, and will be treated as a purchase for accounting and financial reporting purposes. Completion of the transaction, which is expected to occur in the fourth quarter of 1997, is subject to, among other things, approval by each company's stockholders, receipt of required regulatory approvals, consent of senior bank lenders and other customary conditions. Each party may terminate the RoTech Merger Agreement if the average trading price of the IHS Common Stock over the 10 trading days ending on the fifth trading day prior to the RoTech stockholders meeting to approve the merger is less than $33.00. The RoTech Merger Agreement also provides for the payment of break-up fees under certain circumstances.

ACQUISITIONS AND DIVESTITURES

     The Company continues to acquire and lease additional geriatric care facilities, enter into new management agreements, acquire rehabilitation, home healthcare and related service companies and implement its strategy of expanding the range of related services it offers directly to its patients in order to serve the full spectrum of patients' post-acute care needs. See "Risk Factors - Risks Associated with Growth Through Acquisitions and Internal Development" and "Unaudited Pro Forma Financial Information."

     On October 19, 1996, IHS and Coram Healthcare Corporation ("Coram") entered into a definitive agreement and plan of merger (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of IHS into Coram, with Coram becoming a wholly-owned subsidiary of IHS. Under the terms of the Merger Agreement, holders of Coram common stock were to receive for each share of Coram common stock 0.2111 of a share of the Company's Common Stock. As a result of the merger, IHS would have assumed approximately $375 million of indebtedness. On April 4, 1997, IHS notified Coram that it had exercised its rights to terminate the Merger Agreement. IHS also terminated the March 30, 1997 letter amendment, setting forth proposed revisions to the terms of the merger (which included a reduction in the exchange ratio to 0.15 of a share of IHS Common Stock for each share of Coram common stock), prior to the revisions becoming effective at the close of business on April 4, 1997. On May 5, 1997, IHS and Coram entered into a settlement agreement pursuant to which the Company paid Coram $21 million in full settlement of all claims Coram might have against IHS pursuant to the Merger Agreement. The Company wrote-off $6.6 million of accounting, legal and other costs relating to the proposed merger in the first quarter of 1997, and recorded a charge of $21.0 million resulting from the settlement in the second quarter of 1997.

     In developing its post-acute healthcare system, IHS continuously evaluates whether owning and operating businesses which provide certain ancillary services, or contracting with third parties for such services, is more cost-effective. As a result, the Company is continuously evaluating its existing operations to determine whether to retain or divest operations. To date, IHS has divested its pharmacy division and a majority interest in its assisted living services division, and may divest additional divisions or assets in the future. See "Unaudited Pro Forma Financial Information."

REPURCHASE OF 9 5/8% SENIOR SUBORDINATED NOTES AND 10 3/4% SENIOR SUBORDINATED NOTES

     On May 30, 1997 the Company completed cash tender offers to purchase its outstanding 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes") and its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes") and related consent solicitations to eliminate certain restrictive covenants and other provisions in the indentures pursuant to which the 9 5/8% Senior Notes and 10 3/4% Senior Notes were issued in order to improve the operating and financial flexibility of the Company. The consideration paid pursuant to the tender offer and consent solicitation to holders of the 9 5/8% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 9 5/8% Senior Notes were issued) prior to 12:00 midnight, New York City time, on May 14, 1997 (the "Consent Date") was $1,094.00 plus accrued and unpaid interest to but not including the payment date, consisting of $1,089.00 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. The total consideration paid pursuant to the tender offer and consent solicitation to holders of the 10 3/4% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 10 3/4% Senior Notes were issued) prior to 12:00 midnight, New York City time, on the Consent Date was $1,119.50 plus accrued and unpaid interest to but not including the payment date, consisting of $1,114.50 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. Of the $115,000,000 aggregate principal amount of the 9 5/8% Senior Notes outstanding, an aggregate of $114,975,000 principal amount of such notes was tendered. Of the $100,000,000 aggregate principal amount of the 10 3/4% Senior Notes outstanding, an aggregate of $99,893,000 principal amount of such notes was tendered. The Company used $237.6 million of the proceeds from the sale of $450,000,000 aggregate principal amount of the 9 1/2% Senior Notes to pay the tender offer and consent solicitation payments.

SALE OF 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     On May 30, 1997, the Company sold privately pursuant to Rule 144A under the Securities Act an aggregate of $450 million principal amount of its 9 1/2% Senior Notes. The Company used approximately $237.6 million of the net proceeds to repurchase substantially all its outstanding 9 5/8% Senior Notes and 10 3/4% Senior Notes and the remaining $191.0 million of net proceeds to pay down borrowings under its revolving credit facility. See "Capitalization" and "Description of Certain Indebtedness - 9 1/2% Senior Subordinated Notes due 2007."

                               THE EXCHANGE OFFER


PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on May 29, 1996, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to institutional "accredited investors" in reliance upon Section 4(2) of the Securities Act. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the sale of the Old Notes to the Initial Purchasers, the Company would (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), subject, in the case of certain broker-dealers, to any requirement that they comply with the prospectus delivery requirements referred to below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company who desires to deliver such Old Notes by book-entry transfer at The Depository Trust Company.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     Following the consummation of the Exchange Offer, Holders of the Old Notes who did not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors -
Exchange Offer Procedures" and "- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series A designation and a different CUSIP number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes was outstanding. Solely for reasons of administration (and for
no other purpose), the Company has fixed the close of business on              ,
1997, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of the Old Notes may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled to participate in the Exchange Offer.


     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "- Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term  "Expiration  Date" shall mean 5:00 p.m.,  New York City time, on,
                      , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES


     The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from April 30, 1997, the date of the last payment of interest on the Old Notes, to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on October 30, 1997. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     Interest on the New Notes will be payable semi-annually on each April 30 and October 30, commencing October 30, 1997.


PROCEDURES FOR TENDERING OLD NOTES


     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer through The Depository Trust Company's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.


     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of New Notes".

     The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.


     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOM-

MENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

     NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.


     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").


     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee or an Agent's Message in connection with a book-entry transfer and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of the confirmation of a book-entry transfer, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participants in the Book-Entry Transfer Facility described in such Agent's Message, stating the aggregate principal amount of Old Notes which have been tendered by such participants pursuant to the Exchange Offer and that such participants have received this Prospectus and the Letter of Transmittal and agree to be bound by the terms of this Prospectus and the Letter of Transmittal and the Company may enforce such agreement against such participants.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date, may effect a tender if:

     (a)  the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS


     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Withdrawal of tendered Old Notes will be deemed a rejection of the Exchange Offer.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. A PURPORTED NOTICE OF

WITHDRAWAL WHICH LACKS ANY OF THE REQUIRED INFORMATION WILL NOT BE AN EFFECTIVE WITHDRAWAL OF A TENDER PREVIOUSLY MADE. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

     (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

     (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (d) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

     (e) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If any waiver by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion, although the Company has no current intention of doing so. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     Signet Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:

   Signet Trust Company
   7 St. Paul Street
   6th Floor, Corporate Trust Department
   Baltimore, MD 21202

   Attention: Diane TenHoopen


   By Overnight Mail or Hand:

   Signet Trust Company
   7 St. Paul Street
   6th Floor, Corporate Trust Department
   Baltimore, MD 21202

   Attention: Diane TenHoopen


   By Facsimile:

   Signet Trust Company
   (410) 752-8642
   Confirm: (410) 332-5857

     Attention: Diane TenHoopen


FEES AND EXPENSES


     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT


     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the approximately $4.6 million of unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

RESALE OF NEW NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than broker-dealers, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities,
(ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) and (iii) will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement and Holders of Old Notes who do not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Old Notes that does not exchange that Holder's Old Notes for New

Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to Signet Trust Company, as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes evidenced thereby (the form of which letter can be obtained from such trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Accordingly, if any Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Old Notes could be adversely affected. See "Risk Factors - Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes" and "- Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS


     Holders of the 10 1/4% Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that will terminate are the right (i) to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Old Notes by the holders thereof and (ii) to receive additional interest if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Old Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF AN OLD NOTE SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The issuance of the New Notes to Holders of the Old Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Old Notes upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes.

                                 USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive the Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.


     In accordance with the terms of its revolving credit facility, the Company used all of the net proceeds from the sale of the Old Notes to repay $145.0 million of the $337.7 million outstanding under this facility on May 29, 1996. The indebtedness repaid was incurred to pay amounts outstanding under the Company's prior credit facility, for acquisitions and for general corporate purposes, including working capital. Loans under the revolving credit facility bear interest at a rate equal to, at the option of the Company, either (i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three-quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and the period of borrowing selected by the Company. The revolving credit facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. See "Capitalization" and "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company at March 31, 1997 and (ii) such capitalization as adjusted to give effect to the issuance of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility. The issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will have no effect on the capitalization of the Company.


                                                                              MARCH 31, 1997
                                                                        --------------------------
                                                                            (IN THOUSANDS)
                                                                                          AS
                                                                         ACTUAL        ADJUSTED
                                                                        ------------   -----------
Cash and temporary investments   ....................................    $   40,504    $   40,504
                                                                         ===========   ===========
Short-term debt:
 Current portion of long-term debt  .................................    $   15,738    $   15,738
                                                                         ===========   ===========
Long-term debt, less current portion:
 Credit facility(1)  ................................................    $  389,650    $  198,604
 Other debt .........................................................        67,551        67,551
 9 1/2% Senior Subordinated Notes due 2007 ..........................             -       450,000
 10 1/4% Senior Subordinated Notes due 2006   .......................       150,000       150,000
 9 5/8% Senior Subordinated Notes due 2002, Series A   ..............       115,000            25
 10 3/4% Senior Subordinated Notes due 2004   .......................       100,000           107
 5 3/4% Convertible Senior Subordinated Debentures due 2001  ........       143,750       143,750
 6% Convertible Subordinated Debentures due 2003   ..................       115,000       115,000
                                                                         -----------   -----------
  Total long-term debt  .............................................     1,080,951     1,125,037
                                                                         -----------   -----------
Stockholders' equity:
 Preferred Stock, $.01 par value, 15,000,000 shares authorized ......             -             -
 Common Stock, $.001 par value, 150,000,000 shares authorized;
  24,748,680 shares issued actual and as adjusted  ..................            25            25
 Additional paid-in capital   .......................................       475,878       475,878
 Retained earnings(2)   .............................................        98,883        80,715
                                                                         -----------   -----------
  Total stockholders' equity  .......................................       574,786       556,618
                                                                         -----------   -----------
   Total capitalization    ..........................................    $1,655,737    $1,681,655
                                                                         ===========   ===========



----------

(1) Subsequent to March 31, 1997 and as of June 30, 1997, the Company had additional net borrowings (after giving effect to the pay-down with the proceeds from the sale of 9 1/2% Senior Notes) under its revolving credit facility of $80.2 million.

(2) As adjusted reflects extraordinary loss on extinguishment of debt of approximately $18,168,000 (net of related income tax effect of approximately $11,616,000) resulting from the Company's repurchase of its outstanding 9 5/8% Senior Notes and 10 3/4% Senior Notes with the proceeds of the sale of the 9 1/2% Senior Notes consummated on May 30, 1997.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables summarize certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference herein. The selected consolidated financial data set forth below for each of the years in the five-year period ended December 31, 1996 and as of the end of each of such periods have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 and the report thereon are included elsewhere herein. The selected consolidated financial data presented below for the three months ended March 31, 1996 and 1997 and as of March 31, 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results as of and for the three months ended March 31, 1997 are not necessarily indicative of the results to be achieved for the full fiscal year.


                                                  YEAR ENDED DECEMBER 31,
                                            ------------------------------------
                                               1992        1993        1994
                                            ----------- ----------- ------------
                                               (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net revenues:
 Basic medical services  ..................  $ 100,799    $ 113,508   $ 269,817
 Specialty medical services    ............     88,065      162,017     404,401
 Management services and other    .........     13,232       20,779      37,884
                                              ---------    --------    ---------
   Total  .................................    202,096      296,304     712,102
Cost and expenses:
 Operating expenses   .....................    145,623      212,936     528,131
 Corporate administrative and
  general    ..............................     11,927       16,832      37,041
 Depreciation and amortization(3) .........      4,334        8,126      26,367
 Rent  ....................................     19,509       23,156      42,158
 Interest, net(4)(5)  .....................      1,493        5,705      20,602
 Loss on impairment of long-lived
  assets(6)  ..............................          -            -           -
 Other non-recurring charges
  (income)(7)   ...........................          -            -           -
                                              ---------    --------    ---------
  Earnings (loss) before equity in
   earnings (loss) of affiliates, in-
   come taxes and extraordinary
   items  .................................     19,210       29,549      57,803
Equity in earnings (loss) of affiliates            (36)       1,241       1,176
                                              ---------    --------    ---------
  Earnings (loss) before income taxes
   and extraordinary items  ...............     19,174       30,790      58,979
Income tax provision (benefit) ............      7,286       12,008      22,117
                                              ---------    --------    ---------
  Earnings (loss) before extraordi-
   nary items                                   11,888       18,782      36,862
Extraordinary items(8)   ..................      2,524        2,275       4,274
                                              ---------    --------    ---------
   Net earnings (loss)   ..................  $   9,364    $  16,507   $  32,588
                                              =========    ========    =========
OTHER FINANCIAL DATA:
EBITDA(9) .................................  $  25,001    $  44,621   $ 105,948
Ratio of EBITDA to interest, net(9)  .            16.7x         7.8x        5.1x
Ratio of earnings to fixed
 charges(10) ..............................        2.8x         2.6x        2.4x
Capital expenditures:
 Acquisitions(11)  ........................  $  13,898    $ 209,214   $ 152,791
 Other(12)   ..............................     27,124       59,959      91,354

                                                                             THREE MONTHS
                                              YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                            --------------------------- -----------------------
                                                1995          1996         1996        1997
                                            ------------- ------------- ----------   ---------
STATEMENT OF OPERATIONS DATA(1)(2):
Net revenues:
 Basic medical services  ..................   $  368,569    $  389,773    $ 97,216    $ 88,755
 Specialty medical services    ............      770,554       999,209     219,525     362,689
 Management services and other    .........       39,765        45,713      10,532       9,499
                                               ----------    ----------    --------    --------
   Total  .................................    1,178,888     1,434,695     327,273     460,943
Cost and expenses:
 Operating expenses   .....................      888,551     1,093,948     249,895     352,412
 Corporate administrative and
  general    ..............................       56,016        60,976      15,093      18,016
 Depreciation and amortization(3) .........       39,961        41,681       8,274      15,030
 Rent  ....................................       66,125        77,785      17,656      24,009
 Interest, net(4)(5)  .....................       38,977        64,110      14,214      21,421
 Loss on impairment of long-lived
  assets(6)  ..............................       83,321             -           -           -
 Other non-recurring charges
  (income)(7)   ...........................       49,639       (14,457)          -      (1,025)
                                               ----------    ----------    --------    --------
  Earnings (loss) before equity in
   earnings (loss) of affiliates, in-
   come taxes and extraordinary
   items  .................................      (43,702)      110,652      22,141      31,080
Equity in earnings (loss) of affiliates            1,443           828         300         181
                                               ----------    ----------    --------    --------
  Earnings (loss) before income taxes
   and extraordinary items  ...............      (42,259)      111,480      22,441      31,261
Income tax provision (benefit) ............      (16,270)       63,715       8,640      12,192
                                               ----------    ----------    --------    --------
  Earnings (loss) before extraordi-
   nary items                                    (25,989)       47,765      13,801      19,069
Extraordinary items(8)   ..................        1,013         1,431           -           -
                                               ----------    ----------    --------    --------
   Net earnings (loss)   ..................   $  (27,002)   $   46,334    $ 13,801    $ 19,069
                                               ==========    ==========    ========    ========
OTHER FINANCIAL DATA:
EBITDA(9) .................................   $  169,639    $  202,814    $ 44,929    $ 66,687
Ratio of EBITDA to interest, net(9)  .               4.4x          3.2x        3.2x        3.1x
Ratio of earnings to fixed
 charges(10) ..............................          0.3x          2.1x        2.0x        2.0x
Capital expenditures:
 Acquisitions(11)  ........................   $   82,686    $  242,819    $ 16,581    $ 10,975
 Other(12)   ..............................      145,065       145,902      35,705      41,096

                                                         DECEMBER 31,                       MARCH 31,
                                   -------------------------------------------------------- -----------
                                     1992       1993       1994        1995        1996        1997
                                   ---------- --------- ----------- ----------- ----------- -----------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and temporary investments     $103,858    $65,295   $  63,347   $  41,304   $  41,072   $  40,504
Working capital    ...............  144,074     69,495      76,383     136,315      57,549      83,886
Total assets    ..................  313,671    776,324   1,255,989   1,433,730   1,993,107   2,058,078
Long-term debt, including current
 portion  ........................  142,620    402,536     551,452     770,661   1,054,747   1,096,689
Stockholders' equity  ............  146,013    216,506     453,811     431,528     538,640     574,786




----------

(1)  The Company has grown substantially through acquisitions and the opening of
     MSUs,   which   acquisitions  and  MSU  openings   materially   affect  the
     comparability of the financial data reflected herein.

(2) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(o) of Notes to Consolidated Financial Statements.

(3) Includes amortization of deferred financing costs of $178,000, $306,000, $621,000, $645,000, $1,457,000, $256,000 and $560,000 for the years ended
     December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

(4)  Net of interest income of $1,300,000,  $2,669,000,  $1,121,000, $1,876,000,
     $2,233,000,  $1,144,000 and $740,000 for the years ended December 31, 1992,
     1993, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

(5) Interest, net does not include capitalized interest of $860,000, $1,402,000, $3,030,000, $5,155,000, $3,800,000, $900,000 and $900,000 for
     the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

(6) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000. See Notes 1(k) and 18 of Notes to Consolidated Financial Statements.

(7) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare, (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs. In 1996, consists primarily of (i) a gain of $34,298,000 from the Pharmacy Sale, (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering, (iii) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale and (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed transaction with Coram. See "Unaudited Pro Forma Financial Information."

(8) In 1992, the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,548,000, is presented for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In 1993, the Company recorded a loss on extinguishment of debt of $3,730,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455,000, is presented for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565,000, is presented for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. In 1996, IHS recorded a loss on extinguishment of debt of $2,327,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the year ended December 31, 1996 as an extraordinary loss of $1,431,000.

(9) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(10) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss on impairment of long-lived assets and other non-recurring charges, fixed charges exceeded earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss on impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(11) Does not include assumed indebtedness and other liabilities of acquired companies.

(12) Includes renovation costs and equipment purchases.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal periods indicated the percentage of net revenues represented by certain items reflected in the Company's statement of operations.


                                                                       PERCENTAGE OF NET REVENUES(1)
                                                   ----------------------------------------------------------------------
                                                                                                        THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                   ------------------------------------------------- --------------------
                                                     1992      1993      1994      1995      1996      1996      1997
                                                   --------- --------- --------- --------- --------- --------- ---------
Net revenues:
 Basic medical services   ........................     49.9%     38.3%     37.9%     31.3%     27.2%     29.7%     19.3%
 Specialty medical services  .....................     43.6      54.7      56.8      65.4      69.6      67.1      78.7
 Management services and other  ..................      6.5       7.0       5.3       3.3       3.2       3.2       2.0
                                                     ------    ------    ------   -------    ------    ------    ------
   Total   .......................................    100.0     100.0     100.0     100.0     100.0     100.0     100.0
Facility operating expenses  .....................     72.1      71.9      74.2      75.4      76.2      76.4      76.5
Corporate administrative and general  ............      5.9       5.7       5.2       4.8       4.3       4.6       3.9
                                                     ------    ------    ------   -------    ------    ------    ------
Operating income before certain fixed ex-
 penses ..........................................     22.0      22.4      20.6      19.8      19.5      19.0      19.6
                                                     ------    ------    ------   -------    ------    ------    ------
Depreciation and amortization   ..................      2.1       2.7       3.7       3.4       2.9       2.5       3.3
Rent .............................................      9.7       7.8       5.9       5.6       5.4       5.4       5.2
Interest, net ....................................      0.7       1.9       2.9       3.3       4.5       4.3       4.6
Loss on impairment of long-lived assets(2)  .             -         -         -       7.0         -         -         -
Other non-recurring charges (income)(3)  .........        -         -         -       4.2      (1.0)        -      (0.2)
                                                     ------    ------    ------   -------    ------    ------    ------
Earnings (loss) before equity in earnings (loss)
 of affiliates, income taxes and extraordinary
 items  ..........................................      9.5      10.0       8.1      (3.7)      7.7       6.8       6.7
Equity in earnings (loss) of affiliates  .........     (0.0)      0.4       0.2       0.1       0.1       0.1       0.0
                                                     ------    ------    ------   -------    ------    ------    ------
Earnings (loss) before income taxes and ex-
 traordinary items ...............................      9.5      10.4       8.3      (3.6)      7.8       6.9       6.7
Income tax provision (benefit)  ..................      3.6       4.1       3.1      (1.4)      4.5       2.7       2.6
                                                     ------    ------    ------   -------    ------    ------    ------
Earnings (loss) before extraordinary items  ......      5.9       6.3       5.2      (2.2)      3.3       4.2       4.1
Extraordinary items ..............................     (1.3)     (0.8)     (0.6)     (0.1)      0.1         -         -
                                                     ------    ------    ------   -------    ------    ------    ------
Net earnings (loss) ..............................      4.6       5.5       4.6      (2.3)      3.2       4.2       4.1
                                                     ======    ======    ======   =======    ======    ======    ======

----------
(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(o) of Notes to Consolidated Financial Statements.

(2) In December 1995, IHS elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000.

(3) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare (0.2%), (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital (1.8%) and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs (2.2%). In 1996, consists of (i) a gain of $34,298,000 from the Pharmacy Sale (2.4%), (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering (0.6%), (iii) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons (0.5%) and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies (0.2%). Because IHS' investment in the Capstone common stock received in the sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale (0.2%) and (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed transaction with Coram (0.1%). See "Recent Developments" and "Unaudited Pro Forma Financial Information."

QUARTERLY RESULTS (UNAUDITED)

     Set forth below is certain summary information with respect to the Company's operations for the last nine fiscal quarters.

                                                         THREE MONTHS ENDED(1)
                                            ---------------------------------------------
                                                                1995
                                            ---------------------------------------------
                                            MARCH 31   JUNE 30   SEPT. 30     DEC. 31
                                            ---------- --------- ---------- -------------
                                                    (IN THOUSANDS)
Net revenues:
 Basic medical services  ..................  $89,336    $87,365   $95,482     $   96,386
 Specialty medical services    ............  176,158    188,331   193,604        212,461
 Management services and other    .........    9,141     10,583    10,039         10,002
                                             --------   --------  --------     ----------
   Total  .................................  274,635    286,279   299,125        318,849
Cost and expenses:
 Operating expenses   .....................  207,304    214,404   224,457        242,386
 Corporate administrative and gen-
  eral                                        12,402     14,174    14,262         15,178
 Depreciation and amortization    .........    8,960      9,682     9,867         11,452
 Rent  ....................................   16,066     16,454    16,726         16,879
 Interest, net  ...........................    7,330      8,585    10,955         12,107
 Loss on impairment of long-lived
  assets  .................................        -          -         -         83,321
 Other non-recurring charges (in-
  come)(2) ................................        -          -     1,939         47,700
                                             --------   --------  --------     ----------
 Earnings (loss) before equity in
  earnings (loss) of affiliates, income
  taxes and extraordinary items   .........   22,573     22,980    20,919       (110,174)
Equity in earnings (loss) of affiliates ...      315        417       401            310
                                             --------   --------  --------     ----------
 Earnings (loss) before income taxes
  and extraordinary items   ...............   22,888     23,397    21,320       (109,864)
Income tax provision (benefit) ............    8,812      9,008     8,208        (42,298)
                                             --------   --------  --------     ----------
 Earnings (loss) before extraordinary
  items(2)   ..............................   14,076     14,389    13,112        (67,566)
Extraordinary items(3)   ..................        -        508         -            505
                                             --------   --------  --------     ----------
 Net earnings (loss)  .....................  $14,076    $13,881   $13,112     $  (68,071)
                                             ========   ========  ========     ==========

                                                                1996                        1997
                                            -------------------------------------------  -----------
                                            MARCH 31    JUNE 30    SEPT. 30  DEC. 31     MARCH 31
                                            ---------- ---------- ---------- ----------  ----------
Net revenues:
 Basic medical services  ..................  $97,216    $ 98,063    $ 101,189   $ 93,305    $ 88,755
 Specialty medical services    ............  219,525     226,868      211,904    340,912     362,689
 Management services and other    .........   10,532      10,849       12,572     11,760       9,499
                                             --------   ---------    --------    --------    --------
   Total  .................................  327,273     335,780      325,665    445,977     460,943
Cost and expenses:
 Operating expenses   .....................  249,895     254,274      241,177    348,602     352,412
 Corporate administrative and gen-
  eral ....................................   15,093      14,854       14,943     16,086      18,016
 Depreciation and amortization    .........    8,274       8,505        9,130     15,772      15,030
 Rent  ....................................   17,656      17,879       18,445     23,805      24,009
 Interest, net  ...........................   14,214      15,888       15,931     18,077      21,421
 Loss on impairment of long-lived
  assets  .................................        -           -            -          -           -
 Other non-recurring charges (in-
  come)(2)                                         -           -      (34,298)    19,841      (1,025)
                                             --------   ---------    --------    --------    --------
 Earnings (loss) before equity in
  earnings (loss) of affiliates, income
  taxes and extraordinary items   .........   22,141      24,380       60,337      3,794      31,080
Equity in earnings (loss) of affiliates ...      300         460          323       (255)        181
                                             --------   ---------    --------    --------    --------
 Earnings (loss) before income taxes
  and extraordinary items   ...............   22,441      24,840       60,660      3,539      31,261
Income tax provision (benefit) ............    8,640       9,563       44,149      1,363      12,192
                                             --------   ---------    --------    --------    --------
 Earnings (loss) before extraordinary
  items(2)   ..............................   13,801      15,277       16,511      2,176      19,069
Extraordinary items(3)   ..................        -       1,431            -          -           -
                                             --------   ---------    --------    --------    --------
 Net earnings (loss)  .....................  $13,801    $ 13,846    $  16,511   $  2,176    $ 19,069
                                             ========   =========    ========    ========    ========



----------
(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(o) of Notes to Consolidated Financial Statements.

(2) In 1995, consists of (i) expenses $1,939,000 related to the merger with IntegraCare in the third quarter, (ii) a $21,915,000 loss on the write-off of accrued management fees, loans and contract acquisition costs related to the Company's termination of its agreement to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital in the fourth quarter and
    (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs in the fourth quarter. In 1996, consists of (i) a gain of $34,298,000 in the third quarter from the Pharmacy Sale, (ii) a loss in the fourth quarter of $8,497,000 from its sale of shares in the ILC Offering, (iii) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement to manage six geriatric care facilities owned by All Seasons in the fourth quarter and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies in the fourth quarter. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale in the third quarter of 1996. In 1997, consists of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale and (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed transaction with Coram.

(3) Extraordinary items relate to extinguishments of debt. See Note 15 of Notes to Consolidated Financial Statements.

     From January 1, 1995 through March 31, 1997, the Company acquired six geriatric care facilities (including three facilities which it had previously leased and three facilities which it had managed), leased six geriatric care facilities (five of which had previously been managed) and entered into management agreements to manage 35 geriatric care facilities and four assisted living facilities. During this period, the Company sold its interest in four geriatric care facilities and seven retirement facilities (five owned and two leased) and agreements to manage 60 facilities were terminated. In addition, during this period the Company opened 42 MSUs totalling 875 beds and expanded existing MSUs (including MSUs opened during this period) by 432 beds. During this period the Company acquired 43 ancillary service businesses which provide home healthcare services, physical, occupational speech and therapy services, rehabilitation services, pharmacy services, hospice services and mobile x-ray and electrocardiogram services. During this period, the Company's assisted living division completed its initial public offering, reducing the Company's interest in the division to 37%, and the Company sold its pharmacy division. See "Unaudited Pro Forma Financial Information" and Note 2 of Notes to Consolidated Financial Statements.

                         PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information gives effect to (i) the sale by IHS of its pharmacy division in July 1996 (the "Pharmacy Sale"),
(ii) the sale by IHS of a majority interest in its assisted living services subsidiary in October 1996 (the "ILC Offering"), (iii) the acquisition of First American in October 1996 (the "First American Acquisition"), (iv) the acquisition of (a) Vintage Health Care Center, a skilled nursing and assisted living facility, in January 1996 (the "Vintage Acquisition"), (b) Rehab Management Systems, Inc., an outpatient rehabilitation company, in March 1996 (the "RMS Acquisition"), (c) Hospice of the Great Lakes, Inc., a hospice company, in May 1996 (the "Hospice Acquisition"), (d) J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation center, in August 1996 (the "J.R. Rehab Acquisition"), (e) Extendicare of Tennessee, Inc., a home health company, in August 1996 (the "Extendicare Acquisition"), (f) Edgewater Home Infusion Services, Inc., a home infusion company, in August 1996 (the "Edgewater Acquisition"), (g) Century Home Services, Inc., a home health services company, in September 1996 (the "Century Acquisition"), (h) Signature Home Care, Inc., a home health company, in September 1996 (the "Signature Acquisition"), (i) Mediq Mobile X-Ray Services, Inc., a mobile diagnostic company, in November 1996 (the "Mediq Acquisition"), (j) Total Rehab Services, LLC and Total Rehab Services 02, LLC, providers of contract rehabilitation and respiratory services, in November 1996 (the "Total Rehab Acquisition"), and (k) Lifeway Inc., a physician and disease state management company, in November 1996 (the "Lifeway Acquisition"),
(v) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," and (vi) the sale of $450 million aggregate principal amount of the Company's 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility. See Note 2 of Notes to Consolidated Financial Statements.

     No pro forma balance sheet is presented because the sale of the Old Notes, the Pharmacy Sale, the ILC Offering, the First American Acquisition, the Vintage Acquisition, the RMS Acquisition, the Hospice Acquisition, the J.R. Rehab Acquisition, the Extendicare Acquisition, the Edgewater Acquisition, the Century Acquisition, the Signature Acquisition, the Mediq Acquisition, the Total Rehab Acquisition and the Lifeway Acquisition were all consummated prior to December 31, 1996 and are therefore reflected in the actual March 31, 1997 balance sheet. The pro forma effect of the sale of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of IHS' outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility on the Company's March 31, 1997 balance sheet is set forth under "Capitalization". The pro forma statement of operations for the year ended December 31, 1996 was prepared as if the sale of the Old Notes and the application of the net proceeds therefrom, the sale of $450 million aggregate principal amount of 9 1/2% Senior Notes and the use of proceeds therefrom, the Pharmacy Sale, the ILC Offering, the First American Acquisition, the Vintage Acquisition, the RMS Acquisition, the Hospice Acquisition, the J.R. Rehab Acquisition, the Extendicare Acquisition, the
Edgewater Acquisition, the Century Acquisition, the Signature Acquisition, the Mediq Acquisition, the Total Rehab Acquisition and the Lifeway Acquisition were consummated on January 1, 1996. The pro forma effect of the sale of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of IHS' outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility on the Company's statement of operations for the three months ended March 31, 1997 is set forth under "Prospectus Summary-Summary Consolidated Financial Data".

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information set forth below is not necessarily indicative of IHS' financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained by IHS in the future. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes thereto of IHS and certain acquired companies included or incorporated by reference in this Prospectus. See "Available Information" and "Selected Historical Consolidated Financial Information."

                        INTEGRATED HEALTH SERVICES, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                    IHS          PHARMACY            ILC        FIRST AMERICAN
                                                 ACTUAL(1)    ADJUSTMENTS(2)   ADJUSTMENTS(3)      ACTUAL(4)
                                                ------------- ---------------- ---------------- ----------------
Net revenues:
Basic medical services ........................   $  389,773                      $  (16,101)(a)   $         -
Specialty medical services   ..................      999,209     $  (52,331)(a)                        387,547
Management services and other   ...............       45,713                          (1,020)(a)         3,115
                                                   ----------                     ------------       -----------
Total revenues   ..............................    1,434,695        (52,331)         (17,121)          390,662
Costs and expenses:
Operating, general and administrative
 expenses  ....................................    1,154,924        (43,279)(a)      (12,453)(a)       406,800
Depreciation and amortization   ...............       41,681         (1,785)(a)         (833)(a)         5,439
Rent ..........................................       77,785           (838)(a)       (1,885)(a)             -
Interest, net .................................       64,110         (3,817)(b)         (932)(d)         6,208
Non-recurring costs (income) ..................      (14,457)        34,298 (c)       (8,497)(e)         3,468
                                                   ----------    ------------     ------------       -----------
 Total costs and expenses .....................    1,324,043        (15,421)         (24,600)          421,915
Earnings (loss) before equity in earnings
 (loss) of affiliates, income taxes and
 extraordinary items   ........................      110,652        (36,910)           7,479           (31,253)
Equity in earnings (loss) of affiliates  ......          828                             722              (671)
                                                   ----------                     ------------       -----------
Earnings (loss) before income taxes and
 extraordinary items   ........................      111,480     $  (36,910)      $    8,201       $   (31,924)
                                                                 ============     ============       ===========
Federal and state income taxes  ...............       63,715
                                                   ----------
Earnings before extraordinary items   .........   $   47,765
                                                   ==========



                                                     FIRST           OTHER            OTHER                             NOTE
                                                    AMERICAN      CONSOLIDATED     CONSOLIDATED      PRO FORMA        OFFERING
                                                  ADJUSTMENTS        ACTUAL(5)      ADJUSTMENTS     CONSOLIDATED    ADJUSTMENTS(6)
                                                ---------------  ---------------  ---------------   -------------   ---------------
Net revenues:
Basic medical services ........................                      $      292                        $ 373,964
Specialty medical services   ..................                         124,993                        1,459,418
Management services and other   ...............                               3                           47,811
                                                                       ----------                     ----------
Total revenues   ..............................                         125,288                        1,881,193
Costs and expenses:
Operating, general and administrative
 expenses  ....................................                         124,530                        1,630,522
Depreciation and amortization   ...............      $  4,501 (f)         1,506       $  1,500 (f)        52,009           755(h)
Rent ..........................................                           1,917                           76,979
Interest, net .................................         9,314 (g)         3,088          1,651 (g)        79,622         8,555(i)
Non-recurring costs (income) ..................                               -                           14,812
                                                                       ----------                     ----------
 Total costs and expenses .....................        13,815           131,041          3,151         1,853,944
Earnings (loss) before equity in earnings
 (loss) of affiliates, income taxes and
 extraordinary items   ........................       (13,815)           (5,753)        (3,151)           27,249
Equity in earnings (loss) of affiliates  ......                           1,032                            1,911
                                                                       ----------                     ----------
Earnings (loss) before income taxes and
 extraordinary items   ........................      $(13,815)       $   (4,721)      $ (3,151)           29,160
                                                     ==========        =========      ==========
Federal and state income taxes  ...............                                                           18,297
                                                                                                      ----------
Earnings before extraordinary items   .........                                                        $  10,863
                                                                                                      ==========




                                                PRO FORMA
                                                ----------
Net revenues:
Basic medical services ........................ $ 373,964
Specialty medical services   .................. 1,459,418
Management services and other   ...............    47,811
                                                ----------
Total revenues   .............................. 1,881,193
Costs and expenses:
Operating, general and administrative
 expenses  .................................... 1,630,522
Depreciation and amortization   ...............    52,764
Rent ..........................................    76,979
Interest, net .................................    88,178
Non-recurring costs (income) ..................    14,812
                                                ----------
 Total costs and expenses ..................... 1,863,255
Earnings (loss) before equity in earnings
 (loss) of affiliates, income taxes and
 extraordinary items   ........................    17,938
Equity in earnings (loss) of affiliates  ......     1,911
                                                ----------
Earnings (loss) before income taxes and
 extraordinary items   ........................    19,849
Federal and state income taxes  ...............    12,455
Earnings before extraordinary items   ......... $   7,394
                                                ==========

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) Includes the results of operations of (i) its pharmacy division through July 30, 1996, the date of the Pharmacy Sale, (ii) its assisted living services subsidiary through October 9, 1996, the date of closing of the ILC Offering, (iii) First American from October 17, 1996, the date of closing of the First American Acquisition, (iv) Vintage Health Care Center from January 29, 1996, the date of closing of the Vintage Acquisition, (v) Rehab Management Systems, Inc. from March 19, 1996, the date of closing of the RMS Acquisition, (vi) Hospice of the Great Lakes, Inc. from May 1, 1996, the date of closing of the Hospice Acquisition, (vii) J.R. Rehab Associates, Inc. from August 1, 1996, the date of closing of the J.R. Rehab Acquisition, (viii) Extendicare of Tennessee, Inc. from August 12, 1996, the date of closing of the Extendicare Acquisition, (ix) Edgewater Home Infusion Services, Inc. from August 19, 1996, the date of closing of the Edgewater Acquisition, (x) Century Home Services, Inc. from September 13, 1996, the date of closing of the Century Acquisition, (xi) Signature Home Care, Inc. from September 25, 1996, the date of closing of the Signature Acquisition, (xii) Mediq Mobile X-Ray Services, Inc. from November 7, 1996, the date of closing of the Mediq Acquisition, (xiii) Total Rehab Services, LLC and Total Rehab Services 02, LLC from November 8, 1996, the date of closing of the Total Rehab Acquisition and (xiv) Lifeway Inc. from November 8, 1996, the date of closing of the Lifeway Acquisition. Also includes from October 9, 1996 IHS' equity in ILC's earnings. See notes 2, 3, 4 and 5 below and Note 2 of Notes to Consolidated Financial Statements.

(2) In July 1996, IHS sold its pharmacy division to Capstone Pharmacy Services, Inc. ("Capstone") for a purchase price of $150 million, consisting of cash of $125 million and shares of Capstone common stock having a value of $25 million. IHS used the net proceeds of the sale to repay borrowings under its revolving credit facility. IHS had a pre-tax gain of $34.3 million. Because IHS' investment in the pharmacy division had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. IHS' investment in Capstone common stock of $14.6 million represents less than 20% of the total Capstone shares. Accordingly, such investment is recorded at carryover cost and classified as securities available for sale. An unrealized gain of $9.4 million is reflected in stockholders' equity with respect to such investment, as the current market value of the Capstone shares at December 31, 1996 was approximately $24.0 million.

(3) On October 9, 1996, Integrated Living Communities, Inc. ("ILC"), at the time a wholly-owned subsidiary of IHS which provides assisted living and related services to the private pay elderly market, completed an initial public offering of ILC common stock. IHS sold 1,400,000 shares of ILC common stock in the offering, for which it received aggregate net proceeds of approximately $10.4 million. In addition, ILC used approximately $7.4 million of the net proceeds received by it to repay outstanding indebtedness to IHS. Following the offering, IHS continues to own 2,497,900 shares of ILC common stock, representing 37.3% of the outstanding ILC common stock. IHS used the net proceeds from the sale to repay borrowings under its credit facility. IHS recorded a pre-tax loss of approximately $8.5 million in the fourth quarter of 1996 as a result of this transaction.

(4) In October 1996, IHS acquired through merger First American. The purchase price was $154.1 million in cash, which IHS borrowed under its credit facility, plus contingent payments of up to $155 million payable at various times through 2004. See "Recent Developments - First American Acquisition."

(5)  Consists of the following acquisitions:

          Vintage Acquisition. In January 1996, IHS purchased Vintage Health Care Center, a 220 bed skilled nursing and assisted living facility in Denton, Texas, for $6.9 million. A condominium interest in the assisted living portion of this facility (valued at $3.5 million) was contributed to ILC on June 1, 1996.

          RMS Acquisition. In March 1996, IHS acquired all of the outstanding capital stock of Rehab Management Systems, Inc. ("RMS"), which operates outpatient rehabilitation therapy clinics in central Florida. RMS also managed one therapy and one physician clinic. Total purchase price was $10.0 million, including $8.0 million representing the issuance of 385,542 shares of IHS Common Stock. In addition, IHS incurred direct costs of acquisition of $2.9 million. Total goodwill at the date of acquisition was $12.8 million.

          Hospice of the Great Lakes Acquisition. In May 1996, IHS acquired substantially all the assets of Hospice of the Great Lakes, Inc., a hospice company in Northbrook, Illinois. Total purchase price was $8.2 million representing the issuance of 304,822 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $1.0 million. Total goodwill at the date of acquisition aggregated $9.1 million.

          J.R. Rehab Acquisition. In August 1996, IHS acquired all of the outstanding capital stock of J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation clinic in Mooresville, North Carolina. Total purchase price was approximately $2.1 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $3.1 million.

          Extendicare Acquisition. In August 1996, IHS acquired substantially all of the assets of Extendicare of Tennessee, Inc., a home healthcare company in Memphis, Tennessee. Total purchase price was approximately $3.4 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $1.9 million.

          Edgewater Acquisition. In August 1996, IHS acquired substantially all the assets of Edgewater Home Infusion Services, Inc., a home infusion company in Miami, Florida. Total purchase price was approximately $8.0 million. IHS incurred direct costs of acquisition of $300,000. Total goodwill at the date of acquisition aggregated $7.7 million.

          Century Acquisition. In August 1996, IHS acquired substantially all the assets of Century Health Services, Inc., a home healthcare company in Murfreesboro, Tennessee. Total purchase price was approximately $2.4 million. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.6 million of debt of Century assumed in the acquisition. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $12.1 million.

          Signature Acquisition. In September 1996, IHS acquired all of the outstanding capital stock of Signature Home Care, Inc., a home care company in Dallas, Texas. Total purchase price was approximately $9.2 million, including $4.7 million representing the issuance of 196,374 shares of IHS Common Stock. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.9 million of Signature's debt. IHS incurred direct costs of acquisition of $2.5 million. Total goodwill at the date of acquisition aggregated $21.1 million.

          Mediq Acquisition. In November 1996, the Company acquired the assets of Mediq Mobile X-Ray Services, Inc., which provides mobile diagnostic services. The total purchase price was $10.1 million, including $5.2 million representing the issuance of 203,721 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $5.5 million. Total goodwill at the date of acquisition was $15.6 million.

          Total Rehab Acquisition. In November 1996, the Company acquired the assets of Total Rehab Services, LLC and Total Rehab Services 02, LLC, which provide contract rehabilitative and respiratory services. The total purchase price was $8.0 million, including $2.7 million representing the issuance of 106,559 shares of the Company's Common Stock. In addition, the Company repaid approximately $3.9 million of Total Rehab's debt. In addition, the Company incurred direct costs of acquisition of $1.3 million. Total goodwill at the date of acquisition was $12.0 million.

          Lifeway Acquisition. In November 1996, the Company acquired all of the outstanding stock of Lifeway, Inc., which provides physician and disease state management services. The total purchase price was $900,000 representing the issuance of 38,502 shares of the Company's Common Stock. IHS also issued 48,129 shares of Common Stock to Robert Elkins, Chairman and Chief Executive Officer of the Company, in payment of outstanding loans of $1.1 million from Mr. Elkins to Lifeway. In addition, the Company incurred direct costs of acquisition of $275,000.

(6) In May 1996, the Company issued $150 million aggregate principal amount of the Old Notes. The Company used all the net proceeds from the sale of Old Notes to repay $145.0 million outstanding under the Company's revolving credit facility. In May 1997, the Company issued $450 million aggregate principal amount of the 9 1/2% Senior Notes. The Company used all the net proceeds from the sale of the 9 1/2% Senior Notes to repurchase $99,893,000 of the outstanding 10 3/4% Senior Notes and $114,975,000 of the outstanding 9 5/8% Senior Notes and to repay approximately $191.0 million under its revolving credit facility.

                                ----------------

For purposes of determining the effects of the acquisitions and divestitures described in Notes 1 through 5 above, including those events which are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on IHS, and (iii) factually supportable, the following estimates and adjustments have been made:

     (a)  Represents actual revenues and expenses of divisions sold.

     (b) Represents reduction of interest expense resulting from repayment of $91,000,000 outstanding under IHS' revolving credit facility, based on IHS' interest rate of 7.19% under the revolving credit facility on July 30, 1996. The indentures under which IHS' senior subordinated notes were issued require that IHS use the proceeds of asset sales (as defined in the indentures) to either (i) invest in healthcare businesses, (ii) repay senior indebtedness or (iii) repurchase the senior subordinated notes issued under the indentures. See "Description of Certain Indebtedness."

     (c) Represents gain on the sale of the pharmacy division recorded in July 1996.

     (d) Represents reduction of interest expense resulting from repayment of $17,851,000 outstanding under IHS' revolving credit facility with proceeds from the ILC Offering, based on IHS' interest rate of 7.19% under the revolving credit facility on October 9, 1996. The indentures under which IHS' senior subordinated notes were issued require that IHS use the proceeds of asset sales (as defined in the indentures) to either (i) invest in healthcare businesses, (ii) repay senior indebtedness or (iii) repurchase the senior subordinated notes issued under the indentures. See "Description of Certain Indebtedness."

     (e)  Represents loss on sale of shares in the ILC Offering.

     (f) Represents additional amortization relating to goodwill recorded as a result of the acquisition, amortized using the straight line method over 40 years, as follows:

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                               LESS: PREVIOUSLY                  MONTHS
                                                   ANNUAL          RECORDED          ANNUAL        IN
          COMPANY             GOODWILL   LIFE   AMORTIZATION     AMORTIZATION     AMORTIZATION    1996   ADJUSTMENT
---------------------------- ----------- ------ -------------- ------------------ -------------- ------- -----------
   First American  .........  $ 227,406   40         $ 5,685          $    0            $5,685     9.5       $4,501
                              ----------  ---        --------         ------          -------     -----     -------
   Lifeway   ...............          0   40               0               0                 0    10.0            0
   Total Rehab  ............     11,982   40             300               0               300    10.0          250
   Mediq  ..................     15,600   40             390               0               390    10.0          325
   Century   ...............     12,140   40             304              (5)              299     8.5          211
   Signature    ............     21,122   40             528             (24)              504     9.0          378
   Edgewater    ............      7,685   40             192              (1)              191     7.5          119
   Extendicare  ............      1,945   40              49               0                49     7.5           30
   J.R. Rehab   ............      3,159   40              79              (2)               77     7.0           45
   Hospice of Great Lakes         9,031   40             226              (2)              224     4.0           75
   RMS    ..................     12,832   40             321               0               321     2.5           67
   Vintage   ...............          0   40               0               0                 0     1.0            0
                              ----------  ---        --------         ------          -------     -----     -------
                                 95,496                2,389             (34)            2,355                1,500
                              ----------             --------         ------          -------               -------
   Total  ..................  $ 322,902              $ 8,074          $  (34)           $8,040               $6,001
                              ==========             ========         ======          =======               =======

     (g) Represents (reduction in) additional interest expense resulting from (repayment) borrowings under IHS' revolving credit facility to finance acquisitions based on the interest rate under the revolving credit facility on the date of (repayment) borrowing, as follows:

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                          DEBT       MONTHS   INTEREST    INTEREST
                                                       (PROCEEDS)   IN 1996     RATE     ADJUSTMENT
                                                       ------------ --------- ---------- -----------
       Pharmacy   ....................................   $  (91,000)     7.0    7.19%     $  (3,817)
       ILC Offering  .................................      (17,851)     9.0    7.19%          (932)
       First American   ..............................      165,000      9.5    7.13%         9,314
                                                          ---------    -----    -------    ---------
       Lifeway .......................................            0     10.0    7.13%             0
       Total Rehab   .................................        5,300     10.0    7.13%           315
       Mediq   .......................................        4,942     10.0    7.13%           294
       Century    ....................................        2,390      8.5    7.25%           123
       Signature  ....................................        4,519      9.0    7.19%           244
       Edgewater  ....................................        7,974      7.5    7.25%           361
       Extendicare   .................................        3,410      7.5    7.25%           155
       J.R. Rehab    .................................        2,100      7.0    7.25%            89
       Hospice of Great Lakes    .....................            0      4.0    6.94%             0
       RMS  ..........................................        2,000      2.5    6.88%            29
       Vintage    ....................................        6,932      1.0    7.06%            41
                                                          ---------                        ---------
                                                             39,567                           1,651
                                                          ----------                       ---------
       Total   .......................................   $   95,716             7.08%(1)   $  6,216
                                                          ==========                       =========
       Effect of 1/8% reduction in interest expense      $   95,716             6.95%(1)   $  6,074
       Effect of 1/8% increase in interest expense ...   $   95,716             7.20%(1)   $  6,292




----------

(1)  Percentage is weighted average based on amount (repaid) borrowed.

     (h)  Represents   additional   amortization  of  deferred  financing  costs
          relating to the Old Notes (5 months) and the 9 1/2% Senior Notes (12 months).

     (i) Represents additional net interest expense resulting from (i) the sale of $150 million aggregate principal amount of Old Notes and the use of proceeds therefrom to repay $145.0 million outstanding under the revolving credit facility (5 months) and (ii) the sale of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase $214.9 million of its outstanding senior subordinated notes and $191.0 million outstanding under the revolving credit facility. The interest reduction resulting from the repayment of amounts outstanding under the revolving credit facility is based on the interest rate under the revolving credit facility on the date of repayment.

                                    BUSINESS

GENERAL OVERVIEW


     Integrated Health Services, Inc. is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care and inpatient and outpatient rehabilitation, hospice and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post- acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,100 service locations in 41 states.

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, the Company has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; (ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; (iii) developing subacute care units; and (iv) forming strategic alliances with health maintenance organizations, hospital groups and physicians. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations.

     In implementing its post-acute care network strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in October 1996 acquired First American, a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee, and has entered into an agreement to acquire RoTech, a provider of home healthcare products and services, with an emphasis on respiratory and home infusion services, principally to patients in non-urban areas. See "Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of the home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as a referral base for IHS' other services and healthcare capabilities; and (iii) provide a cost-effective site for case management and patient direction.

     The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the

Company believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services. Total revenues generated from MSUs have increased from $104.3 million for the year ended December 31, 1993 to $178.0 million for the year ended December 31, 1994, $290.2 million for the year ended December 31, 1995 and $324.0 million for the year ended December 31, 1996 and from $78.1 million for the three months ended March 31, 1996 to $85.5 million for the three months ended March 31, 1997. MSU revenues as a percentage of total revenues were 35% in 1993, 25% in each of 1994 and 1995, 23% in 1996 and 24% and 19% in the three months ended March 31, 1996 and 1997, respectively. The percentage decrease in 1994 was primarily the result of the acquisition of facilities which did not have MSUs at the time of acquisition as well as the acquisition of rehabilitation, pharmacy, diagnostic, respiratory therapy, home healthcare and related service companies in connection with the Company's vertical integration strategy and the implementation of the Company's post-acute care network. MSU revenue as a percentage of total revenues is expected to continue to decrease as the Company implements its vertical integration strategy and continues to expand its post-acute care network through the acquisition of home healthcare, rehabilitation and similar service companies.

     The Company presently operates 172 geriatric care facilities (116 owned or leased and 56 managed) and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similiar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American, for the year ended December 31, 1996 approximately 35% of IHS' revenues were derived from home health and hospice care, approximately 41% were derived from subacute and other ancillary services, approximately 21% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services.

INDUSTRY BACKGROUND

     In 1983, the Federal government acted to curtail increases in healthcare costs under Medicare, a Federal insurance program under the Social Security Act primarily for individuals age 65 or over. Instead of continuing to reimburse hospitals on a cost plus basis (i.e., the hospital's actual cost of care plus a specified return on investment), the Federal government established a new type of payment system based on prospectively determined prices rather than retrospectively determined costs, with payment for inpatient hospital services based on regional and national rates established under a system of diagnosis-related groups ("DRGs"). As a result, hospitals bear the cost risk of providing care inasmuch as they receive specified reimbursement for each treatment regardless of actual cost.

     Concurrent with the change in government reimbursement of healthcare costs, a "managed care" segment of the healthcare industry emerged based on the theme of cost containment. The health maintenance organizations and preferred provider organizations, which constitute the managed care segment, are able to limit hospitalization costs by giving physicians incentives to reduce hospital utilization and by negotiating discounted fixed rates for hospital services. In addition, traditional third party indemnity insurers began to limit reimbursement to pre-determined amounts of "reasonable charges," regardless of actual cost, and to increase the amount of co-payment required to be paid by patients, thereby requiring patients to assume more of the cost of hospital care. These changes have resulted in the earlier discharge of patients from acute care hospitals.

     At the same time, the number of people over the age of 65 began to grow significantly faster than the overall population. Further, advances in medical technology have increased the life expectancies of an increasingly large number of medically complex patients, many of whom require a high degree of monitoring and specialized care and rehabilitative therapy that is generally not available outside the acute care hospital. However, the changes in government and third-party reimbursement and growth of the managed care segment of the healthcare industry, when combined with the fact that the cost of providing care to these patients in an acute care hospital is higher than in a non-acute care hospital setting, provide economic incentives for acute care hospitals and patients or their insurers to minimize the length of stay in acute care hospitals. The early discharge from hospitals of patients who are not fully recovered and still require medical care and rehabilitative therapy has contributed significantly to the rapid growth of the home healthcare industry, as have recent advances in medical technology, which have facilitated the delivery of services in alternate sites, demographic trends, such as an aging population, and a preference for home healthcare among patients. As a result, home healthcare is among the fastest growing areas in healthcare.

     However, for some of these patients home healthcare is not a viable alternative because of their continued need for a high degree of monitoring, more intensive and specialized medical care, 24-hour per day nursing care and a comprehensive array of rehabilitative therapy. As a result, the Company believes there is an increasing need for non-acute care hospital facilities which can provide the monitoring, specialized care and comprehensive rehabilitative therapy required by the growing population of subacute and medically complex patients.

     The traditional nursing home, despite its skilled care license and eligibility for Medicare certification, has focused on providing custodial care to Medicaid eligible persons until they die. The state Medicaid reimbursement program reinforces this focus by typically setting "cost ceilings" on reimbursement for each patient based on overall average state costs for all patients. Since the "average" patient is a long-stay, non-medically complex patient, nursing homes face an economic disincentive to treat medically complex patients because Medicaid reimburses the nursing home as if it had provided only custodial care to a non-medically complex patient regardless of the type of care actually provided. In addition, state laws impose substantial restrictions on or prohibitions against the ability of a facility to reduce the number of Medicaid certified beds in a facility, thus making the process of converting to the treatment of more medically complex non-Medicaid eligible persons a long and financially risky process. As a result, most traditional nursing homes, with high Medicaid census and earnings and cash flow under pressure, are reluctant to spend the capital required to upgrade staff, implement medical procedures (such as infection control) and equip a nursing home to treat subacute and medically complex patients and provide the comprehensive rehabilitative therapy required by many of these patients.


     Moreover, recent healthcare reform proposals, which have focused on containment of healthcare costs, together with the desire of third-party payors to contract with one service provider for all post- acute care services, the increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated reimbursement systems, have resulted in a trend of consolidation of smaller, local operators who lack the sophisticated management information systems, operating efficiencies and financial resources to compete effectively into larger, more established regional or national operators that offer a broad range of services, either through its own network or through subcontracts with other third-party service providers.

     There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Ongoing consolidation in the healthcare industry could also impact the Company's business and results of operations. See "Risk Factors - Risk of Adverse Effect of Healthcare Reform" and "- Uncertainty of Government Regulation."

COMPANY STRATEGY


     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. IHS believes that the success of its post-acute care strategy will depend in large part on its ability to control each component of the post-acute care delivery system in order to provide low-cost, high quality outcomes. The central elements of IHS' business strategy are:

     Vertical Integration of Post-acute Care Services. The Company is expanding the range of home healthcare and related services it offers to its patients directly in order to serve the full spectrum of patient needs following acute hospitalization. In addition to subacute care, the Company is now able to offer directly to its patients, rather than through third-party providers, home healthcare, rehabilitation (physical, occupational and speech), hospice care and mobile x-ray and electrocardiogram services. As a full service provider, IHS believes that it is better able to respond to the needs of its patients and referral sources. In addition, the Company believes that by offering managed care organizations and insurance companies a single source from which to obtain a full continuum of care to patients following discharge from the acute care hospital, it will attract healthcare payors seeking to improve the management of healthcare quality as well as to reduce servicing and administrative expenses. The Company also believes that offering a broad range of services will allow it to better control certain costs, which will provide it with a competitive advantage in contracting with managed care companies and offering capitated rates, whereby IHS assumes the financial risk for the cost of care.

     Expansion of Home-Based Services. The Company's strategy is to expand its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible and patients' desires to be treated at home. The Company believes that the nation's aging population, when combined with advanced technology which allows more healthcare procedures to be performed at home, has resulted in an increasingly large number of patients with long-term chronic conditions that can be treated effectively in the home. In addition, a significant number of patients discharged from the Company's MSUs require home healthcare. The Company also believes that it can expand its home healthcare services to cover pre-acute, as well as post-acute, patients by having home healthcare nurses provide preventive care services to home-bound senior citizens. In addition, the Company believes that home healthcare will help the Company contain costs, thereby providing it with a competitive advantage in contracting with managed care companies and offering capitated rates. IHS believes that the changing healthcare reimbursement environment, with the focus on cost containment, will require healthcare providers to go "at risk" under capitated service agreements, and that home healthcare will be a critical component of its ability to do so.

     IHS believes that the acquisition of First American is an important component in the implementation of its post-acute healthcare system. First American, together with the Company's existing home healthcare operations, gives the Company a significant home healthcare presence in 21 states, including those states the Company has targeted for its post-acute healthcare system. The Company believes that its expanded home healthcare network will assist it in meeting the desire of payors for one stop shopping, as well as offering capitated rates to managed care providers. Additionally, the Company expects that Medicare will implement a prospective payment system for home nursing services in the next several years. Currently, Medicare provides reimbursement for home nursing care on a cost basis which includes a rate of return, subject to a cap. There is no reward for efficiency, provided that costs are below the cap. Under current prospective payment proposals, a healthcare provider would receive a predetermined rate for a given service. Providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under prospective pay, the efficient operator will be rewarded. Since the largest component of home nursing care costs is labor, which is basically fixed, the Company believes the differentiating factor in profitability will be administrative costs. As a result of the

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First  American  Acquisition,  the Company,  as a large provider of home nursing services, should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. See "Risk Factors - Risk of Adverse Effect of Healthcare Reform."

     Focus on Managed Care. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has, over the past year, begun to restructure its operations to position IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider to managed care organizations. Although to date there has been limited demand among managed care organizations for post-acute care services, IHS believes demand will increase as HMOs continue to attempt to control healthcare costs and to penetrate the Medicare market. As part of its focus on managed care and capitated rates, IHS spent several years collecting outcome data for more than 25,000 patients. To date, IHS has service agreements with approximately 350 managed care organizations. In January 1996, IHS was chosen as the exclusive capitated provider for five years of long-term care, subacute care and therapy services to Sierra Health Plan's Health Plan of Nevada ("Sierra Health"), the largest HMO in Nevada with approximately 26,000 Medicare enrollees and 116,000 commercial enrollees. As the exclusive provider, IHS provides all contracted services to the HMOs members; as a capitated provider, IHS accepts full risk of patient care in exchange for a flat fee per enrollee. The agreement with Sierra Health provides for bi-annual price resets, stop-loss agreements and cancellation clauses, although there can be no assurance that these provisions will be effective to protect IHS. In addition, in October 1996 IHS entered into a three-year agreement to provide, on an exclusive basis, long-term and sub-acute care to patients of Foundation Health Corporation, an HMO located in Florida, on a capitated basis. Foundation Health currently has 26,000 Medicare and 60,000 commercial enrollees. The agreement provides for increased revenues to IHS for reduced hospital utilization. Although IHS has attempted to minimize its risk under the contract, there can be no assurance that safeguards it implemented will be effective. See "Risk Factors - Risks Related to Managed Care Strategy."

     Subacute Care Through Medical Specialty Units. The Company's strategy is designed to take advantage of the need for early discharge of many patients from acute care hospitals by using MSUs as subacute specialty units within its geriatric care facilities. MSUs provide the monitoring and specialized care still required by these persons after discharge from acute care hospitals at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of care in acute care hospitals. IHS also intends to continue to use its geriatric care facilities to meet the increasing need for cost-efficient, comprehensive rehabilitation treatment of these patients. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV. IHS opened its first MSU program in April 1988 and currently operates 158 MSU programs in 84 facilities. IHS also emphasizes the care of medically complex patients through the provision of a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy. The Company intends that its MSUs be a lower cost alternative to acute care or rehabilitation hospitalization of subacute or medically complex patients. IHS intends to expand its specialty medical services at its existing and newly acquired facilities. IHS believes that its subacute care programs will also serve as an important referral base for its home healthcare and ancillary services. In expanding its post-acute care network, IHS expects to place less emphasis on subacute care through MSUs and more emphasis on home healthcare. While IHS added 1,098 MSU beds in 1994 and 868 MSU beds in 1995, it only added an additional 383 MSU beds in 1996 and 65 MSU beds in the first quarter of 1997, and it anticipates that it will only add an additional 300 to 400 MSU beds in each of 1997 and 1998.

     Concentration on Targeted Markets. The Company has implemented a strategy focused on the development of market concentration for its post-acute care services in targeted states due to increasing payor consolidation. The Company also believes that by offering its services on a concentrated basis in targeted markets, together with the vertical integration of its services, it will be better positioned to meet the needs of managed care payors. The Company now has approximately 1,100 service locations in 41

                                       53


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states,  including 172 geriatric  care  facilities in 30 states (56 of which the
Company manages), with 61 service locations, including 23 geriatric care facilities (21 of which the Company manages), in California, 164 service locations, including 32 geriatric care facilities (five of which the Company manages), in Florida, 73 service locations, including 14 geriatric care facilities (two of which the Company manages), in Pennsylvania, and 139 service locations, including 20 geriatric care facilities (six of which the Company manages), in Texas.

     Expansion Through Acquisition. The Company has grown substantially through acquisitions and the opening of MSUs and the acquisition of home healthcare and related service providers, and expects to continue to expand its business by expanding the amount of home healthcare and related services it offers directly to its patients rather than through third-party providers, by establishing additional MSUs and rehabilitation programs in its existing geriatric care facilities, by acquiring additional geriatric care facilities in which to establish MSUs and rehabilitation programs and by expanding the number of MSU programs offered. From January 1, 1991 to date, the Company has increased the number of geriatric care facilities it owns or leases from 25 to 116, has increased the number of facilities it manages from 18 to 56 and has increased the number of MSU programs it operates from 13 to 158. In addition, the Company now offers certain related services, such as home healthcare, rehabilitation, x-ray and electrocardiogram, directly to its patients rather than relying on third-party providers. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers, that the Company acquire, or establish relationships with, third-parties which provide other post-acute care services not currently provided by the Company, that additional MSUs be established in the Company's existing facilities and that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. See "Risk Factors - Risks Associated with Growth Through Acquisitions and Internal Development."

PATIENT SERVICES

 Basic Medical Services


     The Company provides a wide range of basic medical services at its geriatric care facilities which are licensed as skilled care nursing homes. Services provided to all patients include required nursing care, room and board, special diets, and other services which may be specified by a patient's physician who directs the admission, treatment and discharge of the patient.


SPECIALTY MEDICAL SERVICES

 Medical Specialty Units


     The Company's MSUs are typically 20 to 75 bed subacute specialty care units located within discrete areas of IHS' facilities, with physical identities, specialized medical technology and medical staffs separate from the geriatric care facilities in which they are located. An intensive care unit nurse, or a nurse with specialty qualifications, serves as clinical coordinator of each unit, which generally is staffed with nurses having experience in the acute care setting. The operations of each MSU are generally overseen by a Board certified specialist in that unit's area of treatment. The patients in each MSU are provided with a high degree of monitoring and specialized care similar to that provided by acute care hospitals. The physiological monitoring equipment required by the MSU is equivalent to that found in the acute care hospital. The Company opened its first MSU program during April 1988 and currently operates 158 MSUs at 84 facilities. Approximately one-third of all of the Company's MSU patients are under the age of 70.

     Although each MSU has most of the treatment capabilities of an acute care hospital in the MSU's area of specialization, the Company believes the per diem treatment costs are generally 30% to 60% less than in acute care hospitals. Additionally, the MSU is less "institutional" in nature than the acute care hospital, families may visit MSU patients whenever they wish and family counseling is provided. In marketing its MSU programs to insurers and healthcare providers, IHS emphasizes the cost advantage of its treatment as compared to acute care hospitals. The Company also emphasizes the improved

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"quality  of life"  compared  to acute  care and  long-term  care  hospitals  in marketing its MSU programs to hospital patients and their families. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV.


     Complex Care Program. This program is designed to treat persons who are generally subacute or chronically ill and sick enough to be treated in an acute care hospital. Persons requiring this care include post-surgical patients, cancer patients and patients with other diseases requiring long recovery periods. This program is designed to provide the monitoring and specialized care these patients require but in a less institutional and more cost efficient setting than provided by hospitals. Some of the monitoring and specialized care provided to these patients are apnea monitoring, continuous peripheral intravenous therapy with or without medication, continuous subcutaneous infusion, chest percussion and postural drainage, gastrostomy or naso-gastric tube feeding, ileostomy or fistula care (including patient teaching), post-operative care, tracheostomy care, and oral, pharyngeal or tracheal suctioning. Patients in this program also typically undergo intensive rehabilitative services to allow them to return home.

     Ventilator  Program.  This  program is  designed  for  persons  who require ventilator assistance for breathing because of respiratory disease or impairment. Persons requiring ventilation include sufferers of chronic obstructive pulmonary disease, muscular atrophy and respiratory failure, pneumonia, cancer, spinal cord or traumatic brain injury and other diseases or injuries which impair respiration. Ventilators assist or effect respiration in patients unable to breathe adequately for themselves by injecting heated, humidified, oxygen-enriched air into the lungs at a pre-determined volume per breath and number of breaths per minute and by controlling the relationship of inhalation time to exhalation time. Patients in this program undergo respiratory rehabilitation to wean them from ventilators by teaching them to breathe on their own once they are medically stable. Patients are also trained to use the ventilators on their own.

     Wound Management Programs. These programs are designed to treat persons suffering from post operative complications and persons infected by certain forms of penicillin and other antibiotic resistant bacteria, such as methicillin resistant staphylococcus aureus ("MRSA"). Patients infected with these types of bacteria must be isolated under strict infection control procedures to prevent the spread of the resistant bacteria, which makes MSUs an ideal treatment site for these patients. Because of the need for strict infection control, including isolation, treatment of this condition in the home is not practical.

     Cardiac Care Program. This program is designed to treat persons suffering from congestive heart failure, severe cardiac arrhythmia, pre/post transplants and other cardiac diagnoses. The monitoring and specialized care provided to these patients includes electrocardiographic monitoring/telemetry, continuous hemodynamic monitoring, infusion therapy, cardiac rehabilitation, stress management and dietary counseling, planning and education.

     The Company believes that MSU programs can be developed to address a wide variety of medical conditions which require specialized care. In addition, the Company has developed MSU programs for subacute rehabilitation, oncology and HIV. The Company intends to establish additional MSUs in its existing facilities and in facilities which it acquires or manages for others to address the various market needs for MSU programs in the markets in which it operates.

 Rehabilitation


     The Company provides a comprehensive array of rehabilitative services for patients at all of its geriatric care facilities, including those in its MSU programs, in order to enable those persons to return home. These services include respiratory therapy with licensed respiratory therapists, physical therapy with a particular emphasis on programs for the elderly, speech therapy, particularly for the elderly recovering from cerebral vascular disorders, occupational therapy and physiatric care. A portion of the rehabilitative service hours are provided by independent contractors. In order to reduce the number of rehabilitative services hours provided by independent contractors, the Company began in late 1993 to acquire companies which provide physical, occupational and speech therapy to healthcare facilities.


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     The Company  also  offers a  rehabilitation  program to stroke  victims and persons who have undergone hip replacement.

 Home Healthcare Services

     IHS provides a broad spectrum of home healthcare services to the recovering, disabled, chronically ill or terminally ill person. Home healthcare services may be as basic as assisting with activities of daily living or as complex as cancer chemotherapy. Care involves either or both a service component (provided by registered nurses, home health aides, therapists and technicians through periodic visits) and a product component (drugs, equipment and related supplies). Time spent with a patient may range from one or two visits to around-the-clock care. Patients may be treated for several weeks, several months or the remainder of their lives.

     The home healthcare market is generally divided into four segments: nursing services; infusion therapy; respiratory therapy; and home medical equipment. On a pro forma basis after giving effect to the acquisition of First American and the ILC Offering, IHS had home healthcare revenues of approximately $457.0 million, $646.0 million, $622.0 million, $154.1 million and $155.7 million during the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively, representing approximately 41.1%, 38.4%, 35.3%, 34.3% and 33.8%, respectively, of total pro forma patient revenues. On a pro forma basis after giving effect to the acquisition of First American, home nursing services accounted for approximately 97.1%, 97.3%, 97.6%, 97.3% and 92.9% of IHS' home healthcare revenues in 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

     Home Nursing. Home nursing is the largest component of home healthcare, the most labor-intensive and generally the least profitable. Home nursing services range from skilled care provided by registered and other nurses, typically for those recently discharged from hospitals, to unskilled services delivered by home health aides for those needing help with the activities of daily living. Home nursing also includes physical, occupational and speech therapy, as well as social worker services. IHS substantially expanded its home nursing services through the acquisition of First American, and currently provides home nursing services at approximately 450 locations in 25 states.

     Infusion Therapy. Infusion therapy, the second largest home healthcare market, involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition and other therapies. Infusion therapy generally requires patient training, specialized equipment and periodic monitoring by skilled nurses. Technological advances such as programmable pumps that control frequency and intensity of delivery are increasing the percentage of infections and diseases that are treatable in the home; previously these infections and diseases generally required patients to be hospitalized. Home infusion therapy is more skilled-labor-intensive than other home healthcare segments.

     Respiratory Therapy. Respiratory therapy is provided primarily to older patients with chronic lung diseases (such as chronic obstructive pulmonary disease, asthma and cystic fibrosis) or reduced respiratory function. The most common therapy is home oxygen, delivered through oxygen gas systems, oxygen concentration or liquid oxygen systems. Respiratory therapy is monitored by licensed respiratory therapists and other clinical staff under the direction of physicians.

     Home Medical Equipment. Home medical equipment consists of the sale or rental of medical equipment such as specialized beds, wheelchairs, walkers, rehabilitation equipment and other patient aides.


 Alzheimer's Program

     IHS also offers a specialized treatment program for persons with Alzheimer's disease. This program, called "The Renaissance Program," is located in a specially designed wing separated from the remainder of the facility. The physical environment is designed to address the problems of disorientation and perceptual confusion experienced by Alzheimer's sufferers. The Renaissance
Program is designed to help reduce the stress and agitation of Alzheimer's disease by addressing the problems of short attention spans and hyperactivity. The staff for this program is specially recruited and staff training is highly specialized. This program is designed not only to provide care to persons suffering from Alzheimer's

                                       56

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disease,  but also to work with the  patient's  family.  The  Company  currently offers The Renaissance Program at 12 of its geriatric care facilities with a total of 395 beds. Patients pay a small premium to the Company's per diem rate for basic medical care to participate in this program.

 Hospice Services

     The Company provides hospice services, including medical care, counseling and social services, to the terminally ill in the greater Chicago metropolitan area, Michigan and Pennsylvania. Hospice care is a coordinated program of support services providing physical, psychological, social and spiritual care for dying persons and their families. Services are provided in the home and/or inpatient settings. The goal of hospice care is typically to improve a terminal patients' quality of life rather than trying to extend life. The Company also provides hospice care to the terminally ill at its facility in Miami, Florida.

MANAGEMENT AND OTHER SERVICES

     The Company manages geriatric care facilities under contract for others to capitalize on its specialized care programs without making the capital outlay generally required to acquire and renovate a facility. The Company currently manages 56 geriatric care facilities with 6,337 licensed beds. The Company is responsible for providing all personnel, marketing, nursing, resident care, dietary and social services, accounting and data processing reports and services for these facilities, although such services are provided at the facility owner's expense. The facility owner is also obligated to pay for all required capital expenditures. The Company manages these facilities in the same manner as the facilities it owns or leases, and provides the same geriatric care services as are provided in its owned or leased facilities. Contract acquisition costs for legal and other direct costs incurred to acquire long-term management contracts are capitalized and amortized over the term of the related contract.

     The Company receives a management fee for its services which generally is equal to 4% to 8% of gross revenues of the geriatric care facility. Certain management agreements also provide the Company with an incentive fee based on the amount of the facility's operating income which exceeds stipulated amounts. Management fee revenues are recognized when earned and billed generally on a monthly basis. Incentive fees are recognized when operating results of managed facilities exceed amounts required for incentive fees in accordance with the terms of the management agreements. The management agreements generally have an initial term of ten years, with the Company having a right to renew in most cases. The management agreements expire at various times between July 1997 and May 2005, although all can be terminated earlier under certain circumstances. The Company generally has a right of first refusal in respect of the sale of each managed facility. The Company believes that by implementing its specialized care programs and services in these facilities, it will be able to increase significantly the operating income of these facilities and thereby increase the management fees the Company will receive for managing these facilities.


     The Company also manages private duty and Medicare certified home health agencies in the Dallas/ Fort Worth, Texas market.

QUALITY ASSURANCE

     IHS has developed a comprehensive Quality Assurance Program to verify that high standards of care are maintained at each facility operated or managed by the Company. The Company requires that its facilities meet standards of care more rigorous than those required by Federal and state law. Under the Company's Quality Assurance Program standards for delivery of care are set and the care and services provided by each facility are evaluated to insure they meet the Company's standards. A quality assurance team evaluates each facility bi-annually, reporting directly to the Company's Chief Executive Officer and to the Chief Operating Officer, as well as to the administrator of each facility. Facility administrator bonuses are dependent in part upon their facility's evaluation. The Company also maintains an 800 number, called the "In-Touch Line," which is prominently displayed above telephones in each facility and placed in patients' bills. Patients and staff are encouraged to call this number if they

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have any  problem  with  nursing or  administrative  personnel  which  cannot be resolved quickly at the facility level. This program provides the Company with an early-warning of problems which may be developing at the facility. The Company has also developed a specialized Quality Assurance Program for its MSU programs.

     The Company has begun a program to obtain accreditation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for each of its facilities. At June 30, 1997, 68 of the Company's facilities had been fully accredited by the JCAHO.

OPERATIONS


     The day-to-day operations of each facility are managed by an on-site state licensed administrator, and an on-site business office manager monitors the financial operations of each facility. The administrator of each facility is supported by other professional personnel, including the facility's medical director, social workers, dietician and recreation staff. Nursing departments in each facility are under the supervision of a director of nursing who is state-registered. The nursing staffs are composed of registered nurses and licensed practical nurses as well as nursing assistants.

     The Company's home healthcare businesses are conducted through nearly 450 branches which are managed through three geographic area offices. The area office provides each of its branches with key management direction and support services. IHS' organizational structure is designed to create operating efficiencies associated with certain centralized services and purchasing while also promoting local decision making.

     The Company's corporate staff provides services such as marketing assistance, training, quality assurance oversight, human resource management, reimbursement expertise, accounting, cash management and treasury functions, internal auditing and management support. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each facility and branch location. The Company has standardized operating procedures and monitors its facilities and branch locations to assure consistency of operations. IHS emphasizes frequent communications, the setting of operational goals and the monitoring of actual results. The Company uses a financial reporting system which enables it to monitor, on a daily basis, certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenue and staffing.

     Each facility and branch location has all necessary state and local licenses. Most facilities are certified as providers under the Medicare and Medicaid programs of the state in which they are located.

JOINT VENTURES

     The Company has a 49% interest in a partnership formed in 1993 to manage and operate approximately 8,000 geriatric care and assisted retirement beds ("Tutera"), and a 40% interest in HPC America, Inc., a Delaware corporation ("HPC") that operates home infusion and home healthcare companies in addition to owning and managing physician practices. IHS does not participate in the day-to-day operations of Tutera or HPC, although its consent is required for certain material transactions. Under certain circumstances, IHS has the right to purchase the remaining interest in these entities, based upon a multiple of such entity's earnings, although the Company's right to purchase the remaining interest in HPC expires in September 1997.

SOURCES OF REVENUE


     The Company receives payments for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which certain of its facilities are located under Medicaid. The sources and amounts of the Company's patient revenues are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. Generally, private pay patients are the most profitable and Medicaid patients are the least profitable.

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     During the years  ended  December  31,  1994,  1995 and 1996,  the  Company derived approximately $297.8 million, $509.3 million and $562.5 million, respectively, or 44.2%, 44.7% and 40.5%, respectively, of its patient revenues from private pay sources and approximately $376.4 million, $629.8 million and $826.4 million, respectively, or 55.8%, 55.3% and 59.5%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from
government   reimbursement   programs   during   these   periods   consisted  of
approximately $225.6 million, $387.2 million and $516.7 million, or 33.5%, 34.0%
and  37.2%  of  total  patient   revenues,   respectively,   from  Medicare  and
approximately $150.8 million, $242.6 million and $309.7 million, respectively, or 22.3%, 21.3% and 22.3% of total patient revenues, respectively, from Medicaid. During the three months ended March 31, 1996 and 1997, the Company derived approximately $136.6 million and $150.8 million, respectively, or 43.2% and 33.4%, respectively, of its patient revenues from private pay sources and approximately $180.1 million and $300.7 million, respectively, or 56.8% and 66.6%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $104.2 million and $222.1 million, or 33.0%
and  49.2%  of  total  patient   revenues,   respectively,   from  Medicare  and
approximately $75.9 million and $78.6 million, respectively, or 23.8% and 17.4% of total patient revenues, respectively, from Medicaid. The increase in the percentage of revenue from government reimbursement programs is due to the higher level of Medicare and Medicaid patients serviced by the respiratory therapy, rehabilitative therapy, home healthcare and mobile diagnostic companies acquired in 1994, 1995 and 1996.

     On a pro forma basis after giving effect to the acquisition of First American and the ILC Offering, during the years ended December 31, 1995 and 1996, the Company derived approximately $514.8 million and $561.1 million, respectively, or 30.6% and 31.9%, respectively, of its patient revenues from private pay sources and approximately $1.2 billion and $1.2 billion, respectively, or 69.4% and 68.1%, respectively, of its patient revenues from government reimbursement programs. Pro forma patient revenues from government reimbursement programs during these periods consisted of approximately $919.2 million and $885.7 million, or 54.6% and 50.3%, respectively, from Medicare and approximately $248.2 million and $313.6 million, respectively, or 14.8% and 17.8%, respectively, from Medicaid. On a pro forma basis after giving effect to the acquisition of First American and the ILC Offering, during the three months ended March 31, 1996 and 1997, IHS derived approximately $135.7 million and $150.8 million, respectively, or 30.9% and 33.4%, respectively, of its patient revenues from private pay sources and approximately $303.1 million and $300.7 million, respectively, or 69.1% and 66.6%, respectively, of its patient revenues from government reimbursement programs. Pro forma patient revenues from government reimbursement programs during these periods consisted of approximately $226.5 million and $222.1 million, or 51.6% and 49.2%, respectively, from Medicare and approximately $76.6 million and $78.8 million, respectively, or 17.5% and 17.4%, respectively, from Medicaid.

     The Company's experience has been that Medicare patients constitute a higher percentage of an MSU program's initial occupancy than they do once the program matures. However, as the Company's marketing program to private pay patients is implemented in the new MSUs, the number of private pay patients in those programs has traditionally increased. In addition, the Company received payments from third parties for its management services, which constituted approximately 5.3%, 3.3%, 3.2%, 3.2% and 2.0% of total net revenues for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

     Gross third party payor settlements receivable, primarily from federal and state governments (i.e., Medicare and Medicaid cost reports), were $35.7 million at March 31, 1997, as compared to $42.6 million at December 31, 1996, $33.0 million at December 31, 1995 and $22.6 million at December 31, 1994. Approximately $10.3 million, or 29%, of the third party payor settlements receivable, primarily from Federal and state governments, at March 31, 1997 represent the costs for its MSU patients which exceed regional reimbursement limits established under Medicare, as compared to approximately $15.6 million, or 37%, at December 31, 1996, approximately $7.6 million, or 23%, at December 31, 1995 and approximately $6.2 million, or 27%, at December 31, 1994.


     The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy depends in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits

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



and by obtaining waivers of these limitations. The Company has submitted waiver requests for 225 cost reports, covering all cost report periods through December 31, 1995. To date, final action has been taken by HCFA on 221 waiver requests covering cost report periods through December 31, 1995. The Company's final rates as approved by HCFA represent approximately 95% of the requested rates as submitted in the waiver requests. There can be no assurance, however, that the Company will be able to recover its excess costs under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy.

     Both private third party and governmental payors have undertaken cost containment measures designed to limit payments made to healthcare providers such as the Company. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to facilities managed and operated by the Company. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in such programs. In addition, there can be no assurance that facilities owned, leased or managed by the Company now or in the future will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. The May 1997 balanced budget agreement between the President and Congress contemplates changing Medicare payments for skilled nursing facilities and home nursing services from a cost-reimbursement system to a prospective payment system. In an attempt to limit the federal and state budget deficits, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Company cannot at this time predict whether this legislation or any other legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors Risk of Adverse Effect of Healthcare Reform."

GOVERNMENT REGULATION


     The healthcare industry is subject to extensive federal, state and local statutes and regulations. The regulations include licensure requirements, reimbursement rules and standards and levels of services and care. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Company facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business, or the levels of reimbursement from governmental, private and other sources. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. It is not possible to predict the content or impact of future legislation and regulations affecting the healthcare industry. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although the Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on the Company, there can be no assurance that the Company will be able to do so in the future.See "Risk Factors - Uncertainty of Government Regulation."

     Most states in which the Company operates or is studying expansion possibilities have statutes which require that prior to the addition or construction of new beds, the addition of new services or certain capital expenditures in excess of defined levels, the Company must obtain a certificate of need ("CON") which certifies that the state has made a determination that a need exists for such new or additional beds, new services or capital expenditures. These state determinations of need or CON programs are designed to comply with certain minimum federal standards and to enable states to participate in certain federal and state health related programs. Elimination or relaxation of CON requirements may result in increased competition in such states and may also result in increased expansion possibilities in such states. Of the states in which the Company operates, the following require CONs for the facilities that are owned, operated or managed by the Company: Alabama,
Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Mississippi,

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



Missouri, Nevada, New Hampshire, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. To date the conversion of geriatric care beds to MSU beds has not required a CON.


     The Company's facilities are also subject to licensure regulations. Each of the Company's geriatric care facilities is licensed as a skilled care facility and is certified as a provider under the Medicare program and most are also certified by the state in which they are located as a provider under the Medicaid program of that state. The Company believes it is in substantial compliance with all material statutes and regulations applicable to its business. In addition, all healthcare facilities are subject to various local building codes and other ordinances.

     State and local agencies survey all geriatric care centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government medical assistance programs. Such surveys include reviews of patient utilization of healthcare facilities and standards for patient care. The Company endeavors to maintain and operate its facilities in compliance with all such standards and conditions. However, in the ordinary course of its business the Company's facilities receive notices of deficiencies for failure to comply with various regulatory requirements. Generally, the facility and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid programs, and, in extreme circumstances, revocation of a facility's license. These adverse actions may adversely affect the ability of the facility to operate or to provide certain services and its eligibility to participate in the Medicare or Medicaid programs. In addition, such adverse actions may adversely affect other facilities operated by the Company. See "Federal and State Assistance Programs."

     Effective July 1, 1995, HCFA implemented stricter guidelines for annual state surveys of long-term care facilities. These guidelines eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's strategy of acquiring poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.


     The operations of IHS' home healthcare branches are subject to numerous federal and state laws governing pharmacies, nursing services, therapy services and certain types of home health agency activities. Certain of IHS' employees are subject to state laws and regulations governing the professional practice of respiratory therapy, physical, occupational and speech therapies, pharmacy and nursing. The failure to obtain, to renew or to maintain any of the required regulatory approvals or licenses could adversely affect IHS' home healthcare business and could prevent the branch involved from offering products and services to patients. Generally, IHS is required to be licensed as a home health agency in those states in which it provides traditional home health or home nursing services. IHS' ability to expand its home healthcare services will depend upon its ability to obtain licensure as a home health agency, which may be restricted by state CON laws.

     Various Federal and state laws regulate the relationship between providers of healthcare services and physicians or others able to refer medical services, including employment or service contracts, leases and investment relationships. These laws include the fraud and abuse provisions of Medicare and Medicaid and similar state statutes (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion

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



from participation in the Medicare and Medicaid programs and from state programs containing similar provisions relating to referrals of privately insured patients. The Department of Health and Human Services ("HHS") and other federal agencies have interpreted these provisions broadly to include the payment of anything of value to influence the referral of Medicare or Medicaid business. HHS has issued regulations which set forth certain "safe harbors," representing business relationships and payments that can safely be undertaken without violation of the Fraud and Abuse Laws. In addition, certain Federal and state requirements generally prohibit certain providers from referring patients to certain types of entities in which such provider has an ownership or investment interest or with which such provider has a compensation arrangement, unless an exception is available. The Company considers all applicable laws in planning marketing activities and exercises care in an effort to structure its arrangements with healthcare providers to comply with these laws. However, there can be no assurance that all of IHS' existing or future arrangements will withstand scrutiny under the Fraud and Abuse Laws, safe harbor regulations or other state or federal legislation or regulations, nor can it predict the effect of such rules and regulations on these arrangements in particular or on IHS' operations in general.

     The Company's healthcare operations generate medical waste that must be disposed of in compliance with Federal, state and local environmental laws, rules and regulations. The Company's operations are also subject to compliance with various other environmental laws, rules and regulations. Such compliance has not materially affected, and the Company anticipates that such compliance will not materially affect, the Company's capital expenditures, earnings or competitive position, although there can be no assurance to that effect.


     In addition to extensive existing governmental healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 10 1/4% Notes and the Company's Common Stock in the future. The Company cannot predict the ultimate timing or effect of such legislative efforts and no assurance can be given that any such efforts will not have a material adverse effect on the Company's business, results of operations and financial condition.

FEDERAL AND STATE ASSISTANCE PROGRAMS

     Substantially all of the Company's geriatric care facilities are currently certified to receive benefits as a skilled nursing facility provided under the Health Insurance for the Aged and Disabled Act (commonly referred to as "Medicare"), and substantially all are also certified under programs administered by the various states using federal and state funds to provide medical assistance to qualifying needy individuals ("Medicaid"). Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.


     Services under Medicare consist of nursing care, room and board, social services, physical and occupational therapies, drugs, biologicals, supplies, surgical, ancillary diagnostic and other necessary services of the type provided by extended care or acute care facilities. Under the Medicare program, the federal government pays the reasonable direct and indirect allowable costs (including depreciation and interest) of the services furnished and, through September 30, 1993, provided a rate of return on equity capital (as defined under Medicare). However, the Company's cost of care for its MSU patients gener-

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ally exceeds  regional  reimbursement  limits  established  under Medicare.  The
Company has submitted waiver requests to recover these excess costs. See "Sources of Revenue." There can be no assurance, however, that the Company will be able to recover its excess costs under the pending waiver requests or under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy. Even though the Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare for nursing homes, the Company's cost of care is still lower than the cost of such care in an acute care hospital.

     The Medicare program reimburses for home healthcare services under two basic systems: cost-based and charge-based. Under the cost-based system, IHS is reimbursed at the lowest of IHS' reimbursable costs (based on Medicare regulations), cost limits established by HCFA or IHS' charges. While a small amount of corporate level overhead is permitted as part of reimbursable costs under Medicare regulations, such costs consist predominantly of expenses and charges directly incurred in providing the related services, and cannot include any element of profit or net income to IHS. Under the charge-based system, Medicare reimburses IHS on a "prospective payment" basis, which consists in general of either a fixed fee for a specific service or a fixed per diem amount for providing certain services. As a result, IHS can generate profit or net income from Medicare charge-based revenues by providing covered services in an efficient, cost-effective manner. All nursing services (including related products) are Medicare cost-based reimbursed, except for nursing services provided to hospice patients. Hospice care and all other home healthcare services (including non-nursing related products) are Medicare charge-based reimbursed.

     IHS expects that Medicare will implement a prospective payment system for home nursing services in the next several years, and implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service. Providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under such a prospective payment system, the efficient operator will be rewarded. Since the largest component of home healthcare costs is labor, which is basically fixed, IHS believes the differentiating factor in profitability will be administrative costs. As a result of the First American acquisition, IHS, as a large provider of home nursing services, believes it should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The inability of IHS to provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "Risk Factors - Risk of Adverse Effect of Healthcare Reform."

     Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to qualifying needy individuals. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, typically they provide for the payment of certain expenses, up to established limits. The majority of the MSU programs are not required to participate in the various state Medicaid programs. However, should the Company's MSU programs be required to admit Medicaid patients as a condition to continued participation in such programs by the facility in which the MSU program is located, the Company's results of operations could be adversely affected since the Company's cost of care in its MSU programs is substantially in excess of state Medicaid reimbursement rates.

     Funds received by IHS under Medicare and Medicaid are subject to audit with respect to the proper preparation of annual cost reports upon which reimbursement is based. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from IHS or amounts due IHS from the government agency.

     Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy determinations by insurance companies acting as Medicare fiscal intermediaries and governmental funding restrictions, all of which may materially increase or

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decrease  the rate of program  payments to  healthcare  facilities.  Since 1985,
Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs. The Company can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the Company's results of operations. It is uncertain at this time whether legislation on healthcare reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare
programs  will  occur.   There  can  be  no  assurance  that  future  healthcare
legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the results of operations of the Company. The Company cannot at this time predict whether
any  healthcare   reform   legislation  will  be  adopted  or,  if  adopted  and
implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors - Risk of Adverse Effect of Healthcare Reform."

COMPETITION


     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Risk Factors - Competition."

     The geriatric care facilities operated and managed by the Company primarily compete on a local and regional basis with other skilled care providers. The Company's MSUs primarily compete on a local basis with acute care and long-term care hospitals. In addition, some skilled nursing facilities have developed units which provide a greater level of care than the care traditionally provided by nursing homes. The degree of success with which the Company's facilities compete varies from location to location and depends on a number of factors. The Company believes that the specialized services and care provided, the quality of care provided, the reputation and physical appearance of facilities and, in the case of private pay patients, charges for services, are significant competitive factors. In light of these factors, the Company seeks to meet competition in each locality by improving the appearances of, and the quality and types of services provided at, its facilities, establishing a reputation within the local medical communities for providing competent care services, and by responding appropriately to regional variations in demographics and tastes. There is limited, if any, competition in price with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and based on fixed rates and cost reimbursement principles. Because the Company's facilities compete primarily on a local and regional basis rather than a national basis, the competitive position of the Company varies from facility to facility depending upon the types of services and quality of care provided by facilities with which each of the Company's facilities compete, the reputation of the facilities with which each of the Company's facilities compete, and, with respect to private pay patients, the cost of care at facilities with which each of the Company's facilities compete.

     The home healthcare market is highly competitive and is divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. The Company believes that the primary competitive factors are availability of personnel, the price of the services and quality considerations such as responsiveness, the technical ability of the professional staff and the ability to provide comprehensive services.

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


     The Company also competes with other healthcare companies for acquisitions and management contracts. There can be no assurance that additional acquisitions can be made and additional management contracts can be obtained on favorable terms.

EMPLOYEES


     As of June 30, 1997, the Company had approximately 57,000 full-time and regular part-time employees. Full-time and regular part-time service and maintenance employees at 17 facilities, totaling approximately 1,300 employees, are covered by collective bargaining agreements. The Company's corporate staff consisted of approximately 1,900 people at such date. The Company believes its relations with its employees are good.

     The Company seeks the highest quality of professional staff within each market. Competition in the recruitment of personnel in the healthcare industry is intense, particularly with respect to nurses. Many areas are already facing nursing shortages, and it is expected that the shortages will increase in the future. Although the Company has, to date, been successful in hiring and retaining nurses and rehabilitation professionals, the Company in the future may experience difficulty in hiring and retaining nurses and rehabilitation professionals. The Company believes that its future success and the success of its MSU programs will depend in large part upon its continued ability to hire and retain qualified personnel.

INSURANCE


     Healthcare companies are subject to medical malpractice, personal injury and other liability claims which are generally covered by insurance. The Company maintains liability insurance coverage in amounts deemed appropriate by management based upon historical claims and the nature and risks of its business. There can be no assurance that a future claim will not exceed insurance coverage or that such coverage will continue to be available. In addition, any substantial increase in the cost of such insurance could have an adverse effect on the Company's business, results of operations and financial condition.

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


                         DESCRIPTION OF THE NEW NOTES


     The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of May 15, 1996 (the "Indenture") between the Company and Signet Trust Company, as trustee (the "Trustee"). The terms of the New Notes and the Old Notes will be substantially identical to each other, except for transferability. Under the terms of the Indenture, the covenants and events of default will apply equally to the New Notes and the Old Notes and the New Notes and the Old Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the New Notes include those set forth in the Indenture and those made a part of the Indenture by reference to the Trust Identure Act of 1939, as amended and as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Capitalized terms that are used but not otherwise defined below under the caption "Certain Definitions" have the meaning assigned to them in the Indenture and such definitions are incorporated herein by reference. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Old Notes and the New Notes are sometimes referred to herein, collectively, as the "10 1/4% Notes."

GENERAL

     The 10 1/4% Notes are unsecured obligations of the Company, are limited to $150,000,000 in aggregate principal amount and will mature on April 30, 2006.


     The 10 1/4% Notes bear interest at the rate of 10 1/4% per annum from May 29, 1996 or from the most recent payment date to which interest has been paid or provided for, payable on April 30 and October 30, of each year, commencing on October 30, 1996, to holders of record (the "Holders") at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Pursuant to the Registration Rights Agreement, the Company was obligated to take certain actions to effect the Exchange Offer within specified periods; since the Exchange Offer was not commenced within the time periods specified in the Registration Rights Agreement, on November 25, 1996 the interest rate on the Old Notes increased to 11.00%, on February 23, 1997 the interest rate on the Old Notes increased to 10.75% and on May 24, 1997 the interest rate on the Old Notes increased to 11.00%. As a result of the commencement of the Exchange Offer on the date hereof, the interest rate on the Old Notes has decreased to 10 1/4%. Upon consummation of the Exchange Offer, holders of the Old Notes, whether or not tendered, will no longer be entitled to the contingent increases in the interest rate provided for in the Registration Rights Agreement.

     Principal, premium, if any, and interest on the 10 1/4% Notes will be payable (i) in respect of 10 1/4% Notes in book-entry form held of record by the Depository Trust Company ("DTC") or its nominee, in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of 10 1/4% Notes issued in certificated form, at the office of the Trustee, and the 10 1/4% Notes may be presented for registration of transfer or exchange at the offices of the Trustee. Payments in respect of the 10 1/4% Notes issued in certificated form may be made by check mailed to the registered addresses of the Holders. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company or any of its Subsidiaries may subsequently act as the Paying Agent and the Registrar, and the Company may change any Paying Agent and any Registrar without prior notice to the Holders.

     The 10 1/4% Notes will be issued only in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the 10 1/4% Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any 10 1/4% Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, each Holder may, as an unsecured general creditor, look only to the Company for payment thereof.

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OPTIONAL REDEMPTION OF THE 10 1/4% NOTES

     The 10 1/4% Notes may not be redeemed by the Company prior to April 30, 2001. Thereafter, the 10 1/4% Notes may be redeemed at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the date of redemption:

         IF REDEEMED DURING THE               REDEMPTION
       12-MONTH PERIOD COMMENCING              PRICE
-------------------------------------------   -----------

      April 30, 2001  .....................    105.125%
      April 30, 2002  .....................    103.417%
      April 30, 2003  .....................    101.708%
      April 30, 2004 and thereafter  ......        100%

     If less than all of the 10 1/4% Notes are to be redeemed at any time, selection of the 10 1/4% Notes to be redeemed will be made by the Trustee from among the outstanding 10 1/4% Notes by lot. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose 10 1/4% Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest shall cease to accrue on the 10 1/4% Notes or the portions thereof called for redemption.

PURCHASE OF 10 1/4% NOTES UPON CHANGE IN CONTROL


     The Indenture provides that if a Change in Control occurs, each Holder will have the right to require that the Company repurchase such Holder's 10 1/4% Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture. See "Certain Covenants - Change in Control."

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the 10 1/4% Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceeding of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in cash before the Holders will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the 10 1/4% Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture). In the event of the acceleration of the maturity of the 10 1/4% Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon before the Holders of the 10 1/4% Notes will be entitled to receive any payment for the principal of or premium, if any, or interest on the 10 1/4% Notes or on account of the purchase or other acquisition of the 10 1/4% Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture).


     The New Notes will rank pari passu with the Old Notes, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A, the Company's 10 3/4% Senior Subordinated Notes due 2004 and the Company's 9 1/2% Senior Subordinated Notes due 2007, and will rank senior to the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003 and all other Indebtedness of the Company which expressly provides that such Indebtedness shall not be senior in right of payment to the 10 1/4% Notes.

     No payment or distribution of any assets of the Company of any kind or character will be made on account of principal of or premium, if any, or interest on the 10 1/4% Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture) or on account of the purchase or acquisition of the 10 1/4% Notes upon the occurrence of any default in the payment of

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


any Bank Debt or any Senior Indebtedness (other than Bank Debt) in excess of $20 million beyond any applicable grace period, unless and until such default is cured or waived or ceases to exist or such Senior Indebtedness is discharged.

     No payment or distribution of any assets of the Company of any kind or character (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture) may be made by the Company on account of principal of or premium, if any, or interest on the 10 1/4% Notes or on account of the purchase or acquisition of the 10 1/4% Notes for the period specified below (the "Payment Blockage Period") if there has occurred a default, or if such payment would result in a default, with respect to the financial covenants under the Credit Agreement. These financial covenants may be changed from time to time by the banks and the Company without the consent of the Holders of the 10 1/4% Notes, and such changes may be adverse to the Holders of the 10 1/4% Notes and may result in the Company being prohibited from making payments on account of principal of or premium, if any, or interest on the 10 1/4% Notes or upon a Change in Control Repurchase or an Asset Sale Offer. The Payment Blockage Period shall commence upon the receipt of notice by the Company or the Trustee from the Bank Agent and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such default with respect to the financial covenants under the Credit Agreement is cured, waived or ceased to exist, or on which the Bank Debt is discharged, (iii) the date on which the maturity of any Indebtedness (other than Senior Indebtedness) shall have been accelerated by virtue of such event, or (iv) the date on which such Payment Blockage Period shall have been terminated by notice to the Company or the Trustee from the Bank Agent, after which the Company shall resume making any and all required payments in respect of the 10 1/4% Notes, including any missed payments. Only one Payment Blockage Period may be commenced during any period of 365 consecutive days. No default with respect to the financial covenants under the Credit Agreement that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days.

     The 10 1/4% Notes are obligations exclusively of the Company, which is a holding company. Since the operations of the Company are currently conducted principally through Subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including the 10 1/4% Notes, are dependent upon the earnings of such Subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by such Subsidiaries to the Company. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the 10 1/4% Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such Subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such Subsidiaries and are subject to various business considerations. See "Risk Factors - Subordination of the 10 1/4% Notes; Holding Company Structure."

     The 10 1/4% Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the Holders of the 10 1/4% Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.


     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness if certain coverage tests are met and, in any case, whether or not such coverage tests are met, will not restrict the incurrence of certain Senior Indebtedness, and the Company expects to incur Senior Indebtedness from time to time in the future. At March 31, 1997, after giving effect to the issuance of $450 million aggregate principal amount of the 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of Indebtedness of the Company and its Subsidiaries (excluding intercompany indebtedness) to which the 10 1/4% Notes are effectively subordinated was approximately $273.8 million. In addition, the 10 1/4% Notes are effectively subordinated to the lease obligations of the Company's
Subsidiaries, which aggregated $224.0 million at March 31, 1997, and other liabilities, including trade payables, the amount of which could be material.


CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Indenture provides that, after the date of the Indenture, (i) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation, Acquired Indebtedness) and (ii) the Company will not permit any of its Subsidiaries to issue (except to the Company or any of its Wholly Owned Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends, unless after giving effect thereto, the Company's Consolidated Coverage Ratio on the date thereof would be at least:

     (i)  2.00 to 1, if such date is on or prior to March 31, 1997,

     (ii) 2.25 to 1, if such date is after March 31, 1997 and on or prior to March 31, 1998, and

     (iii) 2.50 to 1, if such date is after March 31, 1998,

in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness or the issuance of such Capital Stock, as the case may be, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Coverage Ratio.

     Notwithstanding the foregoing: (a) the Company and its Subsidiaries may (i) incur Indebtedness under the Credit Agreement in an aggregate principal amount at any time not to exceed $700.0 million; (ii) incur Refinancing Indebtedness;
(iii) incur any Indebtedness of the Company to any Wholly Owned Subsidiary or of any Subsidiary to the Company or to any Wholly Owned Subsidiary; (iv) incur any Indebtedness evidenced by letters of credit which are used in the ordinary course of business of the Company and its Subsidiaries to secure workers' compensation and other insurance coverages; and (v) incur Capitalized Lease Obligations of the Company and its Subsidiaries such that the aggregate principal amount of Capitalized Lease Obligations of the Company then outstanding, when added to the Capitalized Lease Obligations to be incurred, does not exceed 5% of Consolidated Tangible Assets; and (b) the Company and its Subsidiaries may incur additional Indebtedness (including additional Indebtedness under the Credit Agreement that is designated in the Credit Agreement as incurred under this clause (b)), provided that the aggregate principal amount of any such additional Indebtedness outstanding under this clause (b) at any time, together with the liquidation value of any outstanding Subsidiary Preferred Stock, does not exceed $75.0 million.

     No Subsidiary of the Company shall Guarantee any Indebtedness of the Company that is subordinate in right of payment to any Senior Indebtedness unless such Subsidiary also Guarantees the 10 1/4% Notes and waives, and will not claim or take advantage of, any rights of reimbursement, indemnity or subrogation against the Company as a result of any payment by such Subsidiary under its Guarantee of the 10 1/4% Notes. If such other Indebtedness of the Company is (1) pari passu with the 10 1/4% Notes, such Guarantee of such pari passu Indebtedness shall be pari passu with or expressly subordinated to such Guarantee of the 10 1/4% Notes, or (2) subordinated in right of payment to the 10 1/4% Notes, such Guarantee of such subordinated Indebtedness shall be expressly subordinated to such Guarantee of the 10 1/4% Notes, at least to the extent that such subordinated Indebtedness is subordinated or junior to the 10 1/4% Notes. Notwithstanding the foregoing, any Guarantee of the 10 1/4% Notes by a Subsidiary of the Company may provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee which resulted in the creation of such Guarantee of the 10 1/4% Notes, except a discharge or release by or as a result of payment under such Guarantee of such other Indebtedness or if any other Guarantee of other Indebtedness is outstanding.

     LIMITATIONS ON SUBSIDIARY PREFERRED STOCK. The Indenture provides that, after the date of the Indenture, the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own or hold any interest in any Preferred Stock of any such Subsidiary, unless the Subsidiary would be permitted to incur Indebtedness pursuant to the provisions of the "Limitations on Additional Indebtedness" covenant in the aggregate principal amount equal to the aggregate liquidation value of such Preferred Stock.

     LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time of such Restricted Payment:

          (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

          (ii) after giving effect to the proposed Restricted Payment, the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the date of the Indenture plus Investments made after such date pursuant to clause (v)(b) of the "Limitations on Investments and Loans" covenant, exceeds the sum of: (1) 50% of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing with the date of the Indenture to and including the fiscal quarter ended immediately prior to the date of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); (2) the net cash proceeds from the issuance and sale of the Company's Capital Stock that is not Disqualified Stock (other than to a Subsidiary of the Company) during such period; and (3) $20 million; or

          (iii) the Company would not be able to incur an additional $1.00 of Indebtedness under the Consolidated Coverage Ratio in the "Limitations on Additional Indebtedness" covenant.

Notwithstanding the foregoing, the provisions of the Indenture do not prevent:

          (x) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this covenant on the date of declaration;

          (y) the retirement of shares of the Company's Capital Stock or the Company's or a Subsidiary of the Company's Indebtedness out of the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of the Company's Capital Stock (other than Disqualified Stock); and

          (z) the purchase of stock held by officers, directors or employees of the Company whose employment or term with the Company has been terminated or who have died or become disabled in an aggregate amount not to exceed $5 million in any fiscal year.

     LIMITATIONS ON INVESTMENTS AND LOANS. The Company will not, and will not permit any of its Subsidiaries to, make any Investments in any other Person, except (i) capital contributions, advances or loans to the Company by any Subsidiary, by the Company to a Wholly Owned Subsidiary or by a Subsidiary to a Wholly Owned Subsidiary; (ii) the Company and each of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) the Company and its Subsidiaries may acquire and hold cash and Eligible Investments; (iv) the Company and its Subsidiaries may make Investments in Persons at least a majority of whose revenues result from healthcare related businesses or facilities; and (v) Investments not otherwise permitted by clauses (i) through (iv) above in an aggregate amount not exceeding at any time the sum of (a) $10 million and (b) that amount equal to the amount of Restricted Payments that could be made by the Company and its Subsidiaries without violating the Indenture.

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     LIMITATIONS  ON  RESTRICTIONS  ON  DISTRIBUTIONS  FROM  SUBSIDIARIES.   The
Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions in leases or other agreements that restrict the assignability thereof) on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries, (ii) make loans or advances to the Company or any of its other Subsidiaries or (iii) transfer any of its properties or assets to the
Company  or  any  of  its  other   Subsidiaries,   except  for  encumbrances  or
restrictions existing under or by reason of (a) applicable law, (b) Existing Indebtedness, (c) any restrictions under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such restrictions and encumbrances only apply to assets that were subject to such restrictions or encumbrances prior to the acquisition of such assets by the Company or its Subsidiaries, (d) restrictions or encumbrances replacing those permitted by clause (b) or (c) which, taken as a whole, are not more restrictive, (e) the Indenture, (f) any restrictions and encumbrances
arising  in  connection  with  Refinancing   Indebtedness,   provided  that  any
restrictions and encumbrances of the type described in this paragraph that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced, (g) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (h) any agreement restricting the sale or other disposition of property securing Indebtedness if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, (i) customary restrictions in purchase money debt or leases relating to the property covered thereby and (j) the Credit Agreement.

     LIMITATIONS ON CERTAIN OTHER SUBORDINATED INDEBTEDNESS. The Indenture provides that the Company shall not create, incur, assume or suffer to exist any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness by its terms or the terms of the instrument creating or evidencing such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the 10 1/4% Notes.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that neither the Company nor any of its Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries or any Person (or any Affiliate of such Person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), unless (i) such Affiliate Transactions are between or among the Company and its Subsidiaries, (ii) such Affiliate Transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such Affiliate Transactions are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which is not permitted under clauses (i) or (ii) above and involves in excess of $5,000,000, the terms of such transaction shall be in writing and a majority of the disinterested members of the Board of Directors shall by resolution determine that such business or transaction meets the criterion set forth in clause (iii) above.

     LIMITATIONS ON LIENS. The Indenture provides that the Company will not create or suffer to exist any Lien, other than Permitted Liens, on any of its assets unless all payments due under the Indenture and the 10 1/4% Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

     LIMITATIONS ON ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless (i) the Company or its Subsidiaries receive

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consideration  at the time of such Asset Sale at least  equal to the fair market value of the assets or Capital Stock included in such Asset Sale (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) and (ii) not less than 50% of such consideration is in the form of cash. The Indenture will further provide that the Net Proceeds of Asset Sales shall, within 360 days, (i) be reinvested in the lines of business of the Company or any of its Subsidiaries immediately prior to such investment; (ii) be applied to the payment of the principal of, and interest on, Senior Indebtedness; (iii) be utilized to make any Investment in any other Person permitted under the Indenture; or (iv) be applied to an offer (an "Asset Sale Offer") to purchase outstanding 10 1/4% Notes. In any such Asset Sale Offer, the Company shall offer to purchase 10 1/4% Notes as selected by lot at a purchase price equal to 100% of the aggregate principal amount of the 10 1/4% Notes, plus accrued and unpaid interest to the date of purchase, in the manner set forth in the Indenture. Any Asset Sale Offer will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder. Any Net Proceeds remaining immediately after the completion of any Asset Sale Offer may be used by the Company or its Subsidiaries for any purpose not inconsistent with the other provisions of the Indenture. The Company's ability to make an Asset Sale Offer may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

     Notwithstanding the provisions of the immediately preceding paragraph, the Company and its Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view to the Company or such Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets that, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in a healthcare related business, or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or cash equivalents; provided that (i) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (ii) a majority of the disinterested members of the Board of Directors of the Company shall have approved a resolution of the Board of Directors that such exchange is fair to the Company or such Subsidiary, as the case may be, and (iii) any cash or cash equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Proceeds of Asset Sales as set forth pursuant to the provisions of the immediately preceding paragraph; and provided, further, that any Capital Stock of a Person received in such an exchange pursuant to this paragraph shall be owned directly by the Company or a Subsidiary of the Company and, when combined with the Capital Stock of such Person already owned by the Company and its Subsidiaries, shall result in such Person becoming a Wholly Owned Subsidiary of the Company.

     CHANGE IN CONTROL. If a Change in Control occurs, each Holder will have the right to require that the Company repurchase (a "Change in Control Repurchase") such Holder's 10 1/4% Notes at a purchase price payable in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture.

     Within 30 days after any Change in Control, the Company shall mail a notice to each Holder stating (i) that a Change in Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's 10 1/4% Notes in cash, (ii) the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), (iii) the purchase price for the repurchase, and (iv) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its 10 1/4% Notes repurchased. Any Change in Control Repurchase will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

     The Indenture provides that, without the consent of each Holder affected, the Indenture may not be amended to adversely affect the right of Holders to require the Company to repurchase 10 1/4% Notes upon a Change in Control. A Default resulting from a failure to comply with the Change in Control provisions may be waived only with the consent of each Holder affected thereby. The Change in Control Repurchase may not be modified or conditioned in any manner.

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     A Change  in  Control  or a Change  in  Control  Repurchase  may  cause the acceleration of other indebtedness of the Company. In the event of a Change in Control Repurchase and a simultaneous acceleration of other indebtedness, the Company may not be able to meet all of its debt payment obligations. Failure by the Company to repurchase the 10 1/4% Notes when required will result in an Event of Default with respect to the 10 1/4% Notes whether or not such repurchase is permitted by the subordination provisions and may constitute an event of default under the Company's other debt instruments. The Company's ability to make a Change in Control Repurchase may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

     The Change in Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. In determining whether a sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety involves a Change in Control of the Company within the meaning of the Indenture, several considerations may be relevant, including the percentage of the Company's assets being disposed of, the percentage of the Company's revenues and income generated by such assets and the effect of such disposition on the Company's remaining operations. Accordingly, in certain circumstances it may be unclear as to whether a Change in Control has occurred and whether the Holders are therefore entitled to require a Change in Control Repurchase. Further, the term Change in Control is limited to certain specified transactions and, depending on the circumstances, may not include other events, such as highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions, that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating of the 10 1/4% Notes. Additionally, a change in control of the Board of Directors through a proxy contest would not, in and of itself, constitute a Change in Control. The Company does not have any current intention to enter into a transaction which would constitute a Change in Control.

     LIMITATIONS ON MERGERS AND CONSOLIDATIONS. The Indenture provides that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the 10 1/4% Notes or the Indenture, to any Person unless:
(i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the 10 1/4% Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Consolidated Coverage Ratio of the Company or the Successor, as the case may be, immediately after giving effect to such transaction, would, on a pro forma basis, be such that the Company or the Successor, as the case may be, would be entitled to incur at least $1 of additional Indebtedness under the Consolidated Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant.

     REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any 10 1/4% Notes are outstanding, the Company will furnish to the Holders of 10 1/4% Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified public accountants.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the 10 1/4% Notes: (a) default in the payment of principal of or any premium on any 10 1/4% Notes when due (even if such payment is prohibited by the subordination provisions of the Indenture), whether at Stated Maturity,

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upon redemption,  upon acceleration or otherwise;  (b) default in the payment of any interest on any 10 1/4% Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) default in the performance of any other covenant of the Company in the Indenture continued for 45 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount of the 10 1/4% Notes then outstanding; (d) any acceleration of the maturity of Indebtedness of the Company or its Subsidiaries having an outstanding principal amount of at least $10 million or a failure to pay such Indebtedness at its Stated Maturity, provided that such acceleration or failure to pay is not cured within 10 days after such acceleration or failure to pay; and (e) certain events in bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.


     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving the Company) with respect to the 10 1/4% Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the 10 1/4% Notes then outstanding may declare the principal of all such 10 1/4% Notes to be due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding 10 1/4% Notes shall become due and payable without any further action or notice. Under certain circumstances, any declaration of acceleration with respect to the 10 1/4% Notes may be rescinded and past defaults may be waived by the Holders of a majority of the aggregate principal amount of the 10 1/4% Notes then outstanding. The Indenture provides that the Trustee may withhold notice to the Holders of any continuing default (except a default in the payment of the principal of or premium, if any, or interest on any 10 1/4% Notes or in respect of the Company's obligation to make a Change in Control Repurchase) if the Trustee considers it in the interest of Holders to do so.


MODIFICATION, AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants contained in the Indenture and in the 10 1/4% Notes; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the 10 1/4% Notes or provide for any Guarantee by a Subsidiary in accordance with the covenant described under the caption "- Certain Covenants Limitations on Additional Indebtedness"; (e) provide for the issuance of the New Notes identical in all material respects to the Old Notes pursuant to the Exchange Offer as contemplated by the Registration Rights Agreement; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the 10 1/4% Notes; and (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modification or amendment may adversely affect the interests of the Holders.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the 10 1/4% Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each such 10 1/4% Note, (a) change the Stated Maturity of the principal of, or any installment of interest on, such 10 1/4% Note, (b) reduce the principal amount of, or premium, if any, or interest on, such 10 1/4% Note, (c) modify the subordination provisions in the Indenture in a manner adverse to the Holder, (d) change the place or currency of payment of principal of, or premium, if any, or interest on, such 10 1/4% Note, (e) adversely affect the right to require the Company to repurchase 10 1/4% Notes under certain circumstances, (f) impair the right to institute suit for the enforcement of any such payment on or with respect to such 10 1/4% Note, or (g) reduce the percentage in principal amount of 10 1/4% Notes then outstanding, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

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     The  Holders of a majority  in  aggregate  principal  amount of the 10 1/4%
Notes then outstanding may, on behalf of all Holders, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the 10 1/4% Notes then outstanding may, on behalf of all Holders, waive any Default or Event of Default under the Indenture with respect to the 10 1/4% Notes, except a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the 10 1/4% Notes or in respect of a provision which under the Indenture cannot be modified or amended without consent of the Holder of each Note then outstanding.

SATISFACTION AND DISCHARGE

     The Indenture permits the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the 10 1/4% Notes and certain other obligations ("covenant defeasance"), at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 10 1/4% Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to covenant defeasance have been complied with, and, if any other Indebtedness of the Company shall then be outstanding or committed, that such covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right, and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise or that the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the foregoing effect.

     In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including its obligations to pay interest on and the principal of the 10 1/4% Notes and certain other obligations) ("legal defeasance"), at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 10 1/4% Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to legal defeasance have been complied with and, if any other Indebtedness of the Company shall then be outstanding or committed, that such legal defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise, which opinion of counsel is based upon either a ruling by the Internal Revenue Service, controlling precedent or a change in the applicable federal tax law since the date of the Indenture.

GOVERNING LAW

     The Indenture and the 10 1/4% Notes are governed by, and will be construed in accordance with, the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE


     The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. The Trustee serves as trustee with respect to the 9 5/8% Senior Notes, the 10 3/4% Senior Notes and the Company's 6% Convertible Subordinated Debentures due 2003.


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CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms used in the Indenture.

     "Accounts Receivable" means all of the accounts receivable of the Company and each of its Subsidiaries which, in accordance with GAAP, would be set opposite the caption "accounts receivable" or any like caption on a balance sheet of the Company.

     "Acquired Indebtedness" means (a) with respect to any Person that becomes a Subsidiary of the Company after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such person becomes a Subsidiary of the Company that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company and (b) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other person in connection with, or in contemplation of, such acquisition.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset  Sale" for any Person  means the sale,  lease,  conveyance  or other disposition  (including,  without  limitation,  by merger or consolidation,  and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries sell, lease, convey or otherwise dispose of (i) all or substantially all of the Capital Stock of any of such Person's Subsidiaries,
(ii) assets which constitute substantially all of an operating unit or business of such Person or any of its Subsidiaries, or (iii) any healthcare facility; provided, however, that the following shall not constitute Asset Sales: (i) a transaction or series of related transactions that results in a Change in Control, (ii) transactions between the Company and any of its Wholly Owned Subsidiaries or among such Wholly Owned Subsidiaries, or (iii) transactions in which either (x) the fair market value of the asset disposed of does not exceed 2.5% of the Consolidated Tangible Assets of the Company or (y) the Consolidated EBITDA of the Company associated with the asset disposed of does not exceed 2.5% of the Consolidated EBITDA of the Company.

     "Attributable Indebtedness" when used with respect to any Sale and Leaseback Transaction or an operating lease with respect to a healthcare facility means, as at the time of determination, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or such operating lease or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty); provided that the Attributable Indebtedness with respect to a Sale and Leaseback Transaction shall be no less than the fair market value of the property subject to such Sale and Leaseback Transaction.

     "Bank Debt" means all obligations of the Company and its Subsidiaries, now or hereafter existing under the Credit Agreement, whether for principal, interest, reimbursement of amounts drawn under letters of credit issued pursuant thereto, guarantees in respect thereof, fees, expenses, premiums, indemnities or otherwise, including such obligations incurred by the Company or its Subsidiaries in connection with any extension, refunding or refinancing of the Credit Agreement.

     "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interests in (however

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designated) the equity (including,  without limitation,  common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

     "Capitalized Lease Obligation" of any Person means the obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.


     "Change in Control" means any of the following: (i) all or substantially all of the Company's assets are sold, leased, conveyed or disposed of, as an entirety or substantially as an entirety, to any Person or related group of Persons (other than a Permitted Holder); (ii) stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;
(iii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a Wholly Owned Subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iv) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than a Permitted Holder), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company.

     "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Amortization Expense" of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of
(i) Consolidated EBITDA of the Company to (ii) the aggregate amount of Consolidated Interest Expense of the Company for such period; provided, however, that if any calculation of the Company's Consolidated Coverage Ratio requires the use of any quarter prior to the date of the Indenture, such calculation shall be made on a pro forma basis, giving effect to the issuance of the 10 1/4% Notes and the use of the net proceeds therefrom as if the same had occurred at the beginning of the four-quarter period used to make such calculation; and provided further that if any such calculation requires the use of any quarter prior to the date that any Asset Sale was consummated, or that any Indebtedness was incurred, or that any acquisition of a hospital or other healthcare facility or any assets purchased outside the ordinary course of business was effected, by the Company or any of its Subsidiaries, such calculation shall be made on a pro forma basis, giving effect to each such Asset Sale, incurrence of Indebtedness or acquisition (including the Consolidated EBITDA relating to the hospital, healthcare facility or other assets acquired), as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation; provided, however, that if the Company consummates an acquisition of First American Health Care of Georgia, Inc. ("First American"), the results of operations for First American shall be reflected in the computation of the Consolidated Coverage Ratio from the date of consummation of the acquisition of First American (on an annualized basis for the four quarter period following the acquisition) and pro forma effect shall not be given to such results of operations (but shall be given effect to any financing, including the incurrence of Indebtedness, in connection with such transaction) as if it had occurred at the beginning of the four-quarter period used to make such calculation.

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     "Consolidated  Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

     "Consolidated EBITDA" of any Person means, with respect to any determination date, Consolidated Net Income, plus (i) Consolidated Income Tax Expense, plus (ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Interest Expense, plus (v) all other non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

     "Consolidated Income Tax Expense" means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period.

     "Consolidated Interest Expense" of any Person for any period means the Interest Expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus any dividends accrued for such period on any Preferred Stock of any Subsidiary not held by the Company or any Wholly Owned Subsidiary.

     "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, without giving effect to dividends on any series of preferred stock of any Subsidiary of such Person, whether or not in cash, to the extent such consolidated net income was reduced thereby; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Wholly Owned Subsidiaries in the form of dividends or similar distributions during such period; (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause
(i), the net income (or loss) of any Person that accrued  prior to the date that
(a) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Subsidiaries; (iii) the net income of any Subsidiary of the referent Person (other than a Wholly Owned Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period; (iv) any gain (but not loss), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries or (b) any Asset Sale by the referent Person or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by the referent Person or any of its Subsidiaries during such period;
(vi) any unusual or nonrecurring non-cash charge which is not, under generally accepted accounting principles, an extraordinary item; and (vii) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

     "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries (excluding any equity adjustment for foreign currency translation for any period subsequent to the date of the Indenture) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset owned by such Person or any of its Subsidiaries.

     "Consolidated Tangible Assets" of any Person as of any date means the total assets of such Person and its Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP)

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on a  consolidated  basis at such date, as  determined in accordance  with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by such Person or any of its Subsidiaries.


     "Credit Agreement" means the Revolving Credit Agreement, dated May 15, 1996, among the Company, the Bank Agent, and the other financial institutions signatory thereto, together with the related documents thereto, including, without limitation, any security documents and all exhibits and schedules thereto and any agreement or agreements relating to any extension, refunding, refinancing, successor or replacement facility, whether or not with the same lenders, and whether or not the principal amount or amount of letters of credit outstanding thereunder or the interest rate payable in respect thereof shall be thereby increased, in each case as amended and in effect from time to time.


     "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 10 1/4% Notes.

     "Eligible  Investments"  of any Person means  Investments of such Person in
(i) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States maturing not more than one year from the date of acquisition; (ii) certificates of deposit, time deposits, Eurodollar time deposits, bankers' acceptances or deposit accounts having in each case a remaining term to maturity of not more than one year, which are either (A) fully insured by the Federal Deposit Insurance Corporation or (B) issued by any lender or by any commercial bank under the laws of any State or any national banking association that has combined capital and surplus of not less than $500,000,000 and whose short-term securities are rated at least A-1 by S&P or P-1 by Moody's; (iii) commercial paper that is rated at least A-1 by S&P or P-1 by Moody's, issued by a company that is incorporated under the laws of the United States or of any State and directly issues its own commercial paper, and has a remaining term to maturity of not more than one year; (iv) a repurchase agreement with (A) any commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000, which agreement is secured by any one or more of the securities and obligations described in clauses (i), (ii) or (iii) of this definition of Eligible Investments, which shall have a market value (exclusive of accrued interest and valued at least monthly) at least equal to the principal amount of such investment; (v) any money market or other investment fund the investments of which are limited to investments described in clauses (i), (ii), (iii) and (iv) of this definition of Eligible Investments and which is managed by (A) a commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000; (vi) obligations, debentures, notes, bonds or other evidences of indebtedness rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (vi) shall not exceed 25% of the total amount invested by such Person in Eligible Investments; (vii) investments in investment grade auction rate and adjustable rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; (viii) investments in investment grade fixed rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (viii) shall not exceed 10% of the total amount invested by such Person in Eligible Investments;
(ix) adjustable rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; and (x) fixed rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; provided that the aggregate amount of investments by any Person permitted under this clause (x) shall not exceed 25% of the total amount invested by such Person in Eligible Investments.

     "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

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     "GAAP" means  generally  accepted  accounting  principles  set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other purchase or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     "Indebtedness" of any Person at any date means, without duplication: (i) all Bank Debt; (ii) all other indebtedness of such Person for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iv) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (v) all obligations of such Person with respect to Hedging Obligations (other than those that fix the interest rate on variable rate indebtedness otherwise permitted by the Indenture or that protect the Company and/or its Subsidiaries against changes in foreign exchange rates); (vi) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business; (vii) all Capitalized Lease Obligations of such Person; (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (ix) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (x) all Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; and in the case of clauses (iv) and (ix), the maximum liability of such Person for any such contingent obligations at such date, and in the case of clause (viii), the amount of the Indebtedness secured.

     "Interest Expense" of any Person for any period means the aggregate amount of interest which, in accordance with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation or duplication, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount and all other non-cash interest expense).

     "Inventory" means all of the inventory of the Company and each of its Subsidiaries which, in accordance with GAAP, would be set opposite the caption "inventory" or any like caption on a balance sheet of the Company.

     "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration)

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by such Person of  Indebtedness,  Capital Stock or other securities of any other
Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any financing lease in the nature thereof, any agreement to sell, and any filing of, or agreement to give, any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Proceeds" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Subsidiaries from such Asset Sale (including, without limitation, cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale or the transfer of the proceeds of such Asset Sale to the Company or any of its Subsidiaries, (b) payment of all brokerage commissions and the underwriting and other fees and expenses related to such Asset Sale and (c) deduction of an appropriate amount to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale and (ii) all non-cash consideration received by the Company or any of its Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

     "Permitted Holder" means Robert N. Elkins and any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which Mr. Elkins is a member; so long as, with respect to any group, Mr. Elkins owns more than 20% of the total voting power of all classes of capital stock of the acquiring entity entitled to vote generally in the election of directors of the acquiring entity.

     "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP; (ii)
statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits due in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business; (v) attachment or judgment Liens not giving rise to a Default or an Event of Default; (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (vii) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) Liens with respect to any Acquired Indebtedness; provided that such Liens only extend to assets that were subject to such Liens prior to the acquisition of such assets by the Company or its Subsidiaries; (ix) Liens securing Senior Indebtedness; (x) Liens securing Refinancing Indebtedness that is not Senior Indebtedness; provided that such Liens only extend to the assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such assets; (xi) Liens on Accounts Receivable (and guarantees by third parties of such Accounts Receivable or collateral pledged by account obligors or other unrelated third parties securing such Accounts Receivable) or Inventory; (xii) purchase money mortgages (including Capitalized Lease Obligations); (xiii) Liens existing on the

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date of the  Indenture;  (xiv) Liens on assets of any  Subsidiary of the Company securing Indebtedness of such Subsidiary; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture; (xv) bankers' liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of the Company or any Subsidiary; (xvi) the interest of any issuer of a letter of credit in any cash or Eligible Investment deposited with or for the benefit of such issuer as collateral for such letter of credit, provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the Indenture; (xvii) any Lien not materially adverse to the interests of the Holders consisting of a right of first refusal or an option to purchase the Company's interest in any Subsidiary, or the assets of any Subsidiary; and (xviii) the Lien granted to the Trustee pursuant to Section 7.6 of the Indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of the Company.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" means with respect to any Person all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness (other than Existing Indebtedness under the Credit Agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person and is subordinated to the 10 1/4% Notes, if at all, to the same extent as the Indebtedness being refunded, refinanced or extended; (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the Indebtedness being refunded, refinanced or extended; (iii) the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended; (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets that the Indebtedness being refunded, refinanced or extended is secured; and (v) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended (except for issuance costs and increases in Attributable Indebtedness due solely to increases in the present value calculations resulting from renewals or extensions of the terms of the underlying leases in effect on the date of the Indenture).

     "Restricted Payment" means with respect to any Person: (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly; or (iii) any payment on account of the purchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company or its Subsidiaries which is pari passu with or subordinated in right of payment to the 10 1/4% Notes and has a scheduled maturity date subsequent to the maturity of the 10 1/4% Notes;
provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments shall not include (I) any payment described (a) in clause
(i), (ii) or (iii) above made (1) to the Company or any of its Wholly Owned Subsidiaries by any of the Company's Subsidiaries or (2) by the Company to any of its Wholly Owned Subsidiaries or (b) in clause (iii) above made with the Net Proceeds from any Asset Sale remaining after completion of the Asset Sale Offer made in connection with such Asset Sale, all as contemplated under "Limitations on Asset Sales" or (II) the purchase by the Company of up to an aggregate of $50 million of the Company's Capital Stock pursuant to one or more stock repurchase programs.

     "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

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     "Senior  Indebtedness"  means the  principal  of and  premium,  if any, and interest on and other amounts due on or in connection with any Indebtedness of the Company permitted under the "Limitations on Additional Indebtedness"
covenant   described  above  (including   without  limitation  all  Allowed  and
Disallowed   Post-Commencement   Interest   and  Expenses  in  respect  of  such
Indebtedness) and any amounts with respect to Hedging Obligations that fix the interest rate on variable rate indebtedness otherwise permitted by this
Indenture,   other  than  the  10  1/4%  Notes,  the  Company's  9  5/8%  Senior
Subordinated Notes due 2002, Series A, the Company's 10 3/4% Senior Subordinated Notes due 2004, the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the 10 1/4% Notes; provided that Senior Indebtedness will not include
(i) any Indebtedness, liability or obligation of the Company to (A) any of its Subsidiaries, (B) trade creditors or (C) any person arising out of any lawsuit against the Company or any of its Subsidiaries or any settlement thereof (other than any lawsuit or settlement thereof respecting amounts payable with regard to Senior Indebtedness), (ii) any redemption or other payments on Preferred Stock,
(iii) any Indebtedness incurred in violation of the provisions of the Indenture or (iv) amounts owing under leases (other than Capitalized Lease Obligations).

     "Significant Subsidiary" has the meaning ascribed to it under Regulation C promulgated under the Securities Act of 1933, as amended.

     "Stated Maturity" means, when used with respect to any security or any installment of interest thereon, that date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

     "Subsidiary" of any Person means (i) any corporation of which Common Equity having ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness or portion thereof (if applicable) into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.


     "Wholly Owned Subsidiary" of any person means (i) a Subsidiary of which 100% of the Common Equity (except for director's qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form without coupons. Except as set forth in the next paragraph, the New Notes initially will be represented by a single permanent global certificate in definitive fully registered form (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.


     Old Notes that were issued as described below under "- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of New Notes being transferred.

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     The  Depositary  is  a  limited  purpose  trust  company  created  to  hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through
electronic  book-entry  changes  in  the  accounts  of  its  Participants.   The
Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.


     The Company expects that pursuant to procedures established by the Depositary ownership of the New Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole holder under the Indenture of any New Notes evidenced by the Global Note. Beneficial owners of New Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments in respect of the principal of, premium, if any, and interest on, any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

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CERTIFICATED SECURITIES


     Institutional "accredited investors" (within the meaning of Rule 501(a)(1),
(2), (3) or (7) of the Securities Act) received Old Notes in the form of certificated securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of certificated securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, New Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following summarizes the material long-term indebtedness of the Company and its subsidiaries. The Company's indebtedness is substantial in relation to its stockholders' equity. At March 31, 1997, IHS' total long-term debt, net of current portion, accounted for 66.9% of its total capitalization after giving effect to the issuance of $450 million aggregate principal amount of the Company's 9 1/2% Senior Notes and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191.0 million under its revolving credit facility. In connection with the issuance of the 9 1/2% Senior Notes, both Moody's and Standard & Poors in May 1997 confirmed their ratings of IHS' other long-term debt obligations, but with a negative outlook. Moody's stated that it retained a negative outlook anticipating that IHS will continue to be an aggressive acquirer of companies, and that it would view negatively any increase in leverage. Standard & Poors stated that its ratings reflected the Company's aggressive transition towards becoming a full service alternate-site healthcare provider and its limited cash flow relative to its heavy debt burden. See "Capitalization," "Pro Forma Financial Information" and "Risk Factors - Risks Related to Substantial Indebtedness." The summary is not a complete description of such indebtedness. Copies of the material agreements relating to such indebtedness have been filed with the Commission and the description set forth below is qualified in its entirety by reference to such agreements. See "Available Information."

REVOLVING CREDIT FACILITY

     On May 15, 1996, the Company entered into a $700 million revolving credit facility, including a $100 million letter of credit subfacility, with Citibank, N.A., as Administrative Agent, and certain other lenders (the "Credit Facility"). The Credit Facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. The $100 million subcommitment for letters of credit will remain at $100 million until final maturity. The Credit Facility is guaranteed by the Company's subsidiaries and secured by a pledge of all of the stock of substantially all of the Company's subsidiaries. At the option of the Company, loans under the Credit Facility bear interest at a rate equal to either
(i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on certain financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of the borrowing selected by the Company.

     The Credit Facility limits the Company's ability to incur indebtedness or contingent obligations, to make additional acquisitions, to create or incur liens on assets, to pay dividends and to purchase or redeem the Company's stock. In addition, the Credit Facility requires that the Company meet certain financial tests, and provides the banks with the right to require the payment of all of the amounts outstanding under the Credit Facility if there is a change in control of the Company or if any person other than Dr. Robert N. Elkins or a group managed by Dr. Elkins owns more than 40% of the Company's capital stock. Amounts repaid under the Credit Facility may be reborrowed until June 30, 2002. The $700 million credit facility replaced the Company's $500 million revolving credit facility (the "Prior Credit Facility"). As a result, the Company recorded a loss on extinguishment of debt, net of related tax benefits, of approximately $1.4 million in the second quarter of 1996. On May 15, 1996, the Company borrowed $328.2 million under the Credit Facility to repay amounts outstanding under the Prior Credit Facility.

     The Company used all of the net proceeds of the sale of the Old Notes to repay $145.0 million outstanding under the New Credit Facility. At June 30, 1997, $278.9 million was outstanding under the Credit Facility, bearing interest at 7.2%.

5 3/4% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2001

     The Company has outstanding $143,750,000 principal amount of the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 (the "5 3/4% Debentures"). Interest on the 5 3/4% Debentures is payable semi-annually on January 1 and July 1. The 5 3/4% Debentures are redeemable in whole or in

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part at the option of the Company at a price,  expressed as a percentage  of the principal amount, ranging from 103.29% in 1997 to 100.82% in 2000, plus accrued interest. The 5 3/4% Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $32.60 per share (the equivalent of 30.675 shares per $1,000 principal amount of 5 3/4% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the 5 3/4% Debentures were issued), each holder of 5 3/4% Debentures may require the Company to repurchase such holder's 5 3/4% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.

6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003


     The Company has outstanding $115,000,000 aggregate principal amount of its 6% Convertible Subordinated Debentures due 2003 (the "6% Debentures"). Interest on the 6% Debentures is payable semi-annually on January 1 and July 1. The 6% Debentures are redeemable in whole or in part at the option of the Company at any time at a price, expressed as a percentage of the principal amount, ranging from 103.6% in 1997 to 100.6% in 2002, plus accrued interest. Prior to redemption, the 6% Debentures are convertible into Common Stock at the option of the holder at any time at or before maturity at $32.125 per share (the equivalent of 31.128 shares per $1,000 principal amount of 6% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the 6% Debentures were issued), each holder of 6% Debentures may require the Company to repurchase such holder's 6% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.

9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     The Company has outstanding $450,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Senior Notes"). Interest on the 9 1/2% Senior Notes is payable semi-annually on March 15 and September
15. The 9 1/2% Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after September 15, 2002, at a price, expressed as a percentage of the principal amount, initially equal to 104.75% and declining to 100% on September 15, 2005, plus accrued interest thereon. In addition, the Company may redeem up to $150,000,000 aggregate principal amount of 9 1/2% Senior Notes at any time and from time to time prior to September 15, 2000 at a redemption price equal to 108.50% of the aggregate principal amount thereof, plus accrued interest thereon, out of the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture under which the 9 1/2% Senior Notes were issued (the "9 1/2% Senior Notes Indenture")). In the event of a change in control of IHS (as defined in the 9 1/2% Senior Notes Indenture), each holder of 9 1/2% Senior Notes may require IHS to repurchase such holder's 9 1/2% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 1/2% Senior Notes Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met; (ii) limitations on other subordinated indebtedness; (iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on restricted payments and investments; (vii) application of the proceeds of certain asset sales; (viii) limitations on restrictions on subsidiary dividends; and (ix) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person.

10 3/4% SENIOR SUBORDINATED NOTES DUE 2004

     The Company has outstanding $107,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes"). Interest on the 10 3/4% Senior Notes is payable semi-annually on January 15 and July 15. The 10 3/4% Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after July 15, 1999, at a price, expressed as a percentage of the principal amount, initially equal to 105.375% and declining to 100% on July 15, 2002, plus accrued interest thereon. In the event of a change in control of the Company (as defined in the indenture under which the 10 3/4% Senior Notes were issued (the "10 3/4% Senior Notes Indenture")), each holder of

10 3/4% Senior Notes may require the Company to repurchase such holder's 10 3/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 10 3/4% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, the Company repurchased $99,893,000 aggregate principal amount of the 10 3/4% Senior Notes pursuant to a cash tender offer. As a condition of the Company's obligation to repurchase tendered 10 3/4% Senior Notes, tendering holders consented to amendments to the 10 3/4% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.

9 5/8% SENIOR SUBORDINATED NOTES DUE 2002, SERIES A

     The Company has outstanding $25,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes"). Interest on the 9 5/8% Senior Notes is payable semi-annually on May 31 and November 30. The 9 5/8% Senior Notes are not redeemable prior to maturity. In the event of a change in control of IHS (as defined in the indenture under which the 9 5/8% Senior Notes were issued (the "9 5/8% Senior Notes Indenture")), each holder of 9 5/8% Senior Notes may require IHS to repurchase such holder's 9 5/8% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 5/8% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, the Company repurchased $114,975,000 aggregate principal amount of the 9 5/8% Senior Notes pursuant to a cash tender offer. As a condition of the Company's obligation to repurchase tendered 9 5/8% Senior
Notes, tendering holders consented to amendments to the 9 5/8% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.

CERTAIN OTHER OBLIGATIONS

     The Company's contingent liabilities (other than liabilities in respect of litigation and the contingent payment in respect of the First American Acquisition) aggregated approximately $72.3 million as of March 31, 1997. The Company is obligated to purchase its Greenbriar facility upon a change in control of the Company. The net purchase price of the facility is approximately $4.0 million. The Company has guaranteed approximately $6.6 million of the lessor's indebtedness. The Company is required, upon certain defaults under the lease, to purchase its Orange Hills facility at a purchase price equal to the greater of $7.1 million or the facility's fair market value. The Company has guaranteed approximately $4.0 million owed by Tutera Group, Inc. and Sunset Plaza Limited Partnership, a partnership affiliated with a partnership in which IHS has a 49% interest, to Finova Capital Corporation. The Company has guaranteed approximately $3.9 million of a construction loan for Trizec, the entity from which the Company purchased the Central Park Lodges facilities. The Company has established several irrevocable standby letters of credit with the Bank of Nova Scotia to secure certain of the Company's self-insured workers' compensation obligations, health benefits and other obligations. The maximum obligation was $15.7 million at March 31, 1997. The Company has guaranteed approximately $539,000 owed by a managed facility to National Health Investors Inc. and approximately $8.9 million owed by Litchfield Asset Management
Corporation to National Health Investors Inc. The Company has guaranteed approximately $4.8 million owed by Community Care of America ("CCA"), a related party company to which IHS provides certain management services, to Daiwa Healthco-2 LLC. The Company has also guaranteed approximately $10.0 million owed by CCA to Health and Retirement Properties Trust under a loan and lease financing agreement. In addition, the Company has established an irrevocable standby line of credit with CCA with a maximum amount of $5,000,000 available to CCA at March 31, 1997. The Company has also established three irrevocable standby letters of credit in the total amount of $10.0 million. The Company owns warrants to purchase approximately 14.9% of CCA, and the Company's Chairman and Chief Executive Officer beneficially owns approximately 21.1% of CCA's outstanding common stock. In addition, the Company has obligations under operating leases aggregating approximately $224.0 million at March 31, 1997. In addition, with respect to certain acquired businesses the Company is obligated to make certain contingent payments if earnings of the acquired business increase or earnings targets are met. IHS is also obligated under certain circumstances to make contingent payments of up to $155 million in respect of the First American acquisition.
See "Recent Developments - First American Acquisition."


     The Company leases ten facilities from Meditrust,  a  publicly-traded  real estate investment trust. With respect to all the facilities leased from Meditrust, the Company is obligated to pay additional rent in an amount equal to a specified percentage (generally five percent) of the amount by which the facility's gross revenues exceed a specified amount (generally based on the facility's gross revenues during its first year of operation). If an event of default occurs under any Meditrust lease or any other agreement the Company has with Meditrust, Meditrust has the right to require the Company to purchase the facility leased from the partnership at a price equal to the higher of the then current fair market value of the facility or the original purchase price of the facility paid by Meditrust plus the cost of certain capital expenditures paid for by Meditrust, an adjustment for the increase in the cost of living index since the commencement of the lease and all rent then due and payable, all such amounts to be determined pursuant to the prescribed formula contained in the lease. In addition, each Meditrust lease provides that a default under any other Meditrust lease or any other agreement the Company has with Meditrust constitutes a default under such lease. Upon such default, Meditrust has the right to terminate the leases and to seek damages based upon lost rent.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the New Notes.

                                 LEGAL MATTERS


     The validity of the New Notes being offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. At July 7, 1997, attorneys at Fulbright & Jaworski L.L.P. owned an aggregate of 300 shares of the Company's Common Stock.

                                    EXPERTS


     The consolidated financial statements of Integrated Health Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been included or incorporated by reference into this Prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 related to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of Medical Specialty Units to recording them as expenses when incurred.

     The consolidated financial statements of First American Health Care of Georgia, Inc. as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995, have been incorporated by reference in this Prospectus and in the Registration Statement from IHS' Current Report on Form 8-K/A, as amended (dated October 17, 1996 and filed with the Commission on July 11, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                   PAGE
                                                                                   -----
Independent Auditors' Report   ................................................... F-2
     Consolidated Balance Sheets at December 31, 1995 and 1996  .................. F-3
     Consolidated Statements of Operations for the years ended December 31, 1994,
      1995 and 1996   ............................................................ F-4
     Consolidated Statements of Stockholders' Equity for the years ended
      December 31, 1994, 1995 and 1996  .......................................... F-5
     Consolidated Statements of Cash Flows for the years ended December 31, 1994,
      1995 and 1996   ............................................................ F-6
     Notes to Consolidated Financial Statements  ................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Integrated Health Services, Inc.:

We have audited the accompanying consolidated financial statements of Integrated Health Services, Inc. and subsidiaries (the Company) as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Health Services, Inc. and subsidiaries at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in notes 1(k) and 18 to the consolidated financial statements, in 1995 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Also, effective January 1, 1996, the Company changed its accounting method from deferring and amortizing pre-opening costs of medical specialty units to recording them as an expense when incurred.

Baltimore, Maryland                       KPMG PEAT MARWICK LLP


March 24, 1997

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)



                                                                          DECEMBER 31,          MARCH 31,
                                                                   --------------------------- ------------
                                                                       1995          1996         1997
                                                                                               (UNAUDITED)
                             ASSETS
Current Assets:
 Cash and cash equivalents .......................................   $    38,917   $   39,028   $   38,767
 Temporary investments  ..........................................         2,387        2,044        1,737
 Patient accounts and third-party payor settlements receivable,
  net (note 3)    ................................................       230,282      326,883      339,496
 Inventories, prepaid expenses and other current assets  .........        25,629       26,243       31,887
 Income tax receivable  ..........................................        16,517       20,992       10,379
                                                                      -----------  -----------  -----------
  Total current assets  ..........................................       313,732      415,190      422,266
Property, plant and equipment, net (note 5)  .....................       758,127      864,335      887,395
Intangible assets (notes 2 and 6)   ..............................       288,033      572,159      605,487
Investments in and advances to affiliates (note 4)    ............        29,362       76,047       74,499
Other assets   ...................................................        44,476       65,376       68,431
                                                                      -----------  -----------  -----------
  Total assets    ................................................   $ 1,433,730   $1,993,107   $2,058,078
                                                                      ===========  ===========  ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-term debt (note 8)  ..................   $     5,404   $   16,547   $   15,738
 Accounts payable and accrued expenses (note 7)    ...............       172,013      341,094      322,642
                                                                      -----------  -----------  -----------
  Total current liabilities   ....................................       177,417      357,641      338,380
                                                                      -----------  -----------  -----------
Long-term debt (note 8):
 Convertible subordinated debentures   ...........................       258,750      258,750      258,750
 Other long-term debt less current maturities   ..................       506,507      779,450      822,201
                                                                      -----------  -----------  -----------
  Total long-term debt  ..........................................       765,257    1,038,200    1,080,951
                                                                      -----------  -----------  -----------
Other long-term liabilities (note 9)   ...........................             -       33,851       34,562
Deferred income taxes (note 12)  .................................        52,279       22,283       23,431
Deferred gain on sale-leaseback transactions    ..................         7,249        6,267        5,968
Commitments and contingencies (notes 4, 9, 10, 11 and 13) Stock-
 holders' equity (note 11): Preferred stock, authorized 15,000,000
 shares; no shares issued and outstanding in 1995 and 1996  ......             -            -            -
 Common stock, $0.001 par value Authorized 150,000,000 shares;
  issued 21,785,334 shares in 1995 and 23,628,250 shares in 1996
  (including 400,600 treasury shares in 1995)   ..................            22           24           25
 Additional paid-in capital   ....................................       410,345      445,667      475,878
 Retained earnings   .............................................        33,951       79,814       98,883
 Unrealized gain on available for sale securities  ...............             -        9,360            -
 Treasury stock, at cost (400,600 shares in 1995) (note 11)    ...       (12,790)           -            -
                                                                      -----------  -----------  -----------
  Total stockholders' equity  ....................................       431,528      534,865      574,786
                                                                      -----------  -----------  -----------
  Total liabilities and stockholders' equity    ..................   $ 1,433,730   $1,993,107   $2,058,078
                                                                      ===========  ===========  ===========




          See accompanying notes to consolidated financial statements.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED
                                                                ---------------------------------------       MARCH 31,
                                                                                                        ---------------------
                                                                   1994         1995          1996        1996       1997
                                                                                                             (UNAUDITED)
Net revenues:
 Basic medical services    .................................... $ 269,817     $   368,569   $  389,773   $97,216    $ 88,755
 Specialty medical services   .................................   404,401         770,554      999,209   219,525     362,689
 Management services and other   ..............................    37,884          39,765       45,713    10,532       9,499
                                                                ----------     ----------    ----------  --------    --------
  Total revenues  .............................................   712,102       1,178,888    1,434,695   327,273     460,943
                                                                ----------     ----------    ----------  --------    --------
Costs and expenses:
 Operating expenses:
  Salaries, wages, and benefits  ..............................   332,812         549,766      694,137   158,933     225,015
  Other operating expenses    .................................   195,319         338,785      399,811    90,962     127,397
 Corporate administrative and general  ........................    37,041          56,016       60,976    15,093      18,016
 Depreciation and amortization   ..............................    26,367          39,961       41,681     8,274      15,030
 Rent (note 10)   .............................................    42,158          66,125       77,785    17,656      24,009
 Interest (net of investment income of $1,121 in 1994, $1,876
  in 1995, and $2,233 in 1996) (note 8)   .....................    20,602          38,977       64,110    14,214      21,421
 Loss on impairment of long-lived assets (note 18)    .........         -          83,321            -         -           -
 Other non-recurring charges (income), net (notes 6 and
  18)    ......................................................         -          49,639      (14,457)        -      (1,025)
                                                                ----------     ----------    ----------  --------    --------
  Total costs and expenses    .................................   654,299       1,222,590    1,324,043   305,132     429,863
                                                                ----------     ----------    ----------  --------    --------
  Earnings (loss) before equity in earnings of affiliates, in-
   come taxes and extraordinary items                              57,803         (43,702)     110,652    22,141      31,080
Equity in earnings of affiliates (note 4)    ..................     1,176           1,443          828       300         181
                                                                ----------     ----------    ----------  --------    --------
  Earnings (loss) before income taxes and extraordinary
   items    ...................................................    58,979         (42,259)     111,480    22,441      31,261
Federal and state income taxes (note 12)  .....................    22,117         (16,270)      63,715     8,640      12,192
                                                                ----------     ----------    ----------  --------    --------
  Earnings (loss) before extraordinary items    ...............    36,862         (25,989)      47,765    13,801      19,069
Extraordinary items (note 15)    ..............................     4,274           1,013        1,431         -           -
                                                                ----------     ----------    ----------  --------    --------
  Net earnings (loss)   ....................................... $  32,588     $   (27,002)  $   46,334   $13,801    $ 19,069
                                                                ==========     ==========    ==========  ========    ========
Per Common Share - primary:
 Earnings (loss) before extraordinary item   .................. $    1.99     $     (1.21)  $     2.03   $  0.62    $   0.74
 Net earnings (loss)    .......................................      1.75           (1.26)        1.97      0.62        0.74
                                                                ==========     ==========    ==========  ========    ========
Per Common Share - fully diluted:
 Earnings (loss) before extraordinary item   .................. $    1.73     $     (1.21)  $     1.82   $  0.54    $   0.63
 Net earnings (loss)    .......................................      1.57           (1.26)        1.78      0.54        0.63
                                                                ==========     ==========    ==========  ========    ========




          See accompanying notes to consolidated financial statements.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)



                                                                         ADDITIONAL
                                                    PREFERRED   COMMON     PAID-IN
                                                      STOCK      STOCK     CAPITAL
                                                    ----------- -------- ------------
Balance at December 31, 1993  .....................       $-       $ 14   $  187,294
 Issuance of 2,620,309 common shares in
  connection with acquisitions   ..................        -          2       92,429
 Issuance of warrants in connection with
  acquisitions    .................................        -          -        3,000
 Exercise of warrants for 113,848 common
  shares    .......................................        -          -        2,508
 Issuance of 21,670 common shares in con-
  nection with employee stock purchase
  plan   ..........................................        -          -          551
 Issuance of 3,477,384 common shares in
  connection with a public offering, less
  issuance costs  .................................        -          4       98,634
 Exercise of employee stock options for
  521,992 common shares    ........................        -          1        7,986
 Declaration of cash dividend, $0.02 per
  common share    .................................        -          -            -
 Net earnings  ....................................        -          -            -
                                                        ---       -----    ----------
Balance at December 31, 1994  .....................        -         21      392,402
 Issuance of 385,216 common shares in
  connection with acquisitions   ..................        -          1        9,794
 Issuance of warrants in connection with
  acquisitions    .................................        -          -          339
 Issuance of 49,377 common shares in con-
  nection with employee stock purchase
  plan   ..........................................        -          -        1,339
 Acquisition of 400,600 common shares of
  treasury stock  .................................        -          -            -
 Exercise of employee stock options for
  340,244 common shares    ........................        -          -        5,676
 Exercise of warrants for 44,181 common
  shares    .......................................        -          -          795
 Declaration of cash dividend, $0.02 per
  common share    .................................        -          -            -
 Net loss   .......................................        -          -            -
                                                        ---       -----    ----------
Balance at December 31, 1995  .....................        -         22      410,345
 Issuance of 1,632,873 common shares in
  connection with acquisitions and man-
  agement agreements                                       -          2       35,435
 Re-issuance of 400,600 common shares of
  treasury stock in payment of earn-out in
  connection with prior acquisitions   ............        -          -       (3,592)
 Issuance of 68,661 common shares in con-
  nection with employee stock purchase
  plan   ..........................................        -          -        1,401
 Exercise of employee stock options for
  141,382 common shares    ........................        -          -        2,078
 Unrealized gain on available for sale secu-
  rities                                                   -          -            -
 Declaration of cash dividend, $0.02 per
  common share    .................................        -          -            -
 Net earnings  ....................................                   -            -
                                                                  -----    ----------
Balance at December 31, 1996  .....................        -         24      445,667
                                                        ---       -----    ----------
Issuance of 976,504 shares of common stock
 in payment of earn-out in connection with
 prior acquisition   ..............................        -          1       26,438
Issuance of 30,248 shares of common stock
 in connection with employee stock pur-
 chase plan                                                -          -          647
Exercise of employee stock options for
 113,678 shares of common stock  ..................        -          -        3,126
Realized gains on available for sale securities .          -          -            -
Net earnings   ....................................        -          -            -
                                                        ---       -----    ----------
Balance at March 31, 1997  ........................       $-       $ 25   $  475,878
                                                        ===       =====    ==========

                                                                  UNREALIZED
                                                                    GAIN ON
                                                                 AVAILABLE FOR
                                                     RETAINED        SALE        TREASURY
                                                     EARNINGS     SECURITIES       STOCK         TOTAL
                                                    ------------ -------------- ------------ ------------
Balance at December 31, 1993  .....................   $  29,198      $      -     $       -  $ 216,506
 Issuance of 2,620,309 common shares in
  connection with acquisitions   ..................           -             -             -     92,431
 Issuance of warrants in connection with
  acquisitions    .................................           -             -             -      3,000
 Exercise of warrants for 113,848 common
  shares    .......................................           -             -             -      2,508
 Issuance of 21,670 common shares in con-
  nection with employee stock purchase
  plan   ..........................................           -             -             -        551
 Issuance of 3,477,384 common shares in
  connection with a public offering, less
  issuance costs  .................................           -             -             -     98,638
 Exercise of employee stock options for
  521,992 common shares    ........................           -             -             -      7,987
 Declaration of cash dividend, $0.02 per
  common share    .................................        (398)            -             -       (398)
 Net earnings  ....................................      32,588             -             -     32,588
                                                       ---------     --------      --------- ----------
Balance at December 31, 1994  .....................      61,388             -             -    453,811
 Issuance of 385,216 common shares in
  connection with acquisitions   ..................           -             -             -      9,795
 Issuance of warrants in connection with
  acquisitions    .................................           -             -             -        339
 Issuance of 49,377 common shares in con-
  nection with employee stock purchase
  plan   ..........................................           -             -             -      1,339
 Acquisition of 400,600 common shares of
  treasury stock  .................................           -             -       (12,790)   (12,790)
 Exercise of employee stock options for
  340,244 common shares    ........................           -             -             -      5,676
 Exercise of warrants for 44,181 common
  shares    .......................................           -             -             -        795
 Declaration of cash dividend, $0.02 per
  common share    .................................        (435)            -             -       (435)
 Net loss   .......................................     (27,002)            -             -    (27,002)
                                                       ---------     --------      --------- ----------
Balance at December 31, 1995  .....................      33,951             -       (12,790)   431,528
 Issuance of 1,632,873 common shares in
  connection with acquisitions and man-
  agement agreements                                          -             -             -     35,437
 Re-issuance of 400,600 common shares of
  treasury stock in payment of earn-out in
  connection with prior acquisitions   ............           -             -        12,790      9,198
 Issuance of 68,661 common shares in con-
  nection with employee stock purchase
  plan   ..........................................           -             -             -      1,401
 Exercise of employee stock options for
  141,382 common shares    ........................           -             -             -      2,078
 Unrealized gain on available for sale secu-
  rities                                                      -         9,360             -      9,360
 Declaration of cash dividend, $0.02 per
  common share    .................................        (471)            -             -       (471)
 Net earnings  ....................................      46,334             -             -     46,334
                                                       ---------     --------      --------- ----------
Balance at December 31, 1996  .....................      79,814         9,360             -    534,865
                                                       ---------     --------      --------- ----------
Issuance of 976,504 shares of common stock
 in payment of earn-out in connection with
 prior acquisition   ..............................           -             -             -     26,439
Issuance of 30,248 shares of common stock
 in connection with employee stock pur-
 chase plan                                                   -             -             -        647
Exercise of employee stock options for
 113,678 shares of common stock  ..................           -             -             -      3,126
Realized gains on available for sale securities .             -        (9,360)            -     (9,360)
Net earnings   ....................................      19,069             -             -     19,069
                                                       ---------     --------      --------- ----------
Balance at March 31, 1997  ........................   $  98,883      $      -     $       -  $ 574,786
                                                       =========     ========      ========= ==========




          See accompanying notes to consolidated financial statements.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                                      YEARS ENDED DECEMBER 31,               THREE MONTHS ENDED
                                                            --------------------------------------------          MARCH 31,
                                                                                                           -----------------------
                                                              1994            1995            1996            1996        1997
                                                                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net earnings (loss)    .................................    $   32,588      $   (27,002)    $   46,334      $  13,801  $  19,069
 Adjustments to reconcile net earnings (loss) to net
  cash provided by operating activities:  ...............
  Extraordinary items   .................................         6,839            1,647          2,327              -          -
  Loss from impairment of long-lived assets  ............             -           83,321              -              -          -
  Other non-recurring charges (income)    ...............             -           47,700        (14,457)             -     (1,025)
  Undistributed results of affiliates  ..................          (142)            (431)             2            (55)         0
  Depreciation and amortization  ........................        26,367           39,961         41,681          8,274     15,030
  Deferred income taxes and other non-cash items .                2,628          (22,920)         3,462          1,142      1,396
  Amortization of deferred gain on sale-leaseback  .               (680)          (1,018)          (982)          (285)      (299)
  Increase in patient accounts and third-party payor
   settlements receivable  ..............................       (42,998)         (62,512)       (44,232)       (15,260)   (10,386)
  (Increase) decrease in supplies, inventories, pre-
   paid expenses and other current assets                          (349)          (6,121)            82           (788)    (5,581)
  Increase (decrease) in accounts payable and ac-
   crued expenses                                                 1,205            1,177          4,086        (22,493)   (18,935)
  (Increase) decrease in income taxes receivable   ......             -          (16,517)        (4,475)         2,950     10,613
  Increase (decrease) in income taxes payable   .........         1,681           (5,686)             -              -          -
                                                              ----------      -----------     ----------      --------   ---------
    Net cash provided by operating activities    .........        27,139           31,599         33,828       (12,714)     9,882
                                                              ----------      -----------     ----------      --------   ---------
Cash flows from financing activities:
 Proceeds from issuance of capital stock, net   .........       109,683            8,399          3,479          1,259      3,773
 Proceeds from long-term borrowings    ..................       308,467          510,659      1,087,175         96,737    139,928
 Repayment of long-term borrowings  .....................      (191,338)        (307,440)      (830,434)       (11,286)   (97,639)
 Proceeds from sale-leaseback transactions, net    ......        28,210                -              -              -          -
 Deferred financing costs  ..............................       (11,156)          (5,512)       (10,251)          (329)      (698)
 Purchase of treasury stock   ...........................             -          (12,790)             -              -          -
 Dividends paid   .......................................             -             (398)          (435)          (435)      (471)
                                                              ----------      -----------     ----------      --------   --------
    Net cash provided by financing activities    .........      243,866          192,918        249,534         85,946     44,893
                                                              ----------      -----------     ----------      --------   --------
Cash flows from investing activities:
 Purchases of temporary investments    ..................       (48,909)            (401)        (5,645)             0        (48)
 Sales of temporary investments  ........................       102,498              672          5,988             67        355
 Business acquisitions  .................................      (152,791)         (82,686)      (242,819)       (16,581)   (10,975)
 Purchases of property, plant, and equipment    .........       (91,354)        (145,065)      (145,902)       (35,705)   (41,096)
 Disposition of assets  .................................             -           33,153        136,709              -          -
 Intangible assets   ....................................        (7,201)         (14,183)             -              -          -
 Investment in affiliates and other assets   ............       (21,401)         (37,779)       (31,582)       (30,370)    (3,272)
                                                              ----------      -----------     ----------      --------   --------
  Net cash used by investing activities    ...............     (219,158)        (246,289)      (283,251)       (82,589)   (55,036)
                                                              ----------      -----------     ----------      --------   ---------
 Increase (decrease) in cash and equivalents    .........        51,847          (21,772)           111         (9,357)      (261)
Cash and cash equivalents, beginning of period  .........         8,842           60,689         38,917         38,917     39,028
                                                              ----------      -----------     ----------      --------   ---------
Cash and cash equivalents, end of period  ...............    $   60,689      $    38,917     $   39,028      $  29,560  $  38,767
                                                              ==========      ===========     ==========      ========   =========




          See accompanying notes to consolidated financial statements.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Integrated Health Services, Inc. (IHS), a Delaware corporation, was formed on March 25, 1986. The consolidated financial statements include the accounts of IHS and its majority-owned and controlled subsidiaries (the Company). In consolidation, all significant intercompany balances and transactions have been eliminated. Investments in affiliates in which the Company has less than majority ownership and control are accounted for by the equity method (see note
4).

  (b) Medical Services Revenues

     Medical services revenues are recorded at established rates and adjusted for differences between such rates and estimated amounts reimbursable by third-party payors when applicable. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare and Medicaid) are accrued in the period the related services are rendered. Settlements receivable and related revenues under such programs are based on annual cost reports prepared in accordance with Federal and state regulations, which reports are subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made for such adjustments and final settlements will not have a material effect on financial position or results of operations. Basic medical services revenues represent routine service (room and board) charges of geriatric and assisted living facilities, exclusive of medical specialty units. Specialty medical services revenues represent ancillary service charges of geriatric and assisted living facilities, revenues generated by medical specialty units and revenues of pharmacy, rehabilitation, diagnostic, respiratory therapy, home health, hospice and similar service operations.

  (c) Cash Equivalents and Investments in Debt and Equity Securities

     Cash equivalents consist of highly liquid debt instruments with original maturities of three months or less at the date of investment by the Company. The Company's temporary investments, consisting primarily of preferred stocks and municipal bonds, are classified as a trading security portfolio and are recorded at their fair value, with net unrealized gains or losses included in earnings. The Company classifies its other investments in marketable equity securities as available for sale, which are reported at fair value, with net unrealized holding gains and losses excluded from income and reported as a separate component of stockholders' equity (see note 4). Realized gains and losses are recorded using the specific identification basis to determine cost.

  (d) Property, Plant and Equipment

     The Company capitalizes costs associated with acquiring health care facilities and related interests therein. Pre-acquisition costs represent direct costs of the investigation and negotiation of the acquisition of operating facilities and ancillary business units; indirect and general expenses related to such activities are expensed as incurred. Pre-construction costs represent direct costs incurred to secure control of the development site, including the requisite certificate of need and other approvals, and to perform other initial tasks which are essential to the development and construction of a facility. Pre-acquisition and pre-construction costs are transferred to construction in progress and depreciable asset categories when the related tasks are completed. Interest cost incurred during construction is capitalized. Non-refundable purchase option fees related to operating leases are generally classified as leasehold interests and treated as deposits until (1) the option is exercised, whereupon the deposit is applied as a credit against the purchase price, or (2) the option period expires, whereupon the deposit is written off as lease termination expense.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

  (d) Property, Plant and Equipment - (Continued)

     Total costs of facilities acquired are allocated to land, land improvements, equipment and buildings (or leasehold interests therein) based on their respective fair values determined generally by independent appraisal. Cost in excess of such identified fair values is classified as intangible assets of businesses acquired.

  (e) Depreciation

     Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, generally 25 years for land improvements, 10 years for equipment, 40 years for buildings and the term of the lease for costs of leasehold interests and improvements.

  (f) Deferred Financing Costs

     The Company defers financing costs incurred to obtain long-term debt and amortizes such costs over the term of the related obligation. Debt discount is amortized using the debt outstanding (interest) method over the term of the related debt.

  (g) Deferred Pre-opening Costs

     Through December 31, 1995, direct costs incurred to initiate and implement new medical specialty units (MSUs) at nursing facilities (e.g., respiratory therapy, rehabilitation and Alzheimers' units) were deferred during the pre-opening period and amortized on a straight-line basis over five years, which corresponded to the period over which the Company receives reimbursement from Medicare. Effective January 1, 1996, the Company changed its policy to expense such costs when incurred (see note 18).

  (h) Intangible Assets Acquired

     Intangible assets of businesses acquired (primarily goodwill) are amortized by the straight-line method primarily over 40 years, the period over which such costs are recoverable through operating cash flows (see note 6).

  (i) Deferred Gains on Sale-Leaseback Transactions

     Gains on the sales of nursing facilities which are leased back under operating leases are initially deferred and amortized over the terms of the leases in proportion to and as a reduction of related rental expense.

  (j) Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") in accounting for its stock options. Additional information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") is discussed in note 11.

  (k) Impairment of Long-Lived Assets

     Management regularly evaluates whether events or changes in circumstances have occurred that could indicate an impairment in the value of long-lived assets. In December 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying value of an asset is not recoverable, the Company estimates the projected undiscounted cash flows, excluding interest, of the related individual facilities and business units (the lowest level for which there are identifiable cash flows independent of other groups of assets) to determine if an impairment loss should be recognized. The amount of impairment loss is determined by comparing the historical

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

  (k) Impairment of Long-Lived Assets - (Continued) carrying value of the asset to its estimated fair value. Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows of its facilities and business units using standard industry valuation techniques, including the use of independent appraisals when considered necessary. If an asset tested for recoverability was acquired in a business combination accounted for using the purchase method, the related goodwill is included as part of the carrying value and evaluated as described above in determining the recoverability of that asset.

     In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets. If estimates are changed, the carrying value of affected assets is allocated over the remaining lives.

     Prior to adoption of SFAS No. 121 in 1995, the Company performed its analyses of impairment of long-lived assets by consideration of the projected undiscounted cash flows on an entity-wide basis. The effect of the adoption of SFAS 121 in December 1995 required the Company to perform this analysis on a facility-by-facility and individual business unit basis. This resulted in the recognition of a loss on impairment of long-lived assets (see note 18). If the facility-by-facility and individual business unit analysis had been adopted prior to December 1995, the Company may have incurred the loss on impairment of long-lived assets prior to December 1995.

  (l) Income Taxes

     Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the related tax bases of assets and liabilities. Such tax effects are measured by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse, and the effect of a change in tax rates is recognized in the period the legislation is enacted.

  (m) Earnings Per Share

     Primary earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock, assumed to be exercised using the treasury stock method. Fully diluted earnings per share is computed as described above, except that the weighted average number of common equivalent shares is determined assuming the dilution resulting from the issuance of the aforementioned options and warrants at the end-of-period price per share, rather than the weighted average price for the period, and the issuance of common shares upon the assumed conversion of the convertible subordinated debentures. An adjustment for interest expense and amortization of underwriting costs related to such debentures is added, net of tax, to earnings for the purpose of calculating fully diluted earnings per share. The weighted average number of common and common equivalent shares outstanding for the year ended December 31, 1995 does not include the assumed conversion of the convertible subordinated debentures or the related interest expense and underwriting costs, as such conversion would be anti-dilutive. Such adjustment and the weighted average number of common and common equivalent shares used in the computations of earnings per share were as follows:



                                                                                                     THREE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,               MARCH 31,
                                                           -------------------------------------- -------------------------
                                                              1994         1995         1996         1996         1997
                                                           ------------ ------------ ------------ ------------ -----------
Weighted Average Shares:
Primary   ................................................  18,568,599   21,463,464   23,574,311   22,257,083  25,782,728
Fully diluted   ..........................................  27,154,153   21,463,464   31,652,620   30,317,265  34,043,843
Adjustment for interest on convertible debentures   ......  $   10,048   $        -   $    9,888   $    2,472  $    2,452
                                                            ===========  ===========  ===========  =========== ===========


  (n) Business and Credit Concentrations


     The Company's medical services revenues are generated through 1,100 service locations in 40 states, including 174 owned, leased and managed geriatric care facilities. The Company generally does not

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

  (n) Business and Credit Concentrations - (Continued) require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., Medicare, Medicaid, commercial insurance and managed care organizations) (see note 3).

  (o) Merger with IntegraCare, Inc.

     In August 1995, the Company merged with IntegraCare, Inc. (Integra) which provides physical, occupational and speech services to skilled nursing facilities, hospitals, outpatient clinics, home health agencies and schools in Florida. The Company exchanged 681,723 shares of its Common Stock for all of the outstanding stock of Integra. The merger was accounted for using the pooling of interests method and the consolidated financial statements and related notes for 1994 and 1995 have been restated to combine the financial data of the Company and Integra for those periods. The accounting practices of the Company and Integra were comparable; therefore, no adjustments to net assets of either enterprise were required to effect the combination. The consolidated statements of operations include revenues of $29,650 in 1994 and $17,886 in 1995 and net earnings of $1,648 in 1994 and $891 in 1995 related to the operations of Integra prior to the date of the merger.

  (p) Management Agreements

     IHS manages geriatric care facilities under contract for others for a fee which generally is equal to 4% to 8% of the gross revenue of the geriatric care facility. Under the terms of the contract, IHS is responsible for providing all personnel, marketing, nursing, resident care, dietary and social services, accounting and data processing reports and services for these facilities, although such services are provided at the facility owner's expense. In addition, certain management agreements also provide IHS with an incentive fee based on the amount of the facility's operating income in excess of stipulated amounts. Management fee revenues are recognized when earned and billed, generally on a monthly basis. Incentive fees are recognized when operating results of managed facilities exceed amounts required for incentive fees in accordance with the terms of the management agreement. Management agreements generally have an initial term of ten years, with IHS having a right to renew in most cases. Contract acquisition costs for legal and other direct costs incurred by IHS to acquire long-term management contracts are capitalized and amortized over the term of the related contract. Management periodically evaluates its deferred contract costs for recoverability by assessing the projected undiscounted cash flows, excluding interest, of the managed facilities; any impairment in the financial condition of the facility will result in a writedown by IHS of its deferred contract costs.

  (q) Reclassifications

     Certain amounts presented in 1994 and 1995 have been reclassified to conform with the presentation for 1996.

  (r) Interim Consolidated Financial Statements

     The consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 (and related footnote information) are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements, and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the results of these interim periods. Related footnote information for such periods generally has been omitted as provided by SEC regulation S-X concerning interim financial statements. The results of the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) BUSINESS ACQUISITIONS

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1996

     Acquisitions in 1996 and the manner of payment are summarized as follows:

MONTH                              TRANSACTION DESCRIPTION
----------- --------------------------------------------------------------------
January     Assets Of Vintage Healthcare Center, a 110 Bed Facility In Denton,
            Texas
January     Assets of two mobile x-ray service companies in Louisiana and Mis-
            souri
March       Stock of Rehab Management Systems, Inc., a multi-state operator of outpatient rehabilitative clinics and inpatient therapy centers
May         Assets of Hospice of the Great Lakes, Inc., an Illinois hospice ser-
            vice provider
May         Operating leases of Cheyenne Care Center, a 96 bed nursing facility, and Cheyenne  Residential and Nursing Center,  a 240 bed facility in
            Las Vegas, Nevada
May         Preferred Care, Inc. purchase option deposits in connection with management agreements
July        Operating lease of Sunset House, a 55 bed facility in Burbank, Illi-
            nois
August      Stock of J.R. Rehab Associates, Inc., a North Carolina provider of rehabilitative therapy services to nursing homes, hospitals and oth-
            ers
August      Assets of Colorado Portable X-Ray Inc., a mobile diagnostic ser-
            vices provider
August      Assets of Extendicare of Tennessee Inc., a home health provider
August      Assets of Edgewater Home Infusion Services Inc., a home infusion services provider
September   Assets of Century  Health  Services  Inc.,  a home  health  provider
September   Stock of Signature Home Care, Inc., a home health  provider  October
            Stock of First American Health Care of Georgia, Inc., a home health services provider
Various     Litchfield Asset Management, Inc., purchase option deposits in con-
            nection with operating leases
November    Assets of Mediq Mobile X-Ray Services, Inc., a mobile diagnostic service provider
November    Assets of Total Rehab  Services,  LLC and Total Rehab  Services  O2,
            LLC, a provider of contract rehabilitative and respiratory services
December    Stock, at carryover basis, of Lifeway, Inc., a provider of physician management and disease management services
Various     Contingent purchase price payments on prior acquisition of The
            Rehab People in 1994
Various     Other acquisitions
            Cash payments of acquisition costs accrued in 1995 and 1996


                           COMMON
                           STOCK       ACCRUED       CASH
MONTH       TOTAL COST   ISSUED(1)   LIABILITIES     PAID
----------- ------------ ----------- ------------- ---------
January       $   6,900    $      -     $       -   $  6,900
January             520           -             -        520
March            12,900       8,000         2,900      2,000
May               9,200       8,200         1,000          -
May                 110           -             -        110
May              10,350       7,250             -      3,100
July                100           -             -        100
August            2,300           -           200      2,100
August              390           -             -        390
August            3,611           -           200      3,411
August            8,274           -           300      7,974
September         4,192           -           200      3,992
September        13,672       4,725         2,500      6,447
October         176,084           -        22,000    154,084
Various           4,018           -             -      4,018
November         15,642       5,200         5,500      4,942
November         13,123       2,700         1,250      9,173
December           (230)     (1,440)          275        935
Various          10,000      10,000             -          -
Various           1,511           -            65      1,446
                      -           -       (31,177)    31,177
               ---------    --------      --------  ---------
              $ 292,667    $ 44,635     $   5,213   $242,819
               =========    ========      ========  =========

----------

(1) Represents shares of IHS common stock as follows: 385,542 shares for RMS, 304,822 shares for Hospice, 305,300 shares for Preferred Care, 196,374 shares for Signature, 203,721 shares for Mediq, 106,559 shares for Total Rehab, 95,615 shares for Lifeway, and 435,540 shares for The Rehab People.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

     The allocation of the total cost of the 1996 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

                                                    PROPERTY,
                                          CURRENT   PLANT AND     OTHER    INTANGIBLE     CURRENT      LONG-TERM      TOTAL
                                          ASSETS    EQUIPMENT    ASSETS      ASSETS     LIABILITIES   LIABILITIES     COSTS
                                         ---------- ----------- ---------- ------------ ------------- ------------- -----------
Vintage   ..............................  $      -   $  6,900    $      -   $       -     $         -   $         -  $   6,900
Two mobile x-ray service companies   ...         -        114           -       1,186            (780)            -        520
Rehab Management Systems (RMS)    ......     1,644      1,021         165      12,832          (1,848)         (914)    12,900
Hospice of the Great Lakes (Hospice) .           -        144          25       9,031               -             -      9,200
Cheyenne Care Center and Cheyenne .
Residential and Nursing Center    ......         -        110           -           -               -             -        110
Preferred Care  ........................         -     10,350           -           -               -             -     10,350
Sunset House    ........................         -        100           -           -               -             -        100
J.R. Rehab   ...........................       532        149           -       3,159          (1,540)            -      2,300
Colorado Portable X-Ray  ...............         -         50           -         372             (32)            -        390
Extendicare  ...........................     2,229         18           -       1,945            (581)            -      3,611
Edgewater    ...........................     1,789        160           1       7,685          (1,313)          (48)     8,274
Century   ..............................     5,628        139         202      12,140         (13,917)            -      4,192
Signature    ...........................    19,938      7,521          99      21,122         (18,077)      (16,931)    13,672
First American  ........................    44,608     22,438      73,226     227,406        (152,095)      (39,499)   176,084
Litchfield   ...........................         -      4,018           -           -               -             -      4,018
Mediq  .................................     4,518        431          21      15,600          (4,928)            -     15,642
Total Rehab  ...........................     5,505        128           -      11,982          (4,492)            -     13,123
Lifeway   ..............................       158        270          70           -            (728)            -       (230)
Rehab People    ........................         -          -           -      10,000               -             -     10,000
Other acquisitions    ..................         -      1,489           -          42             (20)            -      1,511
                                          ---------  ---------   ---------  ----------     ----------    ----------  ----------
 Totals   ..............................  $ 86,549   $ 55,550    $ 73,809   $ 334,502     $  (200,351)  $   (57,392) $ 292,667
                                          =========  =========   =========  ==========     ==========    ==========  ==========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1995

     Acquisitions in 1995 and the manner of payment are summarized as follows:

MONTH                              TRANSACTION DESCRIPTION
----------- --------------------------------------------------------------------
January     Assets of four ancillary service companies
            Assets of ProCare Group, Inc., and its affiliated  entities,  a home health service provider in Broward, Dade and Palm Beach counties,
February    Florida
            Assets of Epsilon Medical Equipment Corporation, a mobile video
February    flouroscopy company in Illinois
            Management agreement with Total Home Health Care, Inc. and To-
            tal Health Services, Inc., private-duty and Medicare certified home
February    health agencies in Dallas/Ft. Worth, Texas.
            Management agreement to manage 34 geriatric care facilities in
            Texas, California, Florida, Nevada and Mississippi (known collec-
March       tively as the "Preferred Care Facilities")
            Stock of Samaritan Management, Inc., a hospice service provider in
March       Michigan
            Substantially  all the assets of Fidelity Health Care,  Inc., a home
March       healthcare,  temporary  staffing and infusion  services  provider in
            Ohio
January-    Stock of five physician practices (acquisitions by IntegraCare, Inc.
 April      prior to that company's  merger with IHS in August,  1995) Assets of
            Hometown Nurses Registry, a home healthcare provider in
April       Tennessee
            Assets of Bernard's X-Ray Mobile Service,  an x-ray service provider
April       to long-term care and subacute care facilities in California
            Assets of Stewart's Portable X-Ray, Inc. an x-ray service provider to
May         long-term care and subacute care facilities in California
            Stock of Immediate Care Clinic, an emergency clinic in Amarillo,
May         Texas
            Stock of three ancillary  service  companies  providing mobile x-ray and electrocardiagram services to long-term care and subacute care
June        facilities
            Stock of Senior Life Care Enterprises, Inc. ("SLC"), a home health,
August      supplemental staffing and management service provider
August      Stock of Avenel, a 120 bed facility in Plantation, Florida
            Operating  lease with Cherry Creek, a nursing home facility in Colo-
August      rado.
            Hershey at Woodlands, a 213 bed nursing and personal care facility
August      in Pennsylvania
            Partnership  interest  in  Mobile  X-Ray  Limited  Partnership,   an
            electrocardiagram service service provider in Maryland, West Vir-
September   ginia, and the District of Columbia
            Stock of Southern  Nevada  Physical  Therapy  Associates,  an outpa-
September   tient physical therapy provider
            Operating lease with Mill Hill, a 110 bed facility, in Massachusetts
September   and Winthrop, a 150 bed facility in Massachusetts
            Stock of Chesapeake  Health, an  electrocardiagram  service provider
November    in Maryland
November    Stock of Governor's  Park, a 150 bed facility in Illinois
November    Clara Burke, a 69 bed skilled nursing facility in Pennsylvania
December    Stock of Miller Portable X-Ray, a mobile x-ray provider in Florida
            Stock of Carrington Pointe, an assisted living facility in Massachu-
December    setts
            Litchfield Asset Management, Inc., purchase option deposits in con-
Various     nection with operating leases
Various     Other acquisitions
            Cash payments of acquisition costs accrued in 1994 and 1995



                           COMMON
                           STOCK       ACCRUED       CASH
MONTH       TOTAL COST   ISSUED(1)   LIABILITIES     PAID
----------- ------------ ----------- ------------- ----------
January       $   3,624    $     300   $        -   $  3,324
February          4,575        3,600          675        300
February          1,661            -          500      1,161
February              -            -            -          -
March            10,200            -            -     10,200
March             6,500            -        1,000      5,500
March             2,490            -          350      2,140
January-
 April            1,134          589            -        545
April               650            -          150        500
April               100            -            -        100
May               2,000            -          100      1,900
May                 355            -          130        225
June              2,200            -            -      2,200
August            6,700        6,000          700          -
August            6,360            -            -      6,360
August                -            -            -          -
August            2,100            -            -      2,100
September         1,400            -            -      1,400
September           610            -          110        500
September           405            -            -        405
November          1,175            -           75      1,100
November         10,035            -            -     10,035
November            330            -            -        330
December            295            -            -        295
December         11,800            -            -     11,800
Various           4,018            -            -      4,018
Various            (355)        (355)           -          -
                      -            -      (16,248)    16,248
               ---------    --------    ----------  ---------
              $  80,362    $  10,134   $  (12,458)  $ 82,686
               =========    ========    ==========  =========
----------

(1) Represents shares of IHS common stock as follows: 7,935 shares for four ancillary service companies, 95,062 shares for ProCare, 92,434 shares for the PCP earnout, and 189,785 shares of SLC.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

     The allocation of the total cost of the 1995 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

                                                 PROPERTY,
                                       CURRENT   PLANT AND     OTHER     INTANGIBLE     CURRENT      LONG-TERM      TOTAL
                                        ASSETS   EQUIPMENT     ASSETS      ASSETS     LIABILITIES   LIABILITIES     COST
                                       --------- ----------- ----------- ------------ ------------- ------------- ----------
Four ancillary service companies   ...  $     -    $     501   $      -      $  3,155   $        -    $      (32)  $  3,624
ProCare ..............................       57          154         47         4,434            -          (117)     4,575
Epsilon ..............................      109           78       (140)        1,865         (251)            -      1,661
Preferred Care   .....................        -       10,200          -             -            -             -     10,200
Samaritan of Michigan  ...............      265            -          -         6,775         (540)            -      6,500
Fidelity   ...........................        8          183          -         2,299            -             -      2,490
Five physician practices  ............        -        1,134          -             -            -             -      1,134
Hometown Nursing .....................        3            1          -           646            -             -        650
Bernard's  ...........................        -           10          -            90            -             -        100
Stewart's  ...........................        -          190          -         1,810            -             -      2,000
Immediate Care   .....................        -           14          -           341            -             -        355
Diagnostics   ........................        -          176          -         2,458         (434)            -      2,200
Senior Life Care Enterprises (SLC) ...    4,314          103       (202)        5,638       (1,428)       (1,725)     6,700
Avenel  ..............................        -        6,360          -             -            -             -      6,360
Hershey ..............................        -        7,870          -             -            -        (5,770)     2,100
Mobile X of Md   .....................        -          230          -         1,770         (600)            -      1,400
Southern Nevada  .....................        -           81          -           529            -             -        610
Mill Hill and Winthrop Leases   ......        -          405          -             -            -             -        405
Chesapeake    ........................        -          110          -         1,065            -             -      1,175
Governor's Park  .....................      832        9,203          -             -            -             -     10,035
Clara Burke   ........................        -        6,830          -             -            -        (6,500)       330
Miller  ..............................        -           20          -           275            -             -        295
Carrington Pointe   ..................        -       11,800          -             -            -             -     11,800
Litchfield ...........................        -        4,018          -             -            -             -      4,018
Other acquisitions  ..................        -         (355)         -             -            -             -       (355)
                                        --------    --------    --------    ---------    ----------    ----------  ---------
Totals  ..............................  $ 5,588    $  59,316   $   (295)     $ 33,150   $   (3,253)   $  (14,144)  $ 80,362
                                        ========    ========    ========    =========    ==========    ==========  =========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1994

     Acquisitions in 1994 and the manner of payment are summarized as follows:

  MONTH                             TRANSACTION DESCRIPTION
----------- -------------------------------------------------------------------------
February    Crestwood, Inc. purchase option deposit on a management agreement
April       Assets of Homestead, a geriatric care facility located in Denton, Md.
June        Assets of Treemont, a facility in Dallas, Texas which was previously leased
July        IFIDA, purchase option deposit in connection with operating leases.
July        Stock of Cooper Holding Corporation, a mobile x-ray and electrocar-
            diagram service provider to long-term care and subacute care facili-
            ties.
August      Substantially  all the  assets  of  Pikes  Peak  Pharmacy,  Inc.,  a pharmacy service provider to patients at nine facilities in Colorado
            Springs, Col- orado.
August      Litchfield Asset Management, Inc., purchase option deposit in connec-
            tion with operating leases
September   Substantially  all the assets of Pace  Therapy,  Inc.,  a  physical, occupational,  speech and  audiology  therapy  services  provider to approximately 60 facilities in Southern California and Nevada
September   Stock of Quail Creek of  Amarillo,  a 160 bed  facility in  Amarillo,
            Texas
October     Stock of Amcare, Inc., an institutional multi-state pharmacy serving approximately 135 skilled nursing facilities.
October     Substantially all the assets of Pharmaceutical Dose Services of La.,
             Inc., ("PDS") an institutional pharmacy serving 14 facilities
November    Stock of CareTeam Management Services, Inc. ("CareTeam"), a
            multi- state provider of home healthcare services.
November    Stock of Therapy Resources, Inc., a physical,  occupational,  speech and audiology  services  provider to approximately 22 geriatric care facilities  and the  operator  of  seven  outpatient  rehabilitation facilities.
November    Stock of The Rehab People, Inc. ("Rehab People"), a multi-state physical, occupational, and speech therapy services provider to ap-
            proximately 38 geriatric care facilities.
November    Substantially  all the  assets  of  Medserv  Corporation's  Hospital
            Service Division  ("Primedica"),  a multi-state  respiratory therapy service provider
December    Rights  of Jules  Institutional  Supply,  Inc.,  under a  management agreement with Samaritan Care, Inc.
December    Assets of Houston Hospital, a 60 bed facility in Texas
December    Stock of Partners Home Health, Inc. ("Partners"), a home infusion company operating in seven states
Various     Other acquisitions
            Cash payments of acquisition costs accrued in 1994 and 1993


                           COMMON
                           STOCK       ACCRUED        CASH
  MONTH     TOTAL COST   ISSUED(1)   LIABILITIES      PAID
----------- ------------ ----------- -------------  ---------
February        $ 10,984     $ 4,728    $      -    $  6,256
April              1,400           -           -       1,400
June               7,395           -           -       7,395
July               9,227       3,027           -       6,200
July              79,058      19,890       7,400      51,768
August               646           -           -         646
August            31,500       3,000           -      28,500
September          8,666       5,798       1,300       1,568
September            586           -           -         586
October           24,700      10,500       3,700      10,500
October            5,565       3,896       1,375         294
November           6,576       5,221         675         680
November           1,900           -         300       1,600
November          11,875      10,000       1,875           -
November          25,600           -       4,600      21,000
December          14,720      14,000         720           -
December          10,000           -           -      10,000
December          13,428      12,403       1,025           -
Various            7,366       7,366           -           -
                       -           -      (4,398)      4,398
               ---------    --------      --------  ---------
                $271,192     $99,829    $ 18,572    $152,791
               =========    ========      ========  =========

----------

(1) Represents shares of IHS common stock as follows: 593,953 shares for Cooper, 181,882 shares for Pace, 291,101 shares for Amcare, 122,117 shares for PDS, 147,068 shares for CareTeam, 318,471 shares for The Rehab People, 332,516 shares for Partners, 375,134 shares for Samaritan, 168,067 shares for Crestwood, and 90,000 shares for IFIDA.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

     The allocation of the total cost of the 1994 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

                                    PROPERTY,
                          CURRENT   PLANT AND    OTHER   INTANGIBLE     CURRENT      LONG-TERM     TOTAL
                           ASSETS   EQUIPMENT   ASSETS     ASSETS     LIABILITIES   LIABILITIES     COST
                          --------- ----------- -------- ------------ ------------- ------------- ---------
Crestwood ...............  $     -   $ 10,984    $    -      $      -   $        -    $        -  $ 10,984
Homestead ...............        -      1,400         -             -            -             -     1,400
Treemont  ...............        -     22,625         -             -            -       (15,230)    7,395
IFIDA  ..................        -      9,227         -             -            -             -     9,227
Cooper ..................    8,962        826       922        73,945       (1,364)       (4,233)   79,058
Pikes Peak   ............      139         41        50           432          (16)            -       646
Litchfield   ............    7,500     24,000         -             -            -             -    31,500
Pace   ..................    1,869          -       148         6,672          (23)            -     8,666
Amarillo  ...............    1,675     10,886       108             -       (1,547)      (10,536)      586
Amcare ..................    7,295      3,819      (261)       20,300       (5,656)         (797)   24,700
PDS .....................      549         90         -         5,696         (770)            -     5,565
CareTeam  ...............    2,094        472       628         7,651       (3,520)         (749)    6,576
Therapy Resources  ......      576        506        39         3,776       (2,997)            -     1,900
Rehab People ............    1,542        380       734        13,693       (3,978)         (496)   11,875
Primedica ...............    3,797      8,530        84        21,348       (8,159)            -    25,600
Samaritan ...............    1,106      1,028         -        18,632       (6,046)            -    14,720
Houston Hospital   ......      662     10,000        12             -         (674)            -    10,000
Partners  ...............      836      1,788     1,256        17,146       (5,422)       (2,176)   13,428
Other  ..................        -      4,124         -         3,642            -          (400)    7,366
                           --------  ---------   -------    ---------    ----------    ---------- ---------
Totals ..................  $38,602   $110,726    $3,720      $192,933   $  (40,172)   $  (34,617) $271,192
                           ========  =========   =======    =========    ==========    ========== =========

     All business acquisitions described above have been accounted for by the purchase method.

     Unaudited pro forma combined results of operations of the Company for the years ended December 31, 1995 and 1996 are presented below. Such pro forma presentation has been prepared assuming that the acquisitions had been made as of January 1, 1995.

                                   YEARS ENDED
                                  DECEMBER 31,
                                                      --------------------------
                                                        1995           1996
                                                      ------------   -----------
Revenues ..........................................   $ 1,823,024    $1,846,637
Earnings (loss) before extraordinary items   ......      (125,076)        6,396
Net earnings (loss)  ..............................      (126,089)        4,965
Per common share-primary:
 Earnings (loss) before extraordinary items  ......         (5.52)         0.26
 Net earnings (loss) ..............................         (5.56)         0.20

     The unaudited pro forma results include the historical accounts of the Company and the historical accounts for the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (3) the new cost basis for the allocation of corporate overhead expenses and (4) the related income tax effects. The pro forma results are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

     In connection with its business acquisitions, the Company incurs transaction costs, costs to exit certain activities and costs to terminate or relocate certain employees of acquired companies. Liabilities accrued in the acquisition cost allocations represent direct costs of acquisitions, which consist primarily of transaction costs for legal, accounting and consulting fees of $3,376 in 1995 and $16,299 in 1996, as well as exit costs and employee termination and relocation costs of $414 in 1995 and $20,091 in 1996. Accrued acquisition liabilities for exit costs and employee termination and relocation costs are recognized in accordance with EITF 95-3, "Recognition Of Liabilities In Connection With A Purchase Business Combination" and are summarized as follows for the years ended December 31, 1995 and 1996:

                                    EMPLOYEE
                                                            TERMINATION AND
                                                EXIT         RELOCATION
                                               COSTS            COSTS          TOTAL
                                              -----------   ----------------   ---------
Acquired companies - 1995   ...............     $      -         $    414       $    414
Payments charged against liability   ......            -             (414)          (414)
Adjustments recorded to:
 Cost of acquisitions    ..................            -                -              -
 Operations  ..............................            -                -              -
                                                 --------        --------        --------
Balance at December 31, 1995   ............            -                -              -
Acquired companies - 1996   ...............        8,203           11,888         20,091
Payments charged against liability   ......       (2,326)          (6,198)        (8,524)
Adjustments recorded to:
 Cost of acquisitions    ..................            -             (528)          (528)
 Operations  ..............................            -                -              -
                                                 --------        --------        --------
Balance at December 31, 1996   ............     $  5,877         $  5,162       $ 11,039
                                                 ========        ========        ========

     The Company has not finalized its plans to exit activities (exit plans) and to terminate or relocate employees (termination plans) of certain companies acquired in 1996. Accordingly, unresolved issues could result in additional liabilities to the acquisition cost. These adjustments will be reported primarily as an increase or decrease in goodwill.

     The exit plans at December 31, 1996 consist primarily of the discontinuation of certain activities of First American, including estimates for costs related to the closure of duplicative facilities, lease termination fees and other exit costs as defined in EITF 95-3. Significant exit activities are expected to be completed by December 31, 1997. There were no significant exit plans at December 31, 1995.

     The termination plans at December 31, 1996 relate primarily to the following employee groups with the indicated anticipated dates of completion of termination/relocation: First American by October 1997, Mediq by November 1997, RMS by March 1997, Signature by September 1997, Total Rehab by November 1997, Hospice of Great Lakes by May 1997, and Edgewater by August 1997. Such plans at December 31, 1995 related to SLC by August 1996, and Epsilon and ProCare by February 1996.

     In addition to the accrued acquisition liabilities described above, the Company allocates the cost of its business acquisitions to the respective assets acquired and liabilities assumed, including preacquisition contingencies, on the basis of estimated fair values at the date of acquisition. Often the Company must await additional information for the resolution or final measurement of such contingencies during the allocation period, which usually does not exceed one year from the date of acquisition. Accordingly, the effect of the resolution or final measurement of preacquisition contingencies during the allocation period is treated as an acquisition adjustment primarily to the amount of goodwill recorded. After the allocation period, such resolution or final measurement is recognized in the determination of net earnings. Preacquisition contingencies in connection with the Company's business acquisitions primarily relate to

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2) Business Acquisitions - (Continued)

Medicare and Medicaid regulatory compliance matters, claims subject to intermediary audits, income tax matters and legal proceedings. During the three years ended December 31, 1996, the Company resolved or completed the final measurement of certain preacquisition contingencies related to business acquisitions. Accordingly, the Company adjusted the original allocation of these businesses by increasing goodwill, decreasing certain third-party payor settlements receivable, and increasing certain current liabilities. Management is aware of certain adjustments that might be required with respect to acquisitions recorded at December 31, 1996; accordingly, the original allocation could be adjusted to the extent that finalized amounts differ from the estimates (see note 9).

(3) PATIENT ACCOUNTS AND THIRD-PARTY PAYOR SETTLEMENTS RECEIVABLE

     Patient accounts and third-party payor settlements receivable consist of the following as of December 31, 1995 and 1996:

                                                                          1995         1996
                                                                         ----------   ---------
Patient accounts receivable ..........................................   $226,821     $340,803
Allowance for doubtful accounts   ....................................     18,128       41,527
                                                                         ---------    ---------
                                                                          208,693      299,276
Third party payor settlements, less allowance for contractual adjust-
 ments of $11,442 and $14,979                                              21,589       27,607
                                                                         ---------    ---------
                                                                         $230,282     $326,883
                                                                         =========    =========

     Gross patient accounts receivable and third-party payor settlements receivable from the Federal government (Medicare) were $73,726 and $148,791 at December 31, 1995 and 1996, respectively. Medicare receivables include pending requests for exceptions to the Medicare established routine cost limitations for the reimbursement of costs exceeding these limitations (before related allowances for contractual adjustments) of $7,611 and $15,640 at December 31, 1995 and 1996, respectively. Amounts receivable from various states (Medicaid) were $57,723 and $61,675 respectively, at such dates, which relate primarily to the states of Ohio, Florida, Pennsylvania, Louisiana and Texas.

(4) INVESTMENTS IN AND ADVANCES TO AFFILIATES

     The Company's investments in and advances to affiliates at December 31, 1995 and 1996 are summarized as follows:

                                                           1995       1996
                                                          ---------   --------
Investments accounted for by the equity method:  ......
 HPC   ................................................   $ 7,967     $ 8,003
 Tutera   .............................................     7,788       7,551
 Speciality  ..........................................     9,250       9,379
 Integrated Living Communities    .....................         -      24,531
 Other ................................................       898         799
                                                          --------    --------
                                                           25,903      50,263
 Other investments:
 Capstone Pharmacy Services, Inc.    ..................         -      24,019
 Other ................................................     3,459       1,765
                                                          --------    --------
                                                          $29,362     $76,047
                                                          ========    ========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(4) Investments in and Advances to Affiliates- (Continued)

     Investments in significant unconsolidated affiliates are summarized below.


HPC AMERICA, INC. (HPC)

     In September 1995, a wholly owned subsidiary of IHS (Southwood), invested $8,200 for a 40% interest in HPC America, Inc. ("HPC"), a Delaware corporation that operates home infusion and home health care companies, in addition to owning physician practices. Subject to certain material transactions requiring the approval of Southwood, the business is conducted under the direction of the Chief Executive Officer and President of HPC. Southwood had a right of first refusal to purchase the remaining 60% interest in HPC at any time through March 1997 and has the exclusive right to purchase the remaining 60% interest in HPC for the six month period beginning March 1997, in each case based upon a multiple of HPC's earnings.

TUTERA HEALTH CARE MANAGEMENT, L.P. (TUTERA)

     In January, 1993, a wholly-owned subsidiary of IHS, Integrated Health Services of Missouri, Inc. ("IHSM"), invested $4,650 for a 49% interest in Tutera Health Care Management, L.P. (the "Partnership" or "Tutera"), a partnership newly formed to manage and operate approximately 8,000 geriatric care and assisted retirement beds. Cenill, Inc., a wholly owned subsidiary of Tutera Group, Inc., is the sole general partner of the Partnership and owns a 51% interest therein. Subject to certain material transactions requiring the approval of IHSM, the business of the Partnership is conducted by its general partner. IHSM has the right to become a 51% owner and sole general partner of the Partnership, or to purchase the general partner's entire interest in the Partnership, in each case for a price based upon a multiple of the Partnership's earnings, under the following circumstances: (a) if earnings decline and the general partner fails to implement operational changes recommended by IHS; (b) if the general partner discontinues its relationship with the partnership and the general partner fails to accept IHS' suggested replacement; or (c) if the general partner defaults on its revolving credit and security agreement with Continental Bank and fails to pay obligations within 36 months of the default. Also, the Company has guaranteed the debt of the Partnership up to $4,200, which bears interest at prime plus 1 3/4 % and matures in October 1998.

SPECIALITY CARE PLC (SPECIALITY)

     In April 1993, a wholly owned subsidiary of IHS, (Southwood), acquired a 21.28% interest in the common stock and a 47.64% interest in the 6% cumulative convertible preferred stock of Speciality Care PLC, an owner and operator of geriatric care facilities in the United Kingdom. The total cost of the investment was $748 for the common stock and $2,245 for the preferred stock. The preferred stock contains certain preferences as to liquidation. In 1994, Southwood loaned an additional $1,000 to Speciality bearing interest at 9%. In January 1995 Southwood applied $627 of the loan to pay for additional shares of common and preferred stock of Speciality subscribed for in November 1994.

     In June 1995 the Company loaned an additional $8,575 to Speciality bearing interest at 12%; this loan was subsequently repaid in August 1995. In addition the Company invested an additional $4,384 in Speciality. As a result of the Company's additional investment, the Company has a 21.30% interest in the common stock and a 63.65% interest in the 6% cumulative convertible preferred stock. Upon conversion of the preferred stock, the Company will own approximately 31.38% of Speciality (assuming no further issuances).

INTEGRATED LIVING COMMUNITIES, INC. (ILC)

     In November 1995, the Company formed ILC as a wholly-owned subsidiary to operate the Company's assisted living and other senior housing facilities owned, leased and managed by the Company. Following formation of ILC, the Company transferred to ILC as a capital contribution the Company's

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(4) Investments in and Advances to Affiliates- (Continued)

ownership  interests  in  three  facilities,   condominium  interests  in  three
facilities and agreements to manage nine facilities (five of which have subsequently been terminated), and sublet to ILC two facilities. On October 9, 1996, ILC completed an initial public offering of its shares at $8.00 per share, in which ILC sold 2,800,000 shares and received aggregate net proceeds of approximately $19,100, and the Company sold 1,400,000 shares and received aggregate net proceeds of approximately $10,400. In addition, ILC repaid $7,400 owed to the Company. The Company continues to own 2,497,900 shares of ILC common stock, representing 37.3% of the outstanding ILC common stock. Following the offering, the Company loaned ILC $3,400, which loan bears interest at 14% and is being repaid in 24 equal monthly installments of principal and interest beginning December 1996. ILC currently operates 23 residential- style assisted-living communities.

CAPSTONE PHARMACY SERVICES, INC. (CAPSTONE)

     On July 30, 1996, the Company sold its pharmacy division to Capstone Pharmacy Services, Inc. for a purchase price of $150,000, consisting of cash of $125,000 and unregistered shares of Capstone common stock having a value of approximately $25,000. The Company's investment in Capstone common stock represents less than 8% of the total Capstone shares. Such investment is recorded at carryover basis of $14,659 and classified as securities available for sale. An unrealized gain of $9,360 is reflected in stockholders' equity with respect to such investment, as the current market value of the Capstone shares at December 31, 1996 was $24,019. The Capstone shares were registered with the Securities and Exchange Commission in the first fiscal quarter of 1997.

     The Company's equity in earnings (loss) of affiliates for the years ended December 31, 1994, 1995 and 1996 is summarized as follows:

                                          1994        1995         1996
                                         ---------   ----------   ---------
HPC  .................................     $     -     $  (185)     $   82
Tutera  ..............................       1,181         960         883
Integrated Living Communities   ......           -           -        (241)
Speciality    ........................         167         668         104
Other   ..............................        (172)          -           -
                                            -------     -------      ------
                                           $ 1,176     $ 1,443      $  828
                                            =======     =======      ======

     At December 31, 1996 the Company's investment in Tutera and HPC exceeded its equity in the underlying net assets by $3,450 and $5,119 respectively, which are being amortized over 15 years. The Com pany received cash distributions from its affiliates of $1,034, in 1994, $1,012 in 1995 and $830 in 1996. During 1996,
the Company's 250,000 common shares or $2,600 investment in Hearing Health Services, Inc. was repurchased for approximately $2,600. The Company continues to hold an investment in Hearing Health Services, Inc. preferred stock. In addition, during 1996 the Company made approximately $900 in other investments.

     Selected financial information for the combined affiliates accounted for under the equity method is as follows:

                           DECEMBER 31,     DECEMBER 31,
                              1995             1996
                           --------------   -------------
Working capital   ......       $  5,904         $  2,007
Total assets   .........         74,065          141,167
Long-term debt .........         34,000           19,399
Equity   ...............       $ 28,555         $ 82,707
                                ========         ========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(4) Investments in and Advances to Affiliates- (Continued)

                           YEARS ENDED DECEMBER 31,
                       ---------------------------------
                        1994        1995        1996
                       ---------   ---------   ---------
Revenues   .........    $25,906     $64,294    $118,995
Net earnings  ......      3,381       1,316       1,550
                        ========    ========    ========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1995 and 1996 are summarized as follows:


                                                           1995         1996
                                                          ----------   ---------
Land   ................................................   $ 39,158     $ 38,236
Buildings and improvements  ...........................    381,447      356,063
Leasehold improvements and leasehold interests   ......    172,025      218,107
Equipment .............................................    153,918      270,248
Construction in progress    ...........................     57,809       67,169
Pre-construction and pre-acquisition costs    .........     10,120       19,603
                                                          ---------    ---------
                                                           814,477      969,426
Less accumulated depreciation and amortization   ......     56,350      105,091
                                                          ---------    ---------
 Net property, plant and equipment   ..................   $758,127     $864,335
                                                          =========    =========

     Included in leasehold improvements and leasehold interests are purchase option deposits on 89 facilities of $57,147 at December 31, 1995 of which $25,357 is refundable and $74,131 at December 31, 1996 of which $29,375 is refundable.

(6) INTANGIBLE ASSETS

     Intangible assets are summarized as follows at December 31, 1995 and 1996:

                                                    1995       1996
                                                  ---------- ---------
Intangible assets of businesses acquired   ......  $287,439   $570,651
Deferred financing costs.   .....................    17,461     26,842
                                                   ---------  ---------
                                                    304,900    597,493
Less accumulated amortization  ..................    16,867     25,334
                                                   ---------  ---------
 Net intangible assets   ........................  $288,033   $572,159
                                                   =========  =========

     The Company amortizes goodwill primarily over 40 years. Management regularly evaluates whether events or circumstances have occurred that would indicate an impairment in the value or the life of goodwill. In December 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying value of an asset, including goodwill, is not recoverable, the Company estimates the projected undiscounted cash flows, excluding interest, of the related business unit to determine if an impairment loss should be recognized. Such impairment loss is determined by comparing the carrying amount of the asset, including goodwill, to its estimated fair value. With its adoption of SFAS 121 in December 1995, the Company performed the impairment analysis at the individual facility and business unit basis. Prior to the adoption of SFAS 121 the Company performed the analysis on an entity-wide basis (see note 18).

     In addition, in the fourth quarter of 1995 IHS adopted a change in accounting estimate and wrote- off $25,785 of deferred pre-opening costs (see note 18). Effective January 1, 1996, the Company changed its accounting method from deferring and amortizing pre-opening costs to recording them as an expense when incurred.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31, 1995 and 1996 are summarized as follows:

                                                                         1995         1996
                                                                        ----------   ---------
Accounts payable  ...................................................   $102,999     $185,248
   Accrued salaries and wages .......................................     32,093       53,572
   Accrued workers' compensation and other claims  ..................     10,715       38,141
   Accrued interest  ................................................     15,921       16,892
   Accrued acquisition liabilities (exit costs and employee termina-
    tion and relocation costs)                                                 -       11,039
   Other accrued expenses  ..........................................     10,285       36,202
                                                                        ---------    ---------
                                                                        $172,013     $341,094
                                                                        =========    =========

(8) LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 is summarized as follows:

                                                                                             1995        1996
                                                                                           ---------- -----------
Revolving credit facility notes due June 2002 (March 31, 2001 in 1995)  ..................  $220,500   $  342,650
10.125% mortgage note payable in monthly installments of $64, including interest, due
 August 1997   ...........................................................................     5,723        5,502
 8.094% note payable, due December 2001   ................................................     9,508        9,314
Prime plus 1.25% note payable (9.50% at December 31, 1996), due December 2000    .........     8,252        8,087
Mortgages payable in monthly installments of $62, including interest at rates ranging from
 9% to 14%  ..............................................................................    10,512        8,604
9.75% mortgage note payable in monthly installments of $107, including interest, with
final payment of $13,087 in October 1998 .................................................    14,845       13,332
Prime plus 1% (9.25% at December 31, 1996) note payable in monthly installments of $89,
 including interest, with final payment in January 2020  .................................     9,905        9,793
Seller notes, interest rates ranging from 10% to 14%, with final payment of $2,971 in July
 2000 ....................................................................................     3,585        3,710
LIBOR plus 1.75% (7.95% at December 31, 1996) mortgage note payable in monthly in-
 stallments of $51, including interest, with final payment due December 2000..............     6,500        6,392
8.8% factored receivables note due December 8, 1998, interest payable monthly ............         -        5,000
Prime plus 1% note payable due May 1997 (9.25% at December 31, 1996) .....................         -        1,500
12.0% note payable in monthly installments of $153, including interest, with final
payment due May 2000  ....................................................................         -        5,130
Other ....................................................................................     7,581       11,983
Subordinated debt:
5 3/4% convertible senior subordinated debentures due January 1, 2001, with interest pay-
 able semi-annually on January 1 and July 1 ..............................................   143,750      143,750
6% convertible subordinated debentures due December 31, 2003, with interest payable
 semi-annually on January 1 and July 1 ...................................................   115,000      115,000
10 3/4% Senior Subordinated Notes due July 15, 2004, with interest payable semi-annually on
 January 15 and July 15 ..................................................................   100,000      100,000
9 5/8% Senior Subordinated Notes due May 31, 2002, Series A, with interest payable semi-
 annually on May 31 and November 30 ......................................................   115,000      115,000
10 1/4% Senior Subordinated Notes due April 30, 2006, with interest payable semi-annually
 in April 30 and October 30   ............................................................         -      150,000
                                                                                            ---------  -----------
Total debt  ..............................................................................   770,661    1,054,747
Less current portion .....................................................................     5,404       16,547
                                                                                            ---------  -----------
 Total long-term debt, less current portion  .............................................  $765,257   $1,038,200
                                                                                            =========  ===========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(8) Long-Term Debt - (Continued)

REVOLVING CREDIT FACILITY

     In May 1996, IHS entered into a $700,000 revolving credit facility, including a $100,000 letter of credit subfacility, with Citibank, N.A., as administrative agent, and certain other lenders (the "New Credit Facility"). The New Credit Facility consists of a $700,000 revolving loan which reduces to $560,000 on June 30, 2000 and $315,000 on June 30, 2001, with a final maturity on June 30, 2002. The $100,000 subcommitment for letters of credit will remain at $100,000 until final maturity. The New Credit Facility is guaranteed by IHS' subsidiaries and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries. At the option of IHS, loans under the New Credit Facility bear interest at a rate equal to either (i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on certain financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of the borrowing selected by IHS.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to create or incur liens on assets, to pay dividends and to purchase or redeem IHS' stock. In addition, the New Credit Facility requires that IHS meet certain financial tests, and provides the banks with the right to require the payment of all of the amounts outstanding under the New Credit Facility if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins or a group managed by Dr. Elkins owns more than 40% of IHS' capital stock. Amounts repaid under the New Credit Facility may be reborrowed until June 30, 2002. The New Credit Facility replaced IHS' $500,000 revolving credit facility (the "Prior Credit Facility"). On May 15, 1996, IHS borrowed $328,200 under the New Credit Facility to repay amounts outstanding under the Prior Credit Facility. As a result, IHS recorded a loss on extinguishment of debt, net of related tax benefits, of $1,431 in the second quarter of 1996.

     In May 1995, the Company entered into a $500,000 revolving credit and term loan agreement with Citicorp USA, Inc., the agent and certain other lenders which replaced the $250,000 revolving credit and term loan facility which the Company entered into during 1994. Amounts outstanding under the revolving loan on April 30, 1997 were to be converted to a term loan with a final maturity date of March 31, 2001. The revolving credit and term loan agreement was secured by a pledge of all of the stock of substantially all of the Company's subsidiaries. Interest was based upon the LIBOR plus 1.5% which was 6.94% at December 31, 1995. The $500,000 revolving credit and term loan facility was used to finance the Company's working capital requirements, to make acquisitions and for general corporate purposes.

     In 1994 the Company entered into a $250,000 revolving credit and term loan agreement (the "Facility") with Citicorp USA, Inc., as agent, and certain other lenders. The Facility, which included a $50,000 letter of credit subfacility, initially consisted of a $250,000 three year revolving loan. Amounts outstanding under the revolving loan on September 30, 1997 were to be converted to a term loan with a final maturity date of September 30, 2001. The Facility was secured by a pledge of all of the stock of substantially all of the Company's subsidiaries. Interest was based upon various market indices (7.97% at December 31, 1994).

SUBORDINATED DEBT

     The Company's $150,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes (the "10 1/4% Senior Notes") are due on April 30, 2006. The 10 1/4% Senior Notes were sold to certain initial purchasers which sold the 10 1/4% Senior Notes to qualified institutional buyers under Rule 144A of the Securities Act and to a limited number of institutional accredited investors. Pursuant to an agreement

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(8) Long-Term Debt - (Continued)

with the initial purchasers, IHS is obligated to take certain actions to effect an exchange offer within specified periods whereby each holder of 10 1/4% Senior Notes would be offered the opportunity to exchange such notes for new notes identical in all material respects to the 10 1/4% Senior Notes, except that the new notes would be registered under the Securities Act. IHS has not to date commenced the exchange offer and, as a result, beginning November 25, 1996 the interest rate on the 10 1/4% Senior Notes increased to 10.5%, and will continue to increase by 0.25% each 90 days until the exchange offer is commenced.

     The Company's $115,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes, Series A (the "9 5/8% Series A Senior Notes") are due on May 31, 2002. The 9 5/8% Series A Senior Subordinated Notes were issued in October 1995 in exchange for, and are identical to the 9 5/8% Senior Subordinated Notes issued in May 1995, except that the Series A Senior Notes have been registered under the Securities Act of 1933, and are listed on the New York Stock Exchange. The net proceeds of the 9 5/8% Series A Senior Notes were used to repay $78,000 of the credit facility among other things.

     The Company's $100,000 aggregate principal amount of 10 3/4 % Senior Subordinated Notes (the "10 3/4% Senior Notes") are due on July 15, 2004. The net proceeds were used to repay the remaining outstanding balance under the term loan facility and the revolving credit facility notes.

     The Company's $115,000 aggregate principal amount of 6% convertible subordinated debentures (the "6% Debentures") are due December 31, 2003. The Company's 5 3/4% convertible senior subordinated debentures (the "5 3/4% Debentures") in the aggregate principal amount of $143,750 are due January 1, 2001. At any time prior to redemption or final maturity, the 5 3/4% Debentures and the 6% Debentures are convertible into Common Stock of the Company, at $32.60 per share and $32.125 per share, respectively, at the option of the holder, subject to adjustment upon the occurrence of certain events.

     The subordinated debt is redeemable for cash at the Company's option, in whole or in part, plus accrued interest, as follows:

                                                         INITIAL REDEMPTION PRICE
                                                               EXPRESSED AS
                                          PERMITTED            A PERCENTAGE
                                            AFTER              OF PRINCIPAL
                                       ----------------- --------------------------
 5 3/4%  Debentures  .................. January 2, 1997             103.29 %
 6 %     Debentures  .................. January 1, 1996             104.2  %
10 3/4%  Senior Notes   ............... July 15, 1999               105.375%
 9 5/8%  Series A Senior Notes   ...... Not redeemable                    -
10 1/4%  Senior Notes   ............... April 30, 2001              105.125%

     In the event of a change in control of IHS (as defined), each debt holder may require the Company to repurchase the debt, in whole or in part, at redemption prices of 100% of the principal amount in the case of the 5 3/4% Debentures and the 6% Debentures and 101% of the principal amount in the case of the 10 3/4% Senior Notes, 9 5/8% Series A Senior Notes and 10 1/4% Senior Notes.

     The indentures under which each of the 10 1/4% Senior Notes, the 9 5/8% Series A Senior Notes and the 10 3/4% Senior Notes were issued contain certain covenants, including but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain ratios are met; (ii) limitations on other subordinated debt; (iii) limitations on liens;
(iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on certain payments, including dividends; (vii) application of the proceeds of certain asset sales; (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person; and (ix) limitations on investments and loans.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(8) Long-Term Debt - (Continued)

     At December 31, 1996, the aggregate maturities of long-term debt for the five years ending December 31, 2001 and thereafter are as follows:

   1997  ............   $   16,547
   1998  ............       31,242
   1999  ............        1,800
   2000  ............       10,611
   2001  ............      172,631
   Thereafter  ......      821,916
                        -----------
                        $1,054,747
                        ===========

     Interest capitalized to construction in progress was $3,030 in 1994, $5,155 in 1995 and $3,800 in 1996.

(9) OTHER LONG-TERM LIABILITIES AND CONTINGENCIES RELATED TO FIRST AMERICAN ACQUISITION

     As indicated in note 2, the Company acquired all of the outstanding stock of First American Health Care of Georgia, Inc. in October 1996. The purchase price includes contingent payments, certain of which have been determined to be probable, and the present value thereof is recorded as other long-term liabilities as of December 31, 1996.

     Prior to its acquisition by the Company, First American was under protection of the U.S. Bankruptcy Court, with which it had filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on February 21, 1996 (the petition date) following its and its two principal shareholders' convictions on multiple counts of having made improper Medicare reimbursement claims. Immediately preceding the Chapter 11 filing, First American and its principal shareholders had entered into a merger agreement with the Company. In connection with the bankruptcy proceedings and the establishment and approval of First
American's plan of reorganization, the merger agreement was amended and confirmed by the Bankruptcy Court on October 4, 1996.

     Pursuant to the terms of the First American plan of reorganization and the amended merger agreement, the purchase price included contingent payments of up to $155,000. The contingent payments will be payable (1) if legislation is enacted that changes the Medicare reimbursement methodology for home health services to a prospectively determined rate methodology, in whole or in part, or
(2) if, in respect to payments contingently payable for any year through 2003, the percentage increase through 2004 in the seasonally unadjusted Consumer Price Index for all Urban Consumers for the Medical Care expenditure category (the Medical CPI) is less than 8%. If payable, the contingent payments will be due on February 14 as follows: $10,000 in 2000; $40,000 in 2001; $51,000 in 2002;
$39,000 in 2003; and $15,000 in 2004. The contingent payments would be payable to the Health Care Financing Administration (HCFA) for $140,000 and to the former shareholders of First American for $15,000.

     The contingent payments to HCFA, which are due only if the contingent payments described above become payable, and $95,000 of the cash purchase price paid by the Company, which was paid to HCFA, are in full settlement of HCFA's claims made to the Bankruptcy Court related to First American's Medicare reimbursement claims for all periods prior to the petition date and of any claims by HCFA related to First American's Medicare reimbursement claims made after the petition date through December 31, 1996.

     The Company has accrued the present value of the payments contingently payable to HCFA and the former shareholders of First American of $10,000 in 2000 and $40,000 in 2001. The present value of these payments of $33,851 at December 31, 1996 was determined using a discount rate of 10% per annum from the dates of probable payment. Management is presently studying the likelihood of the remaining contingent payments which, if payable, will be due in the years 2002, 2003 and 2004. The entire amount is not considered probable because the legislative and/or regulatory changes which would

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(9) Other Long-Term Liabilities and Contingencies Related to First American Acquisition - (Continued)

trigger the full amount to be payable cannot be considered probable at this time. The contingent payments due in 2000 and 2001 are considered probable at this time because management believes the anticipated Medical CPI in 1999 and 2000 will probably trigger the required payments. However, management is unable to predict what the Medical CPI will be in years subsequent to 2000. Management will continue to evaluate the likelihood of the contingencies being met, and will accrue the additional payments within one year as a purchase price adjustment or will expense such amounts payable to HCFA if such probability is determined subsequent to one year in accordance with SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises."

(10) LEASES

     The Company has entered into operating leases as lessee of 77 health care facilities and certain office facilities expiring at various dates through June 2010. Minimum rent payments due under operating leases in effect at December 31, 1996 are summarized as follows:

      1997  .....................  $ 43,065
      1998  .....................    42,696
      1999  .....................    42,620
      2000  .....................    41,787
      2001  .....................    27,691
      Subsequent to 2001   ......    37,930
                                   ---------
        Total  ..................  $235,789
                                   =========

     The Company also leases equipment under short-term operating leases having rentals of approximately $20,201 per year.

     The leases of health care facilities provide renewal options for various terms at fair market rentals at the expiration of the initial term, except for leases of three facilities which have no renewal options. The Company generally has the option or right of first refusal to purchase the facilities at fair market value determined by independent appraisal (or by formula based upon the cash flow of the facility, as defined) or, with respect to certain leases, at a fixed price representing the fair market value at the inception of the lease. Under certain conditions, the Company may be required to exercise the options to buy the facilities. In connection with 55 leases the Company has paid purchase option deposits aggregating $53,581 at December 31, 1996, of which $29,375 is refundable. In connection with one lease expiring September 30, 2002, the lessor has the right to require two officers of the Company to repurchase up to 13,944 shares of the Company's Common Stock owned by the lessor at the original issue price increased at the annual rate of 9%. The Company has guaranteed this obligation of the officers and has also guaranteed approximately $6,600 of the lessor's indebtedness.

     Minimum rentals are generally subject to adjustment based on the consumer price index or the annual rate of five year U.S. Treasury securities. Also, the leases generally provide for contingent rentals, based on gross revenues of the facilities in excess of base year amounts, and additional rental obligations for real estate taxes, utilities, insurance and repairs. Contingent rentals were $2,596 in 1994, $2,777 in 1995 and $3,565 in 1996.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(11) CAPITAL STOCK

     The Company is authorized to issue up to 150,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. As of December 31, 1995 and 1996, there were no shares of Preferred Stock outstanding.

     The Company declared a $0.02 per share cash dividend in 1995 and 1996.

     At December 31, 1994 and 1995 the Company had outstanding stock options as follows:

                                                                        1995         1996
                                                                      -----------   ----------
Stock options outstanding pursuant to:
 Equity Incentive Plan   ..........................................      14,969        13,169
 1990 Employee Stock Option Plan  .................................     889,956       832,906
 1992 Employee Stock Option Plan  .................................     905,120       903,715
 Stock Option Plan for Non-Employee Directors    ..................     300,000       200,000
 1994 Stock Incentive Plan  .......................................   1,439,080     2,316,355
 Senior Executives' Stock Option Plan   ...........................   2,100,000     1,800,000
 Stock Option Compensation Plan for Non-Employee Directors   ......     250,000       200,000
 1995 Board of Director's Plan ....................................     300,000       300,000
 1996 Employee Stock Option Plan  .................................           -     1,886,000
 Other options  ...................................................     178,429       297,954
                                                                      ----------    ----------
  Total stock options outstanding    ..............................   6,377,554     8,750,099
                                                                      ==========    ==========

     The Equity Incentive Plan provides that options may be granted to certain employees at a price per share not less than the fair market value at the date of grant. The 1990 Employee Stock Option Plan, the 1992 Employee Stock Option Plan and the 1996 Employee Stock Option Plan provide for issuance of options with similar terms as well as non-qualified options. In 1993, the Company adopted the Senior Executives' Stock Option Plan and the 1994 Stock Incentive Plan which provide for the issuance of options with terms similar to the 1992 plan. In addition, the Company has adopted two Stock Option Plans for Non-Employee Directors and a Stock Option Compensation Plan for Non-Employee Directors. The Board of Directors has authorized the issuance of 10,428,571 shares of Common Stock under the plans. Such options have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant; accordingly, the Company has recorded no compensation expense related to such grants. The options' maximum term is 10 years. Vesting for the 1990, 1992, and 1994 Employee Stock Option Plans are graded over six years. Vesting for the 1996 Plan is over four years. Vesting for the directors' plans is one year after the date of grant. Vesting for the Senior Executive's Plan is generally over three years. In addition, the Company provides an Employee Stock Purchase Plan whereby employees have the right to purchase the Company's Common Stock at 90% of the quoted market price, subject to certain limitations.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(11) Capital Stock - (Continued)

     Stock option transactions are summarized as follows:

                                                   1994                   1995                  1996
                                          ---------------------- ---------------------- ---------------------
                                                      WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE               AVERAGE
                                                      EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                                          ----------- ---------- ----------- ---------- ----------- ---------
Options outstanding-beginning of period    5,658,789      $24.23  5,879,832      $25.98  6,377,554   $20.19
Granted .................................    873,300       32.90  1,059,146       28.81  3,096,500    22.14
Exercised  ..............................   (521,992)      18.95   (340,244)      19.61   (141,382)   14.55
Cancelled  ..............................   (130,265)      24.50   (221,180)      29.63   (582,573)   20.66
                                          ----------     ------- ----------     ------- ----------   -------
Options outstanding-end of period  ......  5,879,832       25.98  6,377,554       20.19  8,750,099    20.94
                                          ----------     ------- ----------     ------- ----------   -------
Options exercisable-end of period  ......  1,839,015      $24.19  2,731,876      $20.15  3,914,843   $20.18
                                          ==========     ======= ==========     ======= ==========   =======

     The following summarizes information about stock options outstanding as of December 31, 1996.

                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                    ------------------------------------------   -------------------------
                                     WEIGHTED
                                     AVERAGE        WEIGHTED                     WEIGHTED
   RANGE OF           NUMBER        REMAINING       AVERAGE        NUMBER        AVERAGE
   EXERCISE         OUTSTANDING     CONTRACTUAL     EXERCISE     EXERCISABLE     EXERCISE
    PRICES          AT 12/31/96        LIFE          PRICE       AT 12/31/96     PRICE
-----------------   -------------   -------------   ----------   -------------   ---------
under $15  ......         182,931      3.44             $11.52         121,561    $11.23
$15 to $20 ......         781,393      5.19              17.86         501,185     17.72
$20 to $25 ......       7,735,128      8.54              21.37       3,287,097     20.88
over $25.........          50,647      8.74              36.61           5,000     26.00
                       ----------      -----           -------      ----------    -------
                        8,750,099      8.14             $20.94       3,914,843    $20.18
                       ==========      =====           =======      ==========    =======

     The Company applies APB No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized in connection with its stock options. Had compensation expense for the Company's stock options been determined consistent with SFAS No. 123, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                              1995                          1996
                                                   ---------------------------   --------------------------
                                                   AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA
                                                   -------------   -----------   -------------   ----------
Net earnings (loss)  ...........................     $  (27,002)    $  (44,752)      $46,334        $43,082
Primary earnings (loss) per share   ............          (1.26)         (2.09)         1.97           1.91
Fully diluted earnings (loss) per share   ......          (1.26)         (2.09)         1.78           1.67

     The fair value of the options including the Employee Stock Purchase Plan for purposes of the above pro forma disclosure was estimated on the date of grant or modification using the Black-Scholes option pricing model and the following assumptions: a risk-free interest rate of 5.40% to 6.74%, weighted average expected lives of 4 to 9 years for options and 6 months for the Employee Stock Purchase Plan, 0.1% dividend yield and volatility of 26.3%. The effects of applying SFAS No. 123 in the pro forma net earnings (loss) and earnings (loss) per share for 1995 and 1996 may not be representative of the effects on such pro forma information for future years. In November 1995, the Board of Directors authorized a modification to the options outstanding under the Company's option plans which resulted in the change of the exercise price to $20.875, the market price on the date of the modification, for certain options with exercise prices over $21.00. Because no compensation was recognized for the original options, the mod-

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(11) Capital Stock - (Continued)

ified options are treated as a new grant. Under SFAS 123, compensation cost of $23,655 in 1995 is recognized immediately for vested options for the fair value of the new options on the modification date. The effect of this modification has been included in the pro forma earnings (loss) per share amounts above.

     Warrant transactions are summarized as follows:

                                                        WEIGHTED                WEIGHTED                WEIGHTED
                                                         AVERAGE                 AVERAGE                AVERAGE
                                                        EXERCISE                EXERCISE                EXERCISE
                                              1994        PRICE       1995        PRICE       1996       PRICE
                                          ------------- ---------- ------------ ---------- ------------ ---------
Warrants outstanding-beginning of year         311,029      $24.65     497,181      $29.28     518,000   $31.30
Granted to sellers  .....................      300,000       31.33      65,000       37.95           -        -
Exercised  ..............................     (113,848)      22.03     (44,181)      18.35           -        -
Cancelled  ..............................            -           -           -           -     (20,000)   38.02
                                            ----------     -------   ---------     -------   ---------   -------
Warrants outstanding-end of year   ......      497,181      $29.28     518,000      $31.30     498,000   $31.03
                                            ==========     =======   =========     =======   =========   =======

     As discussed in note 10, the Company is contingently obligated to repurchase up to 13,944 shares of its Common Stock, aggregating approximately $353 at December 31, 1996.

     In 1995, the Company's Board of Directors authorized the repurchase in the open market of up to $50,000 of the Company's Common Stock. The purpose of the repurchase program was to have available treasury shares of Common Stock to satisfy contingent earn-out payments under prior business combinations accounted for by the purchase method. The repurchases were funded from cash from operations and drawings under the Company's revolving credit facility. In 1995, the Company repurchased 400,600 shares of Common Stock for an aggregate purchase price of approximately $12,790. No shares were repurchased in 1996. The repurchase program was discontinued in September 1996. During 1996 the Company reissued all 400,600 shares in partial satisfaction of earn-out payments.

(12) INCOME TAXES

     The provision for income taxes on earnings before income taxes and extraordinary items is summarized as follows:

                                YEARS ENDED DECEMBER 31,
                          ------------------------------------
                           1994          1995         1996
                          ----------   -----------   ---------
      Federal .........    $ 18,388     $ (13,341)   $ 55,577
      State   .........       3,729        (2,929)      8,138
                           ---------    ----------   ---------
                           $ 22,117     $ (16,270)   $ 63,715
                           =========    ==========   =========
      Current .........    $ 19,905     $   7,732    $ 21,515
      Deferred   ......       2,212       (24,002)     42,200
                           ---------    ----------   ---------
                           $ 22,117     $ (16,270)   $ 63,715
                           =========    ==========   =========

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(12) Income Taxes- (Continued)

     The amount computed by applying the Federal corporate tax rate of 35% in 1994, 1995 and 1996 to earnings before income taxes and extraordinary items is summarized as follows:

                                                              1994          1995         1996
                                                             ----------   -----------   ---------
   Income tax computed at statutory rates  ...............    $ 20,643     $ (14,791)   $ 39,018
   State income taxes, net of Federal tax benefit   ......       2,424        (1,904)      5,290
   Amortization of non-deductible intangibles    .........         993         1,975       2,293
   Basis difference on assets sold   .....................           -             -      16,136
   Valuation allowance adjustment ........................      (1,675)       (2,111)     (1,353)
   Other  ................................................        (268)          561       2,331
                                                              ---------    ----------   ---------
                                                              $ 22,117     $ (16,270)   $ 63,715
                                                              =========    ==========   =========

     Deferred income tax (assets) liabilities at December 31, 1995 and 1996 are as follows:

                                                                          1995          1996
                                                                        ------------   ----------
   Excess of book over tax basis of assets   ........................     $  76,097    $  109,900
   Deferred pre-opening costs .......................................           199            84
   Accrued workers compensation  ....................................        (3,769)      (10,874)
   Deferred gain on sale-leaseback  .................................        (2,775)       (2,413)
   Allowance for doubtful accounts  .................................       (11,384)      (21,753)
   Accrued third-party payor settlements  ...........................             -       (23,523)
   Accrued claims    ................................................             -        (7,354)
   Accrued vacation  ................................................             -        (4,059)
   Other accrued expenses not yet deductible for tax  ...............             -       (12,729)
   Pre-acquisition separate company net operating loss carryforwards         (7,612)       (4,679)
   Other    .........................................................           170          (317)
                                                                           ---------    ----------
                                                                          $  50,926    $   22,283
   Valuation allowance  .............................................         1,353             -
                                                                           ---------    ----------
                                                                          $  52,279    $   22,283
                                                                           =========    ==========

     The decrease in the valuation allowance for deferred tax assets of $1,353 is attributable to the utilization of pre-acquisition separate company net operating loss carryforwards in the year ended December 31, 1996. Also, the Company recorded deferred tax assets in connection with business acquisitions
(primarily First American) of $70,843 in 1996, which has been applied as a reduction of goodwill.

     At December 31, 1996, certain subsidiaries of the Company had pre-acquisition net operating loss carryforwards available for Federal and state income tax purposes of approximately $12,154 which expire in the years 1997 through 2008. The annual utilization of these net operating loss carryforwards is subject to certain limitations under the Internal Revenue Code.

(13) OTHER COMMITMENTS AND CONTINGENCIES

     IHS' contingent liabilities (other than liabilities in respect of litigation and the First American acquisition) aggregated approximately $52,449 as of December 31, 1996. IHS is obligated to purchase its Greenbriar facility upon a change in control of IHS. The net price of the facility is approximately $4,014. The lessor of this facility has the right to require Messrs. Robert Elkins and Timothy Nicholson to purchase all or any part of 13,944 shares of IHS Common Stock owned by it at a per share purchase price equal to the sum of $12.25 per share plus 9% simple interest per annum from May 8, 1988 until the date of such purchase. IHS has agreed to purchase such shares if Messrs. Elkins and Nicholson fail to do so. This amount aggregated approximately $353 at December 31, 1996. IHS has guaranteed approxi-

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(13) Other Commitments and Contingencies - (Continued)

mately $6,600 of the lessor's indebtedness. IHS is required, upon certain defaults under the lease, to purchase its Orange Hills facility at a purchase price equal to the greater of $7,130 or the facility's fair market value. IHS has jointly and severally guaranteed a $1,231 construction loan made to River City Limited Partnership in which IHS has a 30% general partnership interest. IHS has guaranteed approximately $4,020 owed by Tutera Group, Inc. and Sunset Plaza Limited Partnership, a partnership affiliated with a partnership in which IHS has a 49% interest, to Finova Capital Corporation. IHS has guaranteed approximately $3,994 of a construction loan for Trizec, the entity from which IHS purchased the Central Park Lodges facilities. IHS has established several irrevocable standby letters of credit with the Bank of Nova Scotia to secure certain of IHS' self-insured workers' compensation obligations, health benefits and other obligations. The maximum obligation was $15,670 at December 31, 1996. IHS has guaranteed approximately $539 owed by a managed facility to National Health Investors Inc. IHS has guaranteed approximately $8,898 owed by Litchfield Asset Management Corporation to National Health Investors Inc. In addition, with respect to certain acquired businesses IHS is obligated to make certain contingent payments if earnings of the acquired business increase or earnings targets are met. IHS is also obligated under certain circumstances to make contingent payments of up to $155,000 in respect of IHS' acquisition of First American (see note 9). In addition, IHS has obligations under operating leases aggregating approximately $235,789 at December 31, 1996. (See note 10).

     IHS leases ten facilities from Meditrust, a publicly-traded real estate investment trust. With respect to all the facilities leased from Meditrust, IHS is obligated to pay additional rent in an amount equal to a specified percentage (generally five percent) of the amount by which the facility's gross revenues exceed a specified amount (generally based on the facility's gross revenues during its first year of operation). If an event of default occurs under any Meditrust lease or any other agreement IHS has with Meditrust, Meditrust has the right to require IHS to purchase the facility leased from the partnership at a price equal to the higher of the then current fair market value of the facility or the original purchase price of the facility paid by Meditrust plus (i) the cost of certain capital expenditures paid for by Meditrust, (ii) an adjustment for the increase in the cost of living index since the commencement of the lease and (iii) all rent then due and payable (all such amounts to be determined pursuant to the prescribed formula contained in the lease). In addition, each Meditrust lease provides that a default under any other Meditrust lease or any other agreement IHS has with Meditrust constitutes a default under such lease. Upon such default, Meditrust has the right to terminate the leases and to seek damages based upon lost rent.

(14) SUPPLEMENTAL CASH FLOW INFORMATION

     See note 2 for information concerning significant non-cash investing and financing activities related to business acquisitions for the years ended December 31, 1994, 1995 and 1996. Other significant non-cash investing and financing activities are as follows:

   o The sale of Professional Community Management, Inc., which manages residential retirement community living units in Southern California, in 1994 resulted in decreases in net current assets of $716, property, plant and equipment of $200, other assets of $746 and intangible assets of $3,899, net current liabilities of $1,226 and debt of $31; offset by the $4,304 purchase price paid in the form of a note receivable.

   o The Company declared cash dividends, which resulted in increases in current liabilities offset by decreases in retained earnings of $398 in 1994, $435 in 1995 and $471 in 1996.

   o The write off of the Crestwood management agreement in 1995 resulted in a decrease in current assets of $5,969, a decrease in property of $2,322, a decrease in other assets of $13,624, and a non-cash charge to income of $21,915 (see note 18).

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(14) Supplemental Cash Flow Information - (Continued)

   o In 1995, the write off of long lived assets in connection with SFAS No. 121 resulted in a decrease in property of $81,788, a decrease in intangible assets of $1,533, and a non-cash charge to income of $83,321. Also, the write-off of deferred pre-opening costs resulted in a decrease in intangible assets and a non-cash charge to income of $25,785 (see note 18).

   o The sale of the Pharmacy division in 1996 resulted in a decrease in current assets of $25,901, a decrease in property of $9,399, a decrease in intangible assets of $52,173, an increase in investments in affiliates of $24,019, an increase in current liabilities of $17,888 and an increase in unrealized gain on available for sale securities of $9,360. Cash received for the sale of the Pharmacy division was $125,000 (see note 4).

   o The sale of a majority interest in the assisted living division in 1996 resulted in a decrease in current assets of $1,716, a decrease in property of $48,375, a decrease in intangible assets of $1,667, an increase in investments in affiliates of $24,772 and a decrease in current liabilities of $8,073. Total cash received from the sale was $10,416 (see note 4).

   o The sale of certain non-strategic assets in 1996 resulted in decreases in net current assets of $449, property of $8,730, other assets of $3,803, an increase in net current liabilities of $144 and a decrease in long term debt of $4,008. Total cash received from the sales was $1,293.

     Cash payments for interest were $20,728 in 1994, $49,863 in 1995 and $56,883 in 1996. Cash payments for income taxes were $13,761 in 1994, $27,549 in 1995 and $38,193 in 1996.

(15) EXTRAORDINARY ITEMS

     In the second quarter of 1996, the Company replaced its $500,000 revolving credit and term loan facility with the $700,000 revolving credit facility (see note 8). This event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $2,327 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896, is presented in the statement of earnings as an extraordinary item of $1,431.

     In the second quarter of 1995, the Company replaced its $250,000 revolving credit and term loan facility with a $500,000 revolving credit and term loan facility (see note 8). This event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $826 representing the write-off of deferred financing costs. In the fourth quarter of 1995, the Company incurred prepayment penalties on debt in the amount of $821. Such losses, reduced by the related income tax effect of $634, is presented in the statement of earnings as an extraordinary item of $1,013.

     In September 1994, the Company replaced its $260,000 revolving credit and term loan facility with a $250,000 revolving credit and term loan facility (see note 8). Such event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $6,839, representing the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565, is presented in the statement of earnings as an extraordinary item of $4,274.

(16) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, patient accounts receivable, other current assets, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. The fair value of temporary investments is estimated based on quoted market prices for these or similar investments. The fair value of third-party payor settlements receivable is estimated by discounting anticipated cash flows using estimated market discount rates to reflect the time value of money. The fair value of the Company's long-term debt is estimated based on current rates offered to

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(16)  Disclosures  About Fair Value of Financial  Instruments - (Continued)

the Company for similar instruments with the same remaining maturities. Management of the Company believes the carrying amount of the above financial instruments approximates the estimated fair value. The Company has investments in unconsolidated affiliates described in note 4, which are untraded companies and joint ventures. The Company has notes receivable from unaffiliated individuals and untraded companies totaling $26,115 and $28,102 at December 31, 1995 and 1996, respectively. Also, the Company has guaranteed the indebtedness of two of its leased facilities and has purchase option deposits of $57,147 and $74,131 on 89 leased and managed facilities of which $25,357 and $29,375 is refundable at December 31, 1995 and 1996, respectively. It is not practicable to estimate the fair value of these investments, notes and guarantees since they are not traded, no quoted values are readily available for similar financial instruments and the Company believes it is not cost-effective to have valuations performed. However, management believes that there has been no permanent impairment in the value of such investments and no indication of probable loss on such guarantees.

(17) RELATED PARTY TRANSACTIONS

     In December 1996, the Company loaned $2,000 to Community Care of America, Inc. ("CCA") and received a management agreement and warrants to purchase up to 9.9% of CCA's common stock at a price of $3.25 per share. The loan bears interest at the annual rate of interest set forth in the Company's Revolving Credit Agreement plus 2% and is due on December 27, 1998. Dr. Robert N. Elkins, Chairman and Chief Executive Officer of the Company, is a director of CCA, and John Silverman, a director and employee of the Company, is Chairman of the board of directors of CCA.

     In November 1996, the Company purchased LifeWay, Inc., ("LifeWay") a disease management company in Miami, Florida for approximately $900 through the issuance of 38,502 shares of common stock. Prior to the purchase, IHS owned approximately 10% of LifeWay and Dr. Robert N. Elkins, IHS' Chairman and Chief Executive Officer, beneficially owned approximately 65%. IHS also issued 48,129 shares of Common Stock to Mr. Elkins in payment of outstanding loans of $1,125 from Mr. Elkins to LifeWay and 8,784 shares in partial payment of a bonus to a stockholder of LifeWay.

     In October 1996, the Company loaned $3,445 to ILC. Dr. Robert N. Elkins, Chairman and Chief Executive Officer of the Company, is Chairman of the Board of Directors of ILC and Lawrence P. Cirka, President and Chief Operating Officer of the Company, is a director of ILC.

     In 1994, the Company sold and leased back three of its geriatric care facilities in a transaction with affiliates of Capstone Capital Corporation ("Capstone Capital"), at the time a newly formed real estate investment trust. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of the Company, is a Director of Capstone Capital and Richard M. Scrushy, at the time a director of the Company, is Chairman of the Board of Capstone Capital. The proceeds received by the Company were $28,210.

     In April 1993, a wholly-owned subsidiary of the Company acquired a 21.28% interest in the common stock and a 47.64% interest in the 6% cumulative preferred stock of Speciality Care PLC, an owner and operator of geriatric care facilities in the United Kingdom. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of the Company, is a director of Speciality Care PLC, and Timothy Nicholson, a director of the Company, is Chairman and Managing
Director of Speciality Care PLC. Mr. Nicholson was formerly Executive Vice President of the Company. In 1995 the Company invested an additional $4,384 in Speciality Care PLC. As a result of the Company's additional investment, the Company has a 21.3% interest in the Common Stock and a 63.65% interest in the 6% cumulative convertible preferred stock. The Company's equity in Speciality Care PLC was $9,379 at December 31, 1996 (see note 4).

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(18) LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS AND OTHER NON-RECURRING CHARGES

LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS IN 1995

     In the fourth quarter of 1995, the Company, as well as industry analysts, believed that Medicare and Medicaid reform was imminent. Both the House and Senate balanced budget proposals proposed a reduction in future growth in Medicare and Medicaid spending from 10% a year to approximately 4-6% a year. While Medicare and Medicaid reform had been discussed prior to the fourth quarter, the Company came to believe that a future reduction in the growth of Medicare and Medicaid spending was now virtually a certainty. Such reforms include, in the near term, a continued freeze in the Medicare routine cost limit
(RCL), followed by reduced increases in later years, more stringent documentation requirements for Medicare RCL exception requests, reduction in the growth in Medicaid reimbursement in most states, as well as salary equivalency in rehabilitative services and, in the longer term (2-3 years), a switch to a prospective payment system for home care and nursing homes, and repeal of the "Boren Amendment", which requires that states pay hospitals "reasonable and adequate" rates. The Company estimated the effect of the aforementioned reforms on each nursing and subacute facility, as well as on its rehabilitative services, respiratory therapy, home care, mobile diagnostic and pharmacy divisions by reducing (or in some cases increasing) the future revenues and expense growth rates for the impact of each of the aforementioned factors. Accordingly, these events and circumstances triggered the early adoption of Statement of Financial Accounting Standards No. 121 in the fourth quarter of 1995. In accordance with SFAS No. 121, the Company estimated the future cash flows expected to result from those assets to be held and used.

     In estimating the future cash flows for determining whether an asset is impaired, and if expected future cash flows used in measuring assets are impaired, the Company grouped its assets at the lowest level for which there are identifiable cash flows independent of other groups of assets. These levels were each of the individual nursing/subacute facilities, and each of the home health, rehabilitative therapy, respiratory therapy, pharmacy and mobile diagnostics divisions. The results of comparing future undiscounted cash flows to historical carrying value were that 12 individual nursing facilities and one assisted living facility were identified for an impairment charge. None of the remaining facilities or business units were identified since only those facilities or business units where the carrying value exceeded the undiscounted cash flows are considered impaired. The business units having significant goodwill were not identified for an impairment charge because projected undiscounted cash flows were sufficient to recover goodwill over the remainder of the 40 year estimated useful life. Prior to adoption of SFAS 121, the Company evaluated impairment on the entity level. Such an evaluation yielded no impairment as of September 30, 1995.

     After determining the facilities eligible for an impairment charge, the Company determined the estimated fair value of such facilities. Also, the Company obtained valuation estimates prepared by independent appraisers or had received offers from potential buyers on 6 of the 12 facilities identified for impairment, comprising 72% of the total charge. Such valuation estimates were obtained to corroborate the Company's estimate of value. The excess carrying value of goodwill, buildings and improvements, leasehold improvements and equipment above the fair value was $83,321 (of which $1,533 represented goodwill and $81,788 represented property and equipment), which was included in the statement of operations for 1995 as loss on impairment of long-lived assets.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(18) Loss On Impairment Of Long-Lived Assets and Other Non-Recurring Charges - (Continued)

OTHER NON-RECURRING CHARGES (INCOME)

                                                                      1995          1996
                                                                     ----------   ------------
Other non-recurring charges (income) are summarized as follows:
    Write-off of deferred pre-opening costs in connection with
      change in accounting estimate ..............................    $ 25,785      $        -
    Loss on management contract termination  .....................      21,915           7,825
    IntegraCare merger costs  ....................................       1,939               -
    Gain on sale of Pharmacy division  ...........................           -         (34,298)
    Loss on sale of majority interest in Integrated Living Commu-
      nities, Inc.  ..............................................           -           8,497
    Loss on closure of redundant home health agencies ............           -           3,519
                                                                      ---------      ----------
                                                                      $ 49,639      $  (14,457)
                                                                      =========      ==========

     During the fourth quarter of 1995, the Company terminated the Crestwood management contract, a 10 year contract entered into in January 1994 to manage 23 long-term care and psychiatric facilities in California owned by Crestwood Hospital. The terms of the contract required the payment of a management fee to IHS and a preferred return to the Crestwood owners. IHS terminated the management contract with Crestwood Hospital due primarily to changes in California Medicaid rates which no longer provided sufficient cash flow at the facilities to support both IHS' management fee and the preferred return to the owners. As a result, the Company incurred a $21,915 loss on the termination of this contract. Such loss consists of the write-off of $8,496 of management fees, $11,097 of loans made to Crestwood Hospital and the owners of Crestwood, as well as the interest thereon, and $2,322 of contract acquisition costs.

     During the third quarter of 1995, the Company merged with IntegraCare, Inc. in a transaction accounted for as a pooling of interests. In connection with this transaction, the Company incurred merger costs of $1,939 for accounting, legal, and other costs. These costs are included as an other non-recurring charge on the statement of operations.

     In  connection  with the  adoption  of SFAS No. 121  described  above,  the
Company adopted a change in accounting estimate to write-off in 1995 all deferred pre-opening costs of MSUs. This change was made in recognition of the circumstances, discussed above, which raised doubt about and thereby triggered the assessment of recoverability of long-lived assets in 1995. These circumstances also raised doubt as to the estimated future benefit and recoverability of deferred pre-opening costs, resulting in the Company's decision to write-off $25,785 of deferred pre-opening costs. In connection with the change in accounting estimate regarding the future benefits and recoverability of deferred pre-opening costs, the Company has changed its accounting method beginning in 1996 from deferring and amortizing pre-opening costs to recording them as an expense when incurred. The effect of this change in 1996 was to decrease amortization expense by approximately $3,900 and to increase operating expenses by approximately $3,900.

     On July 30, 1996, the Company sold its pharmacy division to Capstone Pharmacy Services, Inc. ("Capstone") for a purchase price of $150,000, consisting of cash of $125,000 and shares of Capstone Common Stock having a value of approximately $25,000. The Company had determined that its ownership of pharmacy operations is not critical to the development and implementation of its post-acute care network strategy. As a result of the sale, the Company recorded a $34,298 pre-tax gain ($298 gain after income taxes). Because IHS's investment in the pharmacy division had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale (see note 4).

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(18) Loss On Impairment Of Long-Lived Assets and Other Non-Recurring Charges - (Continued)

     On October 9, 1996, ILC, a wholly owned subsidiary of IHS, completed an initial public offering of ILC common stock. The Company had determined that the direct operation of assisted-living communities is not required for its post-acute care network strategy. In connection with the ILC offering the Company sold 1,400,000 of ILC common stock and recorded a $8,497 loss. Following the offering, the Company continues to own 2,497,900 shares of ILC Common Stock, representing 37.3% of the outstanding ILC common stock (see note 4).

     The Company's strategy is to expand its home health care services to take advantage of health care payors' increasing focus on having healthcare provided in the lowest-cost setting possible and patients' desires to be treated at home. As a result, during the fourth quarter of 1996, the Company acquired First American Health Care of Georgia Inc. ("First American"), a provider of home health services in 21 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. In addition, the Company has acquired other home care companies during 1994, 1995 and 1996. In the fourth quarter of 1996, the Company, as a large provider of home nursing service, has recorded a $3,519 non-recurring charge resulting from the closure of certain redundant home care agencies in markets where First American presently provides home health services.

     In connection with the acquisition of First American, the Company terminated the All Seasons management contract, a 10 year contract entered into in September 1994 to manage six geriatric care facilities in Washington State. As a result of the lack of synergies with First American home care agencies, as well as changes to the reimbursement environment within the state of Washington, the Company believed it was in its best interest to terminate such contract. As a result, the Company incurred a $7,825 loss on the termination. Such loss consists of the write-off of $3,803 of management fees and $4,022 of loans made to All Seasons.

(19) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     The following information is provided in accordance with the AICPA Statement of Position No. 94-6, "Disclosure of Certain Significant Risks and Uncertainties."

     The Company's strategy is to use geriatric care-facilities as a platform to provide a wide variety of post-acute medical and rehabilitative services more typically delivered in the acute care hospital setting and to use home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. Post-acute care includes subacute care, outpatient and home care, inpatient and outpatient rehabilitation, diagnostic, respiratory therapy and pharmacy services. The Company's post- acute health care system is intended to provide continuity of care for its patients following discharge from acute care hospitals. The Company also manages such operations for other owners for a fee, which is generally based on a percentage of the gross revenue. The Company and others in the health care business are subject to certain inherent risks, including the following:

   o Substantial dependence on revenues derived from reimbursement by the Federal Medicare and state Medicaid programs;

   o Ability to obtain per diem rates approvals for costs which exceed the Federal Medicare established per diem rates;

   o Government regulations, government budgetary constraints and proposed legislative and regulatory changes; and

     o Lawsuits alleging malpractice and related claims.

     Such inherent risks require the use of certain management estimates in the preparation of the Company's financial statements and it is reasonably possible that a change in such estimates may occur.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(19) Certain Significant Risks and Uncertainties - (Continued)

     The Company receives payment for a significant portion of services rendered to patients from the Federal government under Medicare and from the states in which its facilities and/or services are provided, are located under Medicaid. Revenue derived from Medicare and various state Medicaid reimbursement programs represented 37.2% and 22.3%, respectively, of the Company's revenue for the year ended December 31, 1996, and the Company's operations are subject to a variety of other Federal, state and local regulatory requirements. Failure to maintain required regulatory approvals and licenses and/or changes in such regulatory requirements could have a significant adverse effect on the Company. Changes in Federal and state reimbursement funding mechanisms, related government budgetary constraints and differences between final settlements and estimate settlements receivable under Medicare and Medicaid retrospective reimbursement programs, which are subject to audit and retroactive adjustment, could have a significant adverse effect on the Company. The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. Also, the Company is from time to time subject to malpractice and related claims and lawsuits, which arise in the normal course of business and which could have a significant effect on the Company. The Company believes that adequate provision for these items has been made in the accompanying consolidated financial statements and that their ultimate resolution will not have a material effect on the consolidated financial statements.

     Since its inception, the Company has grown through acquisitions, and realization of acquisition costs, including intangible assets of businesses acquired, is dependent initially upon the consummation of the acquisitions and subsequently upon the Company's ability to successfully integrate and manage acquired operations. Also, the Company's development of post-acute care networks is dependent upon successfully effecting economics of scale, the recruitment of skilled personnel and the expansion of services and related revenues.

(20) SUBSEQUENT EVENTS

     In January 1997, the Company acquired all of the outstanding stock of In-Home Healthcare, Inc., which provides home health care services. The total purchase price was $3,200.

     In February 1997, the Company acquired the assets of Portable X-Ray Labs Inc., which provides mobile x-ray services. Total purchase price was $4,900.

     In February 1997, the Company acquired the assets of Professional Health Services, Inc., which provides mobile x-ray services. Total purchase price was $350.

     In March 1997, the Company acquired the assets of Doctor's Home Health Agency, Inc., which provides home healthcare in Florida. Total purchase price was $350.

     In addition, IHS has reached agreements in principle to acquire a contract rehabilitation company in Florida for approximately $1,350, a mobile x-ray company in North Carolina for approximately $225, a contract rehabilitation company in the midwest for approximately $23,100, and a contract to manage a home health company in Tennessee. There can be no assurance that any of these pending acquisitions will be consummated on the proposed terms, different terms, or at all.

               INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(21) PROPOSED CORAM MERGER


     On October 19, 1996, IHS and Coram entered into a definitive agreement and plan of merger (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of IHS into Coram, with Coram becoming a wholly-owned subsidiary of IHS. On March 30, 1997, IHS and Coram agreed to amend the terms of the merger agreement, effective the close of business on Friday April 4, 1997, unless either party terminates the amendment prior to its effectiveness. Under the amended agreement, the exchange ratio will be reduced to 0.15 shares of IHS Common Stock for each share of Coram common stock from the original exchange ratio of 0.2111 shares of IHS Common Stock for each share of Coram common stock. Based on the closing price of the IHS Common Stock on the last business day prior to execution of the amendment agreement, IHS is paying $4.35 per share of Coram Common Stock. IHS expects to issue approximately 7.11 million shares in the merger, and to reserve approximately 2.35 million shares for issuance upon exercise of outstanding Coram options and warrants. IHS expects to assume approximately $375 million of Coram's indebtedness in connection with the transaction. The amendment is subject to approval by both Boards of Directors, and may be terminated by either party for any reason before the close of business on Friday April 4, 1997.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law (the "DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Third Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by the DGCL.

     Section 145 of the DGCL grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Third Restated Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. In addition, IHS has entered into indemnity agreements with its directors and executive officers, a form of which is included as Exhibit 10.72 to IHS's Registration Statement on Form S-1, No. 33-39339, effective March 31, 1992.

     Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits.


 1.01     Purchase Agreement, dated May 23, 1996, among Integrated Health Services, Inc., Smith
          Barney Inc., Donaldson, Lufkin and Jenrette Securities Corporation and Citicorp Securities,
          Inc. (1)
 2.01     Asset Purchase Agreement, dated as of June 20, 1996, among Integrated Health Services,
          Inc., Symphony Pharmacy Services, Inc., various subsidiaries of Symphony Pharmacy Ser-
          vices, Inc. and Capstone Pharmacy Services, Inc., as amended.(2)
 3.01     Third Restated Certificate of Incorporation, as amended.(3)
 3.02     Amendment to Third Restated Certificate of Incorporation, dated May 26, 1995.(4)
 3.03     Bylaws, as amended.(5)
 4.01     Indenture, dated as of May 15, 1996, between Integrated Health Services, Inc. and Signet
          Trust Company, as Trustee.(1)
 4.02     Form of 10 1/4%  Senior  Subordinated  Notes due 2006 and 10 1/4% Senior
          Subordinated  Notes  due  2006,  Series A  (included  as  exhibits  to
          4.01).(1)
 5.01     Opinion of Fulbright & Jaworski L.L.P.(6)
10.01     Registration Rights Agreement, dated as of May 23, 1996, among Integrated Health Services,
          Inc., Smith Barney Inc., Donaldson, Lufkin and Jenrette Securities Corporation and Citicorp
          Securities, Inc.(1)
12.01     Statement re Computation of Ratios of Earnings to Fixed Charges.

23.01     Consents of KPMG Peat Marwick LLP.
23.02     Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.01).(6)
24.01     Powers of Attorney of certain officers and directors of Integrated Health Services, Inc. (in-
          cluded on the signature page).(6)
25.01     Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Signet Trust
          Company.(6)
99.01     Form of Letter of Transmittal and Consent.
99.02     Form of Notice of Guaranteed Delivery.
99.03     Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant
          from Beneficial Owner.
99.04     Certified Resolution.



----------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated July 30, 1996.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(4) Incorporated by reference to Company's Registration Statement on Form S-4, No. 33-94130, effective September 20, 1995.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.


(6) Previously filed.


ITEM 22. UNDERTAKINGS.

   The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

       (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (6) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on July 29, 1997.

                                     INTEGRATED HEALTH SERVICES, INC.


                                     By: /s/ Robert N. Elkins*
                                         --------------------------------------
                                         Robert N. Elkins
                                         Chairman of the Board and
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                               TITLE                         DATE
------------------------------   ----------------------------------------   -------------
/s/ Robert N. Elkins*            Chairman of the Board and Chief            July 29, 1997
-------------------------          Executive Officer (Principal Executive
      (Robert N. Elkins)           Officer)

/s/ Lawrence P. Cirka*           President, Chief Operating Officer and     July 29, 1997
-------------------------          Director
     (Lawrence P. Cirka)

/s/ Edwin M. Crawford*           Director                                   July 29, 1997
 -------------------------
   (Edwin M. Crawford)

/s/ Kenneth M. Mazik*            Director                                   July 29, 1997
 -------------------------
   (Kenneth M. Mazik)

/s/ Robert A. Mitchell*          Director                                   July 29, 1997
 -------------------------
   (Robert A. Mitchell)

/s/ Charles W. Newhall, III*     Director                                   July 29, 1997
 -------------------------
  (Charles W. Newhall, III)

/s/ Timothy F. Nicholson*        Director                                   July 29, 1997
 -------------------------
  (Timothy F. Nicholson)

/s/ John L. Silverman*           Director                                   July 29, 1997
 -------------------------
    (John L. Silverman)

        SIGNATURE                            TITLE                       DATE
----------------------------   ------------------------------------   -------------

/s/ George H. Strong*          Director                               July 29, 1997
-------------------------
    (George H. Strong)

/s/ W. Bradley Bennett         Executive Vice President - Chief       July 29, 1997
-------------------------        Accounting Officer (Principal
    (W. Bradley Bennett)         Accounting Officer)

/s/ Eleanor C. Harding*        Executive Vice President - Finance     July 29, 1997
-------------------------        (Principal Financial Officer)
    (Eleanor C. Harding)






*By: /s/ W. Bradley Bennett
     -------------------------
     (W. Bradley Bennett)
     (as attorney-in-fact for
      each of the persons indicated)

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                             DESCRIPTION                                              PAGE
---------   ---------------------------------------------------------------------------------------------   -----
 1.01       Purchase Agreement, dated May 23, 1996, among Integrated Health Services, Inc.,
            Smith Barney Inc., Donaldson, Lufkin and Jenrette Securities Corporation and
            Citicorp Securities, Inc. (1)
 2.01       Asset Purchase Agreement, dated as of June 20, 1996, among Integrated Health
            Services, Inc., Symphony Pharmacy Services, Inc., various subsidiaries of Symphony
            Pharmacy Services, Inc. and Capstone Pharmacy Services, Inc., as amended.(2)
 3.01       Third Restated Certificate of Incorporation, as amended.(3)
 3.02       Amendment to Third Restated Certificate of Incorporation, dated May 26, 1995.(4)
 3.03       Bylaws, as amended.(5)
 4.01       Indenture, dated as of May 15, 1996, between Integrated Health Services, Inc. and
            Signet Trust Company, as Trustee.(1)
 4.02       Form of 10 1/4% Senior  Subordinated Notes due 2006 and 10 1/4% Senior
            Subordinated  Notes due 2006,  Series A  (included  as  exhibits  to
            4.01).(1)
 5.01       Opinion of Fulbright & Jaworski L.L.P.(6)
10.01       Registration Rights Agreement, dated as of May 23, 1996, among Integrated Health
            Services, Inc., Smith Barney Inc., Donaldson, Lufkin and Jenrette Securities Corpo-
            ration and Citicorp Securities, Inc.(1)
12.01       Statement re Computation of Ratios of Earnings to Fixed Charges.
23.01       Consents of KPMG Peat Marwick LLP.
23.02       Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.01).(6)
24.01       Powers of Attorney of certain officers and directors of Integrated Health Services, Inc.
            (included on the signature page).(6)
25.01       Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Signet Trust
            Company.(6)
99.01       Form of Letter of Transmittal and Consent.
99.02       Form of Notice of Guaranteed Delivery.
99.03       Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Partici-
            pant from Beneficial Owner.
99.04       Certified Resolution.



----------


(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.


(2) Incorporated by reference to the Company's Current Report on Form 8-K dated July 30, 1996.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(4) Incorporated by reference to Company's Registration Statement on Form S-4, No. 33-94130, effective September 20, 1995.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(6)  Previously filed.